Exhibit 10.34
EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
AGL NETWORKS, LLC,
AGL INVESTMENTS, INC.
and
ZAYO GROUP, LLC

As of March 23, 2010

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SCHEDULES AND EXHIBITS
Company Disclosure Schedule
Schedule 1.4 — Form of Working Capital Statement
Exhibit 5.15 — Transition Services Agreement
Exhibit 5.18 — Parent Guaranty
Exhibit 6.8(e) — Seller Release

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     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of March 23, 2010, by and among AGL NETWORKS, LLC, a Delaware limited liability company (the “Company”); AGL INVESTMENTS, INC., a Georgia corporation (the “Seller”); and ZAYO GROUP, LLC, a Delaware limited liability company (the “Buyer”).
WITNESSETH
     WHEREAS, the Seller is the owner of all of the outstanding membership interests (the “Interests”) of the Company;
     WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Interests of the Company, all on the terms and subject to the conditions set forth in this Agreement (the “Interests Purchase”);
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Company, the Seller and the Buyer hereby agree as follows:
ARTICLE I
SALE OF INTERESTS
     1.1. Purchase and Sale of Interests. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, (a) the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, all of the Interests; and (b) as consideration for the Interests, the Buyer shall pay to the Seller, an amount equal to SEVENTY ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($71,500,000.00) (the “Purchase Price”).
     1.2. Closing Date. Subject to the terms and conditions hereof, the consummation of the transactions provided for in Section 1.1 (the “Closing”) shall take place on the Closing Date, which date shall be no later than the second business day following the satisfaction or waiver of the conditions set forth in Articles VI and VII (other than those that by their terms are to be satisfied or waived at the Closing, but subject to satisfaction or waiver of those conditions), at 10:00 a.m., Atlanta, Georgia time, at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street NE, Suite 2800, Atlanta, Georgia 30309.
     1.3. Deliveries at the Closing. At the Closing, subject to the terms and conditions hereof, each party hereto shall deliver to the appropriate parties hereto each of the documents, certificates, instruments or evidences of satisfaction of conditions required to be delivered by such party as a condition to Closing pursuant to Articles VI and VII of this Agreement (including officers’ certificates and receipts), each to be in the form attached hereto or as otherwise agreed by the Parties. In addition, at the Closing, the Buyer shall pay to the Seller in accordance herewith, the Purchase Price for all of the Interests. All payments shall be made on the Closing Date by wire transfer of immediately available funds to the account(s) to be designated by the Seller in writing and provided to the Buyer at least one (1) day prior to the Closing Date. All transactions shall occur simultaneously at the Closing. If the Closing does not occur, all payments (if any) shall be repaid, all certificates shall be returned to the person possessing such certificates on the Closing Date, and the transactions shall be deemed not to have occurred.
     1.4. Purchase Price Adjustments. The Purchase Price shall be subject to adjustment, and payments in respect thereof shall be made in accordance with this Section 1.4.
          (a) At least five (5) business days prior to the Closing, the Company and the Seller shall cause to be prepared and delivered to the Buyer a statement in the form attached hereto as Schedule 1.4 (Working Capital) (the “Preliminary Working Capital Statement”), setting forth the Working Capital as of the most recent month end prior to Closing, as estimated by the Company in good faith (the “Estimated Working Capital”) based upon the books and records of the Company determined in accordance with GAAP and applying the terms of this Agreement. The Buyer shall have two (2) business days following receipt thereof to review the Preliminary Working Capital Statement and notify the Seller in writing on or prior to the expiration of such 2-day period of its reasonable dispute with the Preliminary Working Capital Statement. If the Buyer does not notify the Seller in writing on or prior to the expiration of the applicable 2-day period of its disagreement with the Preliminary Working Capital Statement, the Preliminary Working Capital Statement shall be final and binding on all parties for purposes of this Section 1.4(a). If the Buyer disputes the Preliminary Working Capital Statement by providing timely written notice of such dispute, then the Company, the Seller and the Buyer shall use Commercially Reasonable Efforts to resolve and finally determine the amount of the Estimated Working Capital. If the Company, the Seller and the Buyer are unable to resolve their disagreement prior to the Closing, there shall be no adjustment at Closing as contemplated by Section 1.4(b) and for all purposes of Section 1.4(c) the phrase “Target Working Capital” shall be substituted for the phrase “Estimated Working Capital,” and the calculations contemplated by Section 1.4(c)shall be made accordingly.
          (b) At the Closing, in accordance with the Preliminary Working Capital Statement, the Purchase Price shall be: (i) decreased on a dollar-for-dollar basis by the amount by which the Estimated Working Capital is less than the Working Capital Target, if the Estimated Working Capital is less than the Working Capital Target, or (ii) increased on a dollar-for-dollar basis by the amount by which the Company’s accounts receivable (General Ledger Account # 134285) exceeds One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the “Accounts Receivable Target”), if both (x) the Estimated Working Capital is greater than the Working Capital Target and (y) the Company’s accounts receivable is in excess of the Accounts Receivable Target; provided that in no event shall any such increase in the Purchase Price be greater than the amount by which the Estimated Working Capital exceeds the Working Capital Target. Any amounts due pursuant to those Contracts set forth in Section 5.4(b)(xiii) of the Company Disclosure Schedule shall be excluded for purposes of calculating Working Capital and the Company’s accounts receivable (General Ledger Account # 134285). No adjustment will be made at the Closing if the Estimated Working Capital and the Working Capital Target are equal.
          (c) As promptly as practicable, but in any event within thirty (30) days following the Closing, the Buyer shall cause to be prepared and delivered to the Company and the Seller a final statement in the form attached hereto as Schedule 1.4 (Working Capital) (the “Final Working Capital Statement”) setting forth the Buyer’s determination of Working

Capital, determined in accordance with GAAP as of the Closing (the “Final Working Capital”). The Company will assist the Buyer with the calculation of the Final Working Capital. The Seller shall have thirty (30) days after receipt of the Final Working Capital Statement to review such Final Working Capital Statement (the “Review Period”) and notify the Buyer in writing of a dispute with the Final Working Capital Statement. If the Seller does not notify the Buyer in writing on or prior to the expiration of the Review Period of its disagreement with the Final Working Capital Statement, the Final Working Capital Statement shall be final and binding on all parties. For purposes of the Seller’s review of the Buyer’s calculations, the Buyer shall, and the Buyer shall cause the Company to, cooperate with the Seller with respect to requests for information related to the calculation of the Final Working Capital, including reasonable access to employees, financial and other records of the Buyer, and all other information reasonably related to or affecting such calculation. If (i) the Seller accepts the Final Working Capital Statement by delivery of written notice of such acceptance to the Buyer or (ii) the Seller fails to timely deliver any objection thereto (in which case it shall be deemed to have accepted the Final Working Capital Statement as prepared by the Buyer), then, to reflect a final adjustment to the Purchase Price, (i) the Buyer shall be paid an amount equal to that amount, on a dollar-for-dollar basis, by which the Final Working Capital is less than the Working Capital Target, if the Final Working Capital is less than the Working Capital Target, or (ii) the Seller shall be paid an amount equal to that amount, on a dollar-for-dollar basis, by which the Company’s accounts receivable (General Ledger Account # 134285) is greater than the Accounts Receivable Target, if both (x) the Final Working Capital is greater than the Working Capital Target and (y) the Company’s accounts receivable is in excess of the Accounts Receivable Target; provided that in no event shall any such payment to the Seller be greater than the amount by which the Final Working Capital exceeds the Working Capital Target; provided, further, that any amounts paid pursuant to Section 1.4(b) shall be reimbursed, as the circumstances require, and shall be netted against or credited to, as the case may be, all amounts to be paid pursuant to this Section 1.4(c). No amount shall be payable by one party to the other if the Estimated Working Capital and the Final Working Capital are equal. In each case, interest on any such amounts shall be calculated using the prime rate of interest (as published in the “Money Rates” table of the Eastern U.S. Edition of THE WALL STREET JOURNAL on the Closing Date) and calculated beginning on the Closing Date and ending on the date of any such payment.
          (d) If the Seller disputes the Final Working Capital Statement by providing timely written notice of such dispute (a “Notice of Disagreement”) prior to the expiration of the Review Period, then the Company, the Seller and the Buyer shall use Commercially Reasonable Efforts to resolve and finally determine the amount of the Final Working Capital. The Notice of Disagreement delivered by the Seller shall set forth in reasonable detail the basis for the dispute described in the Notice of Disagreement. The Parties will be deemed to have agreed to all matters related to the calculation of the Final Working Capital and all matters set forth in the Final Working Capital Statement not specifically objected to in the Notice of Disagreement. If the Company, the Seller and the Buyer are unable to resolve the disagreement within thirty (30) days following the later of the delivery of the Notice of Disagreement or the expiration of the Review Period, then the Company, the Seller and the Buyer shall retain Ernst & Young LLP (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto. The Independent Accountant will be retained under a retention letter executed by the Company, the Seller and the Buyer that specifies that the determination of the Independent Accountant shall be made, and written notice thereof given to the Company, the Seller and the

Buyer, within thirty (30) days following the date of the retention letter, and that the determination by the Independent Accountant shall be final, binding and conclusive upon the Company, the Seller and the Buyer. The scope of the Independent Accountant’s engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Notice of Disagreement, and the recalculation, if any, of the Final Working Capital Statement in light of such resolution. If an Independent Accountant is engaged pursuant to this Section 1.4(d), the fees and expenses of the Independent Accountant shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. Within ten (10) days after delivery of a notice of determination by the Independent Accountant as described above, any payment required by Section 1.4(c) hereof shall be made, based on such determination.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY
     The Seller represents and warrants to the Buyer as follows:
     2.1. Organization of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority to own its properties and assets and to carry on its business as it is now being conducted, and is in good standing (with respect to jurisdictions that recognize such concept) and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to have such power or authority, to be in good standing or to be duly qualified to transact business, would not reasonably be expected to have a Material Adverse Effect. The Company has not conducted business under or otherwise used any name other than as set forth in Section 2.1 of the Company Disclosure Schedule (the “Company Disclosure Schedule”).
     2.2. Capitalization of the Company.
          (a) The authorized capitalization of the Company consists of all of the Interests, and no other membership interests or securities of the Company are issued or outstanding. All of the issued and outstanding Interests have been duly authorized and validly issued and are fully paid and nonassessable. The Interests are not certificated. The Interests are, and upon delivery to the Buyer pursuant to Article I hereof the Interests will be, duly authorized and validly issued and fully paid and nonassessable and, assuming the performance by the Buyer of its obligations hereunder in all respects (without regard to materiality qualifiers for such obligations), free and clear of all Encumbrances.
          (b) Except for the Operating Agreement, this Agreement and the transactions contemplated hereby, and as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no agreements, arrangements, calls, puts, rights, warrants, options or employee benefit plans or other commitments or understandings of any character to which the Company, to the knowledge of the Seller, or the Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Interests or other securities of the Company.
          (c) The Company has provided to the Buyer a true and complete copy of the Operating Agreement, the organizational documents and limited liability company member and management committee records of the Company.
     2.3. Authority of the Company; Non-contravention.
          (a) The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company will be a party, and to consummate the transactions contemplated hereby and thereby, subject to the conditions set forth herein. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company will be a party have been or will be at Closing duly authorized by all requisite limited liability company action on behalf of the Company and do not require any further authorization or consent of the Company or its member. Each of this Agreement and the other Transaction Documents to which the Company will be a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by the Buyer and the Seller, as applicable, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles.
          (b) Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents to which the Company will be a party, the consummation by the Company of any of the transactions contemplated hereby or thereby, nor performance by the Company in accordance with or fulfillment by the Company of the terms, conditions and provisions hereof or thereof will:
          (i) violate any provision of the Company’s Certificate of Formation or Operating Agreement;
          (ii) violate or conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under any mortgage, indenture, deed of trust, lease, Contract, agreement, undertaking, license or other instrument or, any order, award, writ, decree, judgment or ruling to which the Company is subject or, to which any of the property of the Company is bound or, to the knowledge of the Seller, result in the creation of any Encumbrance upon any of the assets of the Company or the loss of any license or other contractual right with respect thereto under any of the foregoing;
          (iii) contravene any material law, rule or regulation applicable to the Company or any of its assets, or constitute an event permitting modification, amendment or termination of a material Governmental Permit, order, arbitration award, judgment or decree to which the Company is a party or by which it or any of its properties is bound; or
          (iv) require the approval, consent, authorization or act of, or the making by the Company or any other person of any declaration, filing or registration with, any person or any Governmental Authority (other than (x) the notification and waiting period requirements of the HSR Act or (y) where the failure to obtain such approval, consent, authorization or action, or to make such declaration, filing or registration, would not prevent or materially delay the consummation by the Seller or the Company of the transactions contemplated hereby).
     2.4. Financial Statements.
          (a) Section 2.4(a) of the Company Disclosure Schedule contains true and correct copies of the following financial statements of the Company (collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Company as of December 31, 2007 and December 31, 2008 and the related statements of income of the Company for each of the years then ended; and (ii) the unaudited balance sheet of the Company as of December 31, 2009 (the “Most Recent Balance Sheet”, and the date of the Most Recent Balance Sheet, the “Most Recent Balance Sheet Date”) and the related statement of income for the year then ended (the financial statements referred to in the foregoing clause (ii) are referred to herein collectively as, the “Most Recent Financial Statements”). The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company, which books and records have been maintained on a basis consistent with the past practice of the Company. The Financial Statements (i) present fairly in all material respects the financial condition and results of operation of the Company as of the dates thereof or for the periods covered thereby and (ii) have been prepared in all material respects in accordance with GAAP, consistently applied during the periods involved.
          (b) Since the Most Recent Balance Sheet Date, the Company has paid its accounts payable in a consistent and timely manner and has not altered any of its practices, policies or procedures in paying its accounts payable. No instance has occurred since the Most Recent Balance Sheet Date requiring the Company to take any action with regard to any account payable outside of the ordinary course of business. Section 2.4(b) of the Company Disclosure Schedule sets forth a correct and complete aging of all accounts payable of the Company as of the Most Recent Balance Sheet Date.
          (c) All accounts receivable of the Company reflected in the Most Recent Balance Sheet and all accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date (except such accounts receivable as have been collected since such date) arose in the ordinary course of business, consistent with the Company’s past practices and contractual requirements. To the knowledge of the Seller, after due inquiry of appropriate persons within the Company and its Affiliates, and except as set forth in Section 2.4(c) of the Company Disclosure Schedule, such accounts receivable are valid and enforceable claims and are subject to no valid defense, offset or counterclaim. To the knowledge of the Seller, after due inquiry, such accounts receivable are collectible, except to the extent not material in amount and to the extent of the allowance for doubtful accounts specifically set forth on the Most Recent Balance Sheet and for the accounts set forth in Section 2.4(c) of the Company Disclosure Schedule that have arisen since the Most Recent Balance Sheet, which allowance and reserves are consistent in amount with the Company’s past accounts receivable write-off policies in the ordinary course of business. Section 2.4(c) of the Company Disclosure Schedule sets forth all accounts receivable of the Company that are greater than or equal to ninety (90) days past due as of the Most Recent Balance Sheet Date.
     2.5. Absence of Certain Changes or Events. Since December 31, 2009, except as set forth in Section 2.5 of the Company Disclosure Schedule, the Company has operated its businesses only in the ordinary course, and there has not been any transaction or occurrence which has resulted in or will reasonably be expected to result in a Material Adverse Effect. Since December 31, 2009, except as set forth in Section 2.5 of the Company Disclosure Schedule, and except as otherwise required or, with respect to the period after the date hereof to the Closing, permitted by this Agreement:
          (a) no Person (including the Company) has accelerated, terminated or cancelled (other than with respect to an agreement with a month-to-month term or as a result of the expiration of the term of any agreement), or defaulted (other than as a result of a past due account receivable in the ordinary course of business) on any of its material obligations under any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $250,000 annually to which the Company is a party or by which it is bound;
          (b) the Company has not delayed, postponed or defaulted in the payment of material accounts payable or other material liabilities, or paid, discharged or satisfied any material liability, debt or obligation;
          (c) the Company has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $500,000 in any 12 month period outside of the ordinary course of business;
          (d) the Company has not granted any material increase in the compensation of any officers or employees outside the ordinary course of business, or made any other material change in employment terms for any such officers or employees outside the ordinary course of business;
          (e) the Company has made all material expenditures in connection with the normal maintenance, repair and replacement of the assets and properties used in the operations of the Company’s business in accordance with the Company’s past custom and practice;
          (f) the Company has not materially changed any of the Company’s methods of accounting or bookkeeping or any other accounting practices;
          (g) the Company has not entered into any material agreement, contract, lease, or license or made any material capital expenditure outside the ordinary course of business;

          (h) the Company has not created, incurred, assumed, or guaranteed Indebtedness or made any loans or advances of money to any Person;
          (i) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in-kind) or redeemed, purchased, or otherwise acquired any of its equity securities;
          (j) the Company has not entered into any Contract pursuant to which a customer pre-pays for network services or capacity or any indefeasible rights of use or capacity or infrastructure or any IRUs or lease-to-purchase Contracts (any such Contract, a “LTOP”);
          (k) the Company has not discontinued offering any material services or selling any material product;
          (l) the Company has not diminished or reduced the deferred franchise fees, security deposits or other prepayments set forth under the “long-term assets and other deferred debits” on the Most Recent Balance Sheet except, in the case of the deferred franchise fees or other prepayments only, in the ordinary course of business or as is consistent with past Company practice; and
          (m) the Company has not committed to do any of the foregoing.
     2.6. No Undisclosed Liabilities. Except as set forth in any of Sections 2.3(b), 2.6, 2.7, 2.14(a), 2.15(c) and 2.23 of the Company Disclosure Schedule, the Company does not have any outstanding claims, liabilities or Indebtedness of any nature, whether absolute, contingent, accrued or not accrued, regardless of whether or not required to be disclosed in the Financial Statements (“Liabilities”), except (i) Liabilities disclosed or reflected in the Financial Statements; (ii) immaterial Liabilities incurred in the ordinary course of business after the Most Recent Balance Sheet Date; (iii) Liabilities for Indebtedness that will be satisfied by Seller on or prior to the Closing Date; (iv) Liabilities authorized or, with respect to the period after the date hereof to the Closing, permitted pursuant to any of Sections 5.4, 5.8, 5.10 and 5.12; and (v) obligations under the Contracts set forth in Sections 2.9(a), 2.10(a), 2.19(a) and 2.19(b) of the Company Disclosure Schedule other than Liabilities arising out of a breach or default of any such Contract not disclosed on Section 2.9(b) of the Company Disclosure Schedule.
     2.7. Litigation; Orders. As of the date hereof, except as set forth in Section 2.7 of the Company Disclosure Schedule, there are no lawsuits, actions, administrative or other proceedings or governmental investigations pending or, to the knowledge of the Seller, threatened against the Company. As of the date hereof, except as set forth in Section 2.7 of the Company Disclosure Schedule, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards rendered by a Governmental Authority against the Company or any of its properties or businesses.
     2.8. Compliance with Laws; Permits.
          (a) The Company is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees. The Company holds, owns or possesses all material governmental, regulatory and other filings, licenses, permits, approvals, registrations, consents, franchises and concessions (collectively, “Governmental Permits”), as are necessary for the ownership of the property and conduct of the business of the Company as currently conducted. The Company is in compliance in all material respects with its obligations under such Governmental Permits. To the knowledge of the Seller, during the last two (2) years, none of such Governmental Permits has been challenged or revoked and no statement of intention to challenge, revoke or fail to renew any such Governmental Permit has been received by the Company.
          (b) The Company is the authorized legal holder or otherwise has rights to all Governmental Permits required by the Federal Communications Commission (the “FCC”), any State PUC or any other Governmental Authority that regulates telecommunications or network elements in each jurisdiction in which the Company is operating (collectively, “Communications Licenses”), and the Communications Licenses constitute all of the licenses from the FCC, the State PUCs or any other Governmental Authority that regulates telecommunications or network elements in each such jurisdiction that are necessary or required for or used in the operation of the business as presently conducted by the Company, other than such licenses from any municipal franchising authority or similar Governmental Authority, the absence of which would not result in any fines, penalties, or other losses in excess of $5,000 individually or $50,000 in the aggregate and which are obtained in the ordinary course of business. All the Communications Licenses were duly obtained and are valid and in full force and effect, and not subject to any material condition, except those conditions that may be contained within the terms of such Communications Licenses or related laws. No action by or before the FCC, any State PUC or any other Governmental Authority that regulates telecommunications or network elements in each applicable jurisdiction is pending or, to the knowledge of the Seller, threatened, in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any Communications Licenses, or (ii) material fines and/or forfeitures.
          (c) The Company does not currently provide and has not provided in the last three (3) years any ethernet, optical carrier circuits, or wavelength services, or any other type of “lit” services.
     2.9. Contracts.
          (a) Except as set forth in Sections 2.9(a), 2.19(a) or 2.19(b) of the Company Disclosure Schedule, the Company is not a party to:
          (i) any contract, agreement, license or legally binding promise or undertaking (a “Contract”) that involves the purchase or sale of goods or services with a value, or involving recurring payments by or to the Company, of more than $2.5 million per year;
          (ii) any employment or consulting Contract having a remaining term of at least one (1) year and requiring payments of base salary in excess of $200,000 per year or aggregate payments of base salary in excess of $500,000, or any Contract relating to a change of control of the Company;

          (iii) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to Indebtedness, or any guarantee by the Company of third-party obligations, of $1 million or more effected by the Company, or pursuant to which any Encumbrances (other than Permitted Encumbrances) are created or imposed on any of the respective property or assets of the Company;
          (iv) collective bargaining Contracts with any labor unions or associations representing employees of the Company;
          (v) leases of personal property with an annual base rental obligation of more than $1 million or a total remaining rental obligation of more than $2 million;
          (vi) joint venture or partnership Contracts;
          (vii) any Contract with respect to network infrastructure or indefeasible rights of use of capacity or infrastructure (any such Contract, an “IRU”) or LTOP, each with a remaining term of more than twenty (20) years;
          (viii) lease Contracts resulting in receivables owed to the Company in excess of $1 million;
          (ix) non-competition Contracts or any other Contracts or obligations which purport to limit in any material respect (A) the manner in which, or the localities in which, the Company’s business may be conducted or (B) the ability of the Company to provide any type of service;
          (x) Contracts containing any exclusivity clause, most-favored nations clause, benchmarking clause or marked-to-market pricing provision;
          (xi) licenses, sublicenses or other Contracts of patents, trademarks or other material Intellectual Property rights of the Company; and
          (xii) licenses, sublicenses, or other Contracts pursuant to which the Company uses any material item of Intellectual Property owned by a third party, not including Contracts pertaining to any Intellectual Property deemed to be “off the shelf” or in the “public domain.”
          (b) Except as set forth in Section 2.9(b) of the Company Disclosure Schedule, none of the Company or, to the knowledge of the Seller, any other party is in breach of or default under, and no event has occurred which with notice or lapse of time, or both, would become a breach of or default under, any Contract, agreement or instrument identified in Section 2.9(a) and Section 2.9(c), except for immaterial breaches or defaults that will not and could not reasonably be expected to result in the termination, modification, amendment, or creation of any Liability under any such Contract, agreement or instrument.

          (c) Section 2.9(c) of the Company Disclosure Schedule sets forth the top 50 (based on annual revenue) customers of the Company and the associated Contracts which are not terminable on twelve (12) months’ (or less) notice.
     2.10. Real Property.
          (a) The only real properties leased or subleased by the Company (as lessee or sublessee) as of the date hereof are identified in Section 2.10(a) the Company Disclosure Schedule, and are hereinafter collectively referred to as the “Leased Properties.” The Company holds good and valid leasehold title to each of the Leased Properties, in each case in accordance with the provisions of the applicable lease or sublease for such Leased Property (each, a “Lease”) and free of all Encumbrances, except for Permitted Encumbrances and except for Encumbrances that would not reasonably be expected to have a Material Adverse Effect. Other than such exceptions as would not reasonably be expected to have a Material Adverse Effect, and except as set forth in Section 2.10(a) of the Company Disclosure Schedule, to the knowledge of the Seller, (i) all of the Leases are in full force and effect and grant in all material respects the leasehold estates or rights of occupancy or use they purport to grant; (ii) the occupancy by the Company under each Lease is in compliance in all material respects with all applicable laws, rules, regulations and ordinances relating to occupancy; (iii) there are no pending or threatened condemnation proceedings with respect to any of the Leased Properties; and (iv) the Company has not, within the last two (2) years, received any written notice from any insurance company that has issued a policy with respect to any of the Leased Properties requesting performance of any structural or other repairs or alterations thereto. Except as identified in Section 2.10(a) of the Company Disclosure Schedule or for such occurrences or defaults that would not reasonably be expected to have a Material Adverse Effect, there are no existing defaults (on the part of the Company or, to the knowledge of the Seller, any other party thereto) under any Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a default (on the part of the Company or, to the knowledge of the Seller, any other party thereto) under any Lease.
          (b) The Company does not own any real property that is used in the conduct of its business.
     2.11. Environmental Matters. Except as set forth in Section 2.11 of the Company Disclosure Schedule and for matters that would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Seller, (a) the Company has not generated, released, used, treated or stored, or transported any Hazardous Materials, in connection with its business, except to the extent such action is not in violation of any Environmental Laws, (b) the Company has not violated any Environmental Laws or the requirements of any permits issued under such Environmental Laws with respect to any Leased Properties, (c) there are no past, pending or threatened Environmental Claims against the Company or any Leased Property, and (d) except as permitted by, or as would not result in any liability under, any Environmental Laws, there are not now and there have not been underground storage tanks located on any Leased Property.
     For purposes of this Agreement, the following terms shall have the following meanings: (A) “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas and (ii) any chemicals, materials or substances defined as “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; (B) “Environmental Law” means any foreign, federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and, in each case, as amended as of the date hereof and the Closing, and any judicial or administrative interpretation thereof as of the date hereof and the Closing, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.; and (C) “Environmental Claims” means any and all Claims relating in any way to any Environmental Law or any permit issued under any such Environmental Law.
     2.12. Intellectual Property.
          (a) Section 2.12(a) of the Company Disclosure Schedule contains a complete and correct list of all United States and foreign patents, patent applications, statutory invention registrations, designs, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, and other marks and names including registrations and applications for the registration thereof; copyrights (including computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation and licenses related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, reexamination applications, registrations, continuations, continuations-in-part, divisions, renewals, extensions and reissues of the foregoing which are material to the business of the Company (the “Intellectual Property”), including, if applicable, the date of issuance or registration, serial, patent or registration number, the date of application, the expiration date and the country of registration of such items of Intellectual Property and any material licenses thereunder.
          (b) Except as set forth in Section 2.12(b) of the Company Disclosure Schedule and for matters that would not reasonably be expected to have a Material Adverse Effect, the right, title or interest of the Company in each item of Intellectual Property is free and clear of Encumbrances except for Permitted Encumbrances.
          (c) Except as set forth in Section 2.12(c) of the Company Disclosure Schedule and for matters that would not reasonably be expected to have a Material Adverse Effect, the Company has not received any written notice or assertion that is currently pending to the effect that the Company has infringed, may have infringed or may be infringing any patent, trademark, service mark, trade name, copyrights, brand name, logo, symbol or other intellectual property right of any third party, nor is there any action, pending or, to the knowledge of the Seller, threatened, against the Company claiming that the Company has infringed any trade secret or misappropriated any other intellectual property.
          (d) Except as set forth in Section 2.12(d) of the Company Disclosure Schedule and for matters that would not reasonably be expected to have a Material Adverse Effect, the Company has not sent or otherwise communicated to another person any notice, charge, claim or other assertion of, nor does the Seller have any knowledge of, any present, impending or threatened infringement of any Intellectual Property.
          (e) Except as set forth in Section 2.12(e) of the Company Disclosure Schedule and for matters that would not reasonably be expected to have a Material Adverse Effect, the Company has the right to use the Intellectual Property as currently used by the Company.
          (f) The Company has not purchased any material telecommunications equipment without procuring the applicable software license for the embedded software in such equipment.
     2.13. Labor Relations. There are no pending or, to the knowledge of the Seller, threatened material labor grievances or unfair labor practice claims or charges against the Company. As of the date hereof, (i) to the knowledge of the Seller, there are no organizing efforts by any union or other group seeking to represent any employees of the Company; and (ii) there are no strikes or other material labor disputes against the Company pending or, to the knowledge of the Seller, threatened. The Company has properly classified all service providers as employees or independent contractors, as applicable.
     2.14. Taxes.
          (a) Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, (i) at all times since December 18, 2002, the Company has been properly treated as a domestic corporation for United States Federal income tax purposes, (ii) AGL Resources, Seller or the Company has duly filed with the appropriate Governmental Authorities all federal, state and local Returns and all other material Returns required to be filed by, or with respect to, the Company; (iii) to the knowledge of the Seller, such Returns are true, correct and complete; (iv) the Company has paid in full, or has made adequate provision in the Most Recent Financial Statements for, all Taxes of the Company shown to be due on such Returns; and (v) the Company has not received any written notice of deficiency or assessment from any Taxing Authority with respect to liabilities for Taxes of the Company which has not been fully paid or finally settled.
          (b) Except as set forth on Section 2.14(b) of the Company Disclosure Schedule, Company is not currently the beneficiary of any extension of time within which to file any Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s assets. Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and Forms 1099 required with respect thereto have been properly completed and timely filed.

          (c) There is no material dispute or claim concerning any Tax liability of the Company that has been raised by any Taxing Authority and as to which the Seller has knowledge based on contact with such Tax Authority (in writing or otherwise).
          (d) Section 2.14(d) of the Company Disclosure Schedule lists all federal, state, local, and any non-U.S. income tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2006, indicates those Returns that have been audited, and indicates those Returns that currently are the subject of an audit. Seller or the Company has delivered to Buyer correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against, or agreed to by Company since December 31, 2006. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) Except as set forth in Section 2.14(e) of the Company Disclosure Schedule, (i) at all times since the original formation of the Company, AGL Resources, along with members of AGL Resources’ affiliated group, have owned all the outstanding interests of the Company, (ii) the Company is not a party to or bound by any Tax allocation or Tax sharing agreement, (iii) the Company has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was AGL Resources), and (iv) the Company has no liability for the Taxes of any Person (other than members of AGL Resources’ affiliated group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise.
          (f) The unpaid Taxes of the Company (i) did not, as of December 31, 2009, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Seller and the Company in filing their Returns.
          (g) In the event that no Section 338(h)(10) Election, as defined in Section 5.14(l) hereof, is made by Buyer and Seller with respect to the Interests Purchase, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) pre-paid amount received on or prior to the Closing Date.
          (h) Since December 31, 2005, the Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

          (i) The Company has not been a party to any “listed” or “reportable” transaction as such terms are defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).
          (j) For purposes of this Agreement, “Tax” or “Taxes ” means any federal, state, local, or non-U.S. income, gross receipts, payroll, employment, excise, occupation, premium, windfall profits, environmental, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          (k) For purposes of this Agreement, “Return” shall mean any return, report, information return, form, written declaration, written statement or other document (including any related or supporting information) with respect to Taxes.
     2.15. ERISA.
          (a) Section 2.15(a) of the Company Disclosure Schedule lists all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, stay-bonus, severance, tuition assistance, vacation, fringe benefit or other similar benefit plans, programs or arrangements, and all employment, termination, severance, consulting or other contracts or agreements to which the Company is a party, with respect to which the Company has or could have any obligation or which are maintained, contributed to or adopted by the Company for the benefit any current or former employee, officer or director of the Company (collectively, the “Plans”).
          (b) The Company and its ERISA Affiliates have filed all material reports required to be filed with the PBGC or the IRS under applicable provisions of ERISA and the Code.
          (c) Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, the Company and its ERISA Affiliates have not incurred any liability under Title IV of ERISA with respect to the Plans other than premiums due to the PBGC in the ordinary course or liabilities that would reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Seller, no fact or event exists that could reasonably be expected to give rise to any such liability. Except as set forth in Section 2.15(c) of the Company Disclosure Schedule and for matters that would not reasonably be expected to have a Material Adverse Effect, no “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Section 412 or 4971 of the Code or Section 302 of ERISA, or application for or receipt of a waiver from the IRS of any minimum funding requirement under the Code has occurred with respect to any Plan.
          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely applied for or is the subject of a favorable determination letter from the IRS covering all of the provisions for which an “on-cycle” determination letter with respect to the Plan is available.

          (e) Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, no withdrawal liability has been incurred by or asserted against the Company or any ERISA Affiliate with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA), and to the knowledge of the Seller, there are no facts or conditions existing that could reasonably be expected to give rise to such liability, in either case which could reasonably be expected to result in a Material Adverse Effect.
          (f) None of the Plans promises or provides retiree medical or life insurance benefits to any employee of the Company, except for continuation coverage required by Section 4980B of the Code or Part 6 of Title I of ERISA.
          (g) None of the Plans provides for payment of a material benefit, the material increase of a benefit amount, the material payment of a contingent benefit, or the acceleration of the payment or vesting of a material benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, with respect to any employee of the Company.
          (h) Each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law.
          (i) All material contributions, premiums or payments required to be made with respect to any Plan have been made on or before their respective due dates.
          (j) There are no material pending claims relating to the Plans, other than routine claims for benefits payable in the normal operation of the Plans.
     2.16. Finders. Except with respect to the services of SunTrust Robinson Humphrey, as financial advisor, neither the Company nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
     2.17. Transactions with Affiliates. As of the date hereof, except as set forth in Section 2.17 of the Company Disclosure Schedule, and except with respect to transactions involving SunTrust Robinson Humphrey in its capacity as financial advisor to the Company and the Seller, no member, Representative or officer is currently directly or indirectly a party to any transaction with the Company, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such member, Representative or officer.
     2.18. Subsidiaries. The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.
     2.19. Major Customers and Suppliers.
          (a) Section 2.9(c) of the Company Disclosure Schedule sets forth a list of the top twenty (20) customers of the Company, by dollar amount of revenue received during the calendar year 2009 (collectively, the “Major Customers”) and a list of any Contracts between the Company and any such Major Customer. Other than as set forth on Section 2.19(a) of the Company Disclosure Schedule, since October 1, 2009, no Major Customer has expressed in writing, and, to the Seller’s knowledge, after due inquiry of appropriate persons within the Company and its Affiliates, no Major Customer has expressed orally, to the Company its intention to cancel or otherwise terminate its relationship with the Company or materially reduce its contracted monthly recurring revenue to the Company. The Company has not violated or breached, or declared or committed any default under, any Contract with a Major Customer and, to the knowledge of the Seller, after due inquiry of appropriate persons within the Company and its Affiliates, no Person has violated or breached, or declared or committed any default under, any Contract with a Major Customer (including the violation, breach or default of any “most favored nation” or other similar provision in such Contracts).
          (b) Section 2.19(b) of the Company Disclosure Schedule sets forth a list of the top twenty (20) suppliers of the Company, by dollar amount of expenditures made during the calendar year 2009 (collectively, the “Major Suppliers”) and a list of any Contracts between the Company and any such Major Supplier. Since January 1, 2010, no Major Supplier has expressed in writing, and, to the Seller’s knowledge, after due inquiry of appropriate persons within the Company and its Affiliates, no Major Supplier has expressed orally, to the Company its intention to cancel or otherwise terminate its relationship with the Company or materially reduce its relationship with the Company. The Company has not violated or breached, or declared or committed any default under, any Contract with a Major Supplier and, to the knowledge of the Seller, after due inquiry of appropriate persons within the Company and its Affiliates, no Person has violated or breached, or declared or committed any default under, any Contract with a Major Supplier (including the violation, breach or default of any “most favored nation” or other similar provision in such Contracts).
     2.20. Network Facilities and Operations.
          (a) Section 2.20(a) of the Company Disclosure Schedule sets forth, for the Company’s current operations, a complete list of material network outages and material network and collocation service unavailability and customer service credits owed for the period of one year prior to the date hereof.
          (b) Section 2.20(b) of the Company Disclosure Schedule sets forth the following information relating to the Company’s network: (A) a description of fibers and fiber miles owned or leased, including (1) the identity of the underlying provider and (2) to the knowledge of the Seller, the percentage of the route that is aerial or buried, (B) a list of the net fibers available for internal use by route (calculated as the number of fibers owned or leased less the fibers sold or subject to IRUs with third parties less fibers lit by the Company), (C) the number of conduits available and in use, and (D) any pending sale of any of the foregoing. The information provided in Section 2.20(b) of the Company Disclosure Schedule is accurate and complete in all material respects.
          (c) Each of the network and collocation facilities described in Section 2.20(c) of the Company Disclosure Schedule, and the Company’s network and collocation facilities taken as a whole, is, in all material respects, working, functional, fit for the purpose intended, has been maintained, subject to ordinary wear and tear, in good working condition and is without any material defects for purposes of operating the business as operated by the Company.
     2.21. Assets of the Company. The Company owns, has a valid leasehold interest in, or holds under a valid license or other right to use, the material assets used in the Company’s business, including the Network Assets, free and clear of any Encumbrances, other than Permitted Encumbrances. Each of Sections 2.20(b) and 2.20(c) of the Company Disclosure Schedule identifies and lists the principal network-related assets of the Company used in its business (the “Network Assets”). The Network Assets are (i) adequate to conduct the principal network operations of the Company’s business in the manner currently conducted by the Company, and (ii) in the case of tangible personal property, in reasonably good condition and repair, ordinary wear and tear excepted. No Person other than the Company owns any assets or properties which are used or held for use by the Company in, and are material to the principal operation of, the Company’s dark fiber network.
     2.22. Insurance. Section 2.22 of the Company Disclosure Schedules lists all of the policies of insurance currently maintained by the Company, the Seller and their respective Affiliates that cover the operations, property and Assets of the Company (collectively, the “Insurance Policies”) and describes any written notice of any material increase of premiums with respect to, or cancellation or nonrenewal of, any of the Insurance Policies. There are no material claims by the Company, the Seller or their respective Affiliates under any of the Insurance Policies relating to the business, Network Assets, or properties of the Company as to which any insurance company is denying liability or defending under a reservation of rights or similar clause. The Company has complied in all material respects with each of the Insurance Policies and has not failed to give any material notice or present any material claim thereunder in a due and timely manner.
     2.23. Bank Accounts. Section 2.23 of the Company Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box relating to the Company and the identification of all Persons authorized to draw thereon or to have access thereto. The Company has no financial interest, signature authority, or other authority over any financial accounts, including bank securities, or other types of financial accounts, in a foreign country in which the aggregate value of all such financial accounts exceeded $10,000 at any time during any calendar year.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     Seller represents and warrants to the Buyer as follows:
     3.1. Authority; Ownership of Interests.
          (a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Seller will be a party, to perform its obligations hereby and thereby and to consummate the transactions contemplated hereby and thereby, subject to the conditions set forth herein. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which the Seller will be a party have been duly authorized by all requisite corporate action and do not require any further authorization or consent of the Seller or its stockholders. Each of this Agreement and the other Transaction Documents to which the Seller will be a party has been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by each of the Company and the Buyer, as applicable, constitutes the valid and binding obligation of the Seller enforceable in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles.
          (b) The Seller is the sole record and beneficial owner of all of the Interests. Except for this Agreement and the transactions contemplated hereby and except for the Operating Agreement and as set forth in Section 3.1(b) of the Company Disclosure Schedule, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which the Seller is a party or by which any of the Seller’s assets are bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Interests or other securities of the Company. As of the Closing Date, and upon the purchase by the Buyer of the Interests, all such agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of the Seller set forth in Section 3.1(b) of the Company Disclosure Schedule shall be terminated (to the extent related to Seller’s Interests) without any liability to the Buyer or to the Company. Upon consummation of the Interests Purchase pursuant to this Agreement at the Closing, as contemplated by this Agreement, all rights, title and interests of the Seller to the Interests to be sold by the Seller will be delivered to the Buyer, free and clear of any Encumbrances.
     3.2. Brokers, Finders, etc. Except for the services of SunTrust Robinson Humphrey, (whose fees and expenses will be paid for by the Seller), the Seller has not employed, and is not subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.
     3.3. Absence of Proceedings. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Seller, threatened against the Seller which might adversely affect or restrict his or its ability to consummate the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Company and the Seller as follows:

     4.1. Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has full limited liability company power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.
     4.2. Authority of the Buyer; Non-contravention.
          (a) The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Buyer will be a party, and to consummate the transactions contemplated hereby and thereby, subject to the conditions set forth herein. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which the Buyer will be a party have been or will be prior to Closing duly authorized by all requisite limited liability company action on behalf of the Buyer and do not require any further authorization or consent of the Buyer or its members. Each of this Agreement and the other Transaction Documents to which the Buyer will be a party has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by the Company and the Seller, as applicable, constitute the legal, valid and binding obligation of the Buyer enforceable in accordance with its terms subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles.
          (b) Neither the execution and delivery by the Buyer of this Agreement or the other Transaction Documents to which the Buyer will be a party, the consummation by the Buyer of any of the transactions contemplated hereby or thereby, nor performance by the Buyer in accordance with or fulfillment by the Buyer of the terms, conditions and provisions hereof or thereof will:
          (i) violate any provision of the Buyer’s certificate of formation or operating agreement;
          (ii) violate or conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under any material mortgage, indenture, deed of trust, lease, contract, agreement, undertaking, license or other material instrument, or any material judgment, order, award or decree, to which the Buyer is a party or any of its properties is subject or by which the Buyer is bound;
          (iii) contravene any material law, rule or regulation applicable to the Buyer or any of its assets, or constitute an event permitting modification, amendment or termination of a material Governmental Permit, order, arbitration award, judgment or decree to which the Buyer is a party or by which it or any of its properties is bound; or
          (iv) require the approval, consent, authorization or act of, or the making by the Buyer or any other person of any declaration, filing or registration with, any person or any Governmental Authority (other than (x) the notification and waiting period requirements of the HSR Act or (y) where the failure to obtain such approval, consent, authorization or action, or to make such declaration, filing or registration, would not prevent or materially delay the consummation by the Buyer of the transactions contemplated hereby).
     4.3. Brokers, Finders, etc. Neither the Buyer nor any party acting on its behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from any Seller or the Company in connection with such transactions.
     4.4. Absence of Proceedings. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer which might adversely affect or restrict the Buyer’s ability to consummate the transactions contemplated in this Agreement.
     4.5. Investment Intent. The Buyer is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission). The Buyer is acquiring the Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Interests. The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without, to the extent applicable, compliance with the Securities Act and without compliance with foreign securities laws, in each case.
     4.6. Financial Capability. The Buyer has, and will have at the Closing, unrestricted and immediately available funds sufficient to consummate the transactions contemplated hereby, including the transactions contemplated by Sections 1.1 and 8.1(v) hereof.
     4.7. No Outside Reliance. The Buyer has not relied and is not relying upon any statement or representation not made in this Agreement or a Schedule hereto or any certificate or document required to be provided by the Company or the Seller pursuant to this Agreement. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, the Buyer has relied solely upon the representations, warranties and covenants of the Company and the Seller set forth herein and has not relied upon any other information provided by, for or on behalf of the Company, or its agents or representatives, to the Buyer in connection with the transactions contemplated by this Agreement.
     4.8. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in Article II, the Company and the Buyer, taken as a whole, shall be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Company. For purposes of this Section 4.8, the term “Solvent” with respect to the Company and the Buyer, taken as a whole, means that, immediately after giving effect to the transactions contemplated by this Agreement, (a) the amount of the fair saleable value of the assets of the Company, the Buyer, and any subsidiaries, collectively taken as a whole, exceeds, as of such date, the sum of the value of all liabilities of the Company, the Buyer, and any subsidiaries, collectively taken as a whole and (b) the Company, the Buyer, and any subsidiaries, collectively taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.
     4.9. Due Diligence Investigation. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, the Buyer has relied solely upon the representations, warranties and covenants of the Company and the Seller set forth herein and in the other Transaction Documents and has not relied upon any other information provided by, for or on behalf of the Company, or its agents or representatives, to the Buyer in connection with the transactions contemplated by this Agreement. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE COMPANY AND THE SELLER MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE COMPANY, ITS BUSINESS AND ANY OF ITS ASSETS OR PROPERTIES, INCLUDING ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES.
ARTICLE V
ADDITIONAL COVENANTS
     The respective Parties hereto covenant and agree to take, or to cause the Company to take, as the case may be, the following actions between the date hereof and the Closing Date:
     5.1. Investigation of the Company by the Buyer; Confidential Information.
          (a) Upon reasonable advance notice, the Company shall afford to the officers, employees and authorized representatives of the Buyer reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company to the extent the Buyer shall reasonably deem necessary and shall furnish to the Buyer, or its authorized representatives, such additional information concerning the Company and its properties, assets, businesses and operations as shall be reasonably requested, including such information as shall be necessary to enable the Buyer or its representatives to verify the accuracy of the representations and warranties contained in Article II, to verify that the covenants of the Company in Section 5.4 have been complied with and to determine whether the conditions set forth in Article VI have been satisfied, and to conduct reasonable integration planning and associated activity; provided that such access, investigation and information shall not impair or limit in any way whatsoever Buyer’s rights and remedies pursuant to the terms of this Agreement. The Buyer covenants that such access, integration planning and investigation shall be conducted in such a manner as not to interfere unreasonably with the businesses or operations of the Company or the Seller.
          (b) Any information provided to the Buyer or its representatives pursuant to this Agreement shall be held by the Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement, dated December 2, 2009, by and between Seller’s parent entity AGL Resources, and the Buyer (the “Confidentiality Agreement”), which terms are hereby incorporated in this Agreement by reference as though fully set forth herein.
          (c) After the Closing Date, the Seller shall be entitled to retain a copy of such Company Confidential Information as the Seller reasonably determines is necessary for internal compliance purposes or is required to be retained by the Seller pursuant to applicable law. The Seller acknowledges and agrees that the protection of the Company Confidential Information is necessary to protect and preserve the value of the assets of the Company. Therefore, on and after the Closing Date and for a period of three (3) years thereafter, except with respect to any Contracts with customers (and any pricing or other customer information related thereto) for which the applicable period shall end upon the later of the three (3) year anniversary of the Closing Date, the termination or expiration of such Contract and the termination of any confidentiality covenant binding the Company in such Contract, the Seller shall not (and shall take such action necessary to cause the Seller’s Affiliates and their respective directors, managers, members, employees, agents, officers and independent contractors not to): (i) disclose, to any Person or use for the Seller’s own account, or for the benefit of any third party (other than the Buyer and its Affiliates), any Company Confidential Information, whether or not such information is embodied in writing or other physical form without the Buyer’s express prior written consent; or (ii) use or reproduce any Company Confidential Information in any manner. Nothing contained herein shall be deemed to prevent disclosure of any of the Company Confidential Information if, in the reasonable opinion of the Seller’s legal counsel (which may include in-house counsel), such disclosure is legally required to be made; provided, however, the Seller shall give the Buyer prompt written notice before so disclosing any such Company Confidential Information and, in making such disclosure, the Seller shall disclose only that portion of the Company Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality of the Company Confidential Information, including supporting the Buyer or the Company (at the Buyer’s expense) in any Proceeding by the Buyer or the Company seeking to protect such Company Confidential Information. The Seller acknowledges that the Buyer will have a proprietary interest in the Company Confidential Information at and after the Closing Date. The Seller hereby acknowledges and agrees that the Seller’s (or any of the Seller’s Affiliates and their respective directors, managers, members, employees, agents, officers and independent contractors) disclosure of the Company Confidential Information, other than as authorized by the prior written consent of the Buyer, may result in irreparable injury and damages to the Buyer and its Affiliates, and the Seller acknowledges and agrees that the Buyer is entitled to take such actions as may be permissible under applicable law as the Buyer deems appropriate in order to prevent the Seller (or any of the Seller’s Affiliates and their respective directors, managers, members, employees, agents, officers and independent contractors) from making disclosures of the Company Confidential Information.
     5.2. Commercially Reasonable Efforts; Obtaining Consents.
          (a) Prior to the Closing Date, subject to the terms and conditions herein provided, each of the Seller and the Company, on the one hand, and the Buyer, on the other hand, shall use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and shall cooperate with the other in connection with the foregoing, including using Commercially Reasonable Efforts (i) to obtain all waivers, consents and approvals from other parties to material loan agreements, leases and other Contracts and agreements necessary for the consummation of the transactions contemplated hereby, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state or local law or regulation and to effect all necessary registrations and filings and submissions of information requested or required by any Governmental Authority in connection with the transactions contemplated hereby, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings, including filings under the HSR Act, and submissions of information required or requested by Governmental Authorities (“Governmental Filings”), and (v) to fulfill all conditions to this Agreement; provided that, no action (or inaction) by (A) the Seller or the Company shall be deemed a waiver of any condition set forth in Article VII, and (B) the Buyer shall be deemed a waiver of any condition set forth in Article VI.
          (b) To the extent reasonably requested by the Buyer, the Company shall cooperate with the Buyer in connection with the filing of permits and licenses necessary for the Company to continue to conduct its business following the Closing Date as now conducted. The Company, the Seller and the Buyer further covenant and agree that each shall use Commercially Reasonable Efforts to prevent the issuance, enactment, promulgation or entry against such party or its affiliates of any threatened or pending preliminary or permanent injunction or other restraining order, decree or ruling or statute, rule, regulation or execution order or other similar order that would materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.
          (c) All filing fees required in connection with the application for or prosecution of any consent, approval, authorization, registration, filing or submission in accordance with Sections 5.2(a)(ii) or (iv) above (other than the initial filing fee under the HSR Act) shall be borne one half by the Buyer and one half by the Seller. All other fees, expenses and disbursements (including the costs of preparation of any such filings) incurred in connection with the matters referred to in this Section 5.2 and in Section 5.3 shall be borne by the Buyer if incurred by or on its behalf and by the Seller if incurred by or on behalf of the Company or the Seller; provided, however, that the initial filing fee required under the HSR Act shall be borne by the Buyer.
     5.3. Antitrust.
          (a) In furtherance and not in limitation of Section 5.2(a)(iv), each of the Seller and the Buyer shall, as soon as practicable but in no event less than twenty (20) days after the date of this Agreement, make any initial pre-merger filings required under the HSR Act. Subject to the provisions of this Section 5.3, each of the Seller and the Buyer shall use Commercially Reasonable Efforts to take such actions as may be required to cause the expiration or termination of the notice periods under the HSR Act with respect to the transaction contemplated by this Agreement.

          (b) The Company and the Seller, on the one hand, and the Buyer, on the other hand, shall, to the extent permitted by applicable law, (i) promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby, and (ii) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to the HSR Act. If any such Party receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such Party will endeavor in good faith and use Commercially Reasonable Efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. The Company and the Seller, on the one hand, and the Buyer, on the other hand will advise each other promptly in respect of any understandings, undertakings or agreements (oral or written) which any such Party proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated hereby.
          (c) Notwithstanding anything to the contrary set forth in Section 5.2 or this Section 5.3 or elsewhere in this Agreement, it is expressly understood and agreed that (i) the Buyer shall not have any obligation to litigate any Proceeding that may be brought in connection with the transactions contemplated hereby, and (ii) the Buyer shall not be required to agree to any divestiture by the Buyer or any of its Affiliates, of any shares of capital stock, membership interests or any other equity interests or of any business, assets, or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties, stock, membership interests, or other equity interests.
     5.4. Operations Prior to the Closing Date.
          (a) Except as otherwise permitted or required by the terms of this Agreement, including Section 5.4 of the Company Disclosure Schedule, from the date hereof until the Closing or termination of this Agreement, the Company shall (i) operate its business in all material respects only in the ordinary course, (ii) use Commercially Reasonable Efforts to preserve intact its present business organization, and preserve its relationships with current customers and others having currently significant business dealings with it, and (iii) use Commercially Reasonable Efforts to maintain the assets used in the ordinary course of the businesses of the Company consistent with past practice, reasonable wear and tear and damage by fire or other casualty excepted, and (iv) provide written notice to the Buyer within five (5) business days following the receipt by the Seller or the Company of any written or verbal communication (including any formal notice) from a customer of the Company concerning any pre-payment rights, terms or the exercise thereof under any Contract.
          (b) Notwithstanding Section 5.4(a), except as contemplated by Section 5.4 of the Company Disclosure Schedule, the Company shall not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
          (i) amend its charter or operating agreement;

          (ii) issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase Interests or otherwise), transfer, sell or deliver any Interests, any securities exchangeable for or convertible into Interests, or any other equity securities of the Company;
          (iii) split, combine or reclassify any Interests or declare, set aside or make any distribution (whether in cash, Interests or other property) in respect of the Interests;
          (iv) redeem, purchase or otherwise acquire for any consideration any outstanding Interests or sell, issue or dispose of any membership interests of the Company;
          (v) incur any Indebtedness which exceeds $5 million in the aggregate or amend, supplement or otherwise modify any instrument or agreement evidencing Indebtedness in excess of $5 million of the Company, other than any Funded Indebtedness (including intercompany Funded Indebtedness) that the Company shall satisfy at or prior to the Closing and that shall not result in any obligation to the Company or the Buyer after Closing;
          (vi) make any acquisition or disposition of assets not in the ordinary course of business or in excess of $1 million, provided, however, that the Company shall not transfer any fiber to the Seller or any of its Affiliates;
          (vii) make any Capital Expenditure, or series of related Capital Expenditures, other than as set forth in Section 5.12;
          (viii) merge or consolidate with any corporation or other entity;
          (ix) enter into any employment or similar contract with, or materially increase the compensation and/or benefits of, any officer or employee, except for increases in compensation of non-officers that are in the ordinary course of business consistent with past practice;
          (x) alter in any material respect its practices and policies relating to the payment and collection, as the case may be, of accounts payable and accounts receivable, alter its accounting practices or policies in any manner, or affect or permit any pre-payments under any Contracts if such pre-payments are greater than $200,000 individually or $500,000 in the aggregate;
          (xi) adopt, amend in any material respect adverse to the Company or terminate any employee benefit plan, severance plan or collective bargaining agreement or make awards or distributions under any employee benefit plan, except awards or distributions to any participant or employee in the ordinary course of business consistent with past practice or as required by the terms of any such plan or agreement as in existence on the date hereof;

          (xii) enter into any Contract (A) to sell, lease, license or otherwise transfer dark fiber to any Person or (B) that involves the purchase or sale of any IRU or LTOP, except for (1) Contracts set forth in Section 5.4(b)(xii) of the Company Disclosure Schedule or (2) Contracts with less than 300 fiber miles (in a single transaction or a series of related transactions) per customer or any Affiliate thereof;
          (xiii) (A) other than those Contracts set forth in Section 5.4(b)(xiii) of the Company Disclosure Schedule, enter into or otherwise modify any Contract pursuant to which a customer pre-pays for network services or capacity (including IRUs, LTOPs or any other pre-paid acceleration of rights or terms under any Company Contract), and (B) with respect to those Contracts set forth in Section 5.4(b)(xiii) of the Company Disclosure Schedule, modify any such Contract and/or otherwise solicit, acknowledge or agree with any customer such that a customer pre-pays for network services or capacity (including IRUs, LTOPs, swaps or any other pre-paid acceleration of rights or terms thereunder), without first consulting with and obtaining the written input of the Chief Financial Officer, General Counsel or Senior Vice President-Corporate Development of Buyer (or its Affiliates);
          (xiv) enter into any Contract with any officer, director, manager, member or employee of the Seller or the Company;
          (xv) enter into any material Contract with any officer, director, manager, member or employee of any Affiliate of the Seller or the Company except in the ordinary course of business;
          (xvi) grant or suffer to exist for a period in excess of thirty (30) days any Encumbrance on any of the Company’s material assets;
          (xvii) make any capital investment in, make any loan to or acquire the securities or assets of any other Person;
          (xviii) make or change any Tax election, adopt or change any method of Tax accounting or Tax accounting periods, file any amended Tax returns, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company, surrender any material right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or fail to timely file all Tax returns required to be filed and timely pay all Taxes when due;
          (xix) make any change in any method of accounting or accounting practice or policy other than those required by United States generally accepted accounting principles;
          (xx) diminish or reduce the deferred franchise fees, security deposits or other prepayments set forth under the “long-term assets and other deferred debits” on the Most Recent Balance Sheet except, in the case of the deferred franchise fees or other prepayments only, in the ordinary course of business or as is consistent with past Company practice; or
          (xxi) agree, commit or resolve to do or authorize any of the foregoing.
     5.5. No Public Announcement. Prior to the Closing Date, none of the Parties shall, without the approval of the Buyer and the Seller, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case each Party shall be advised and each Party shall use Commercially Reasonable Efforts to cause a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, any Party may, without the prior consent of the other Parties, issue any press release or make any public announcement that may be required by law, or the rules and regulations of the SEC or stock exchange, if it has used Commercially Reasonable Efforts to consult with the other Parties but has been unable to do so in a timely manner. On the date hereof and on the Closing Date, the Parties shall issue a joint press release, which shall be reasonably acceptable to the Buyer and the Seller.
     5.6. Non-Solicitation of Employees. If this Agreement is terminated, the Buyer will not, for a period of one (1) year thereafter, without the prior written approval of the Company, solicit (other than a solicitation by general advertisement) any person who is an employee of the Company or AGL Resources, at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company. For the purposes of clarity, the Buyer shall be allowed to hire any such employee of the Company or AGL Resources that has approached the Buyer for employment without solicitation by the Buyer. The Buyer agrees that any remedy at law for any breach by it of this Section 5.6 would be inadequate, and the Company would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on the Buyer by this Section 5.6 is too onerous and is not necessary for the protection of the Company, the Buyer agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company.
     5.7. Representatives’ and Officers’ Indemnification.
          (a) The provisions of the Certificate of Formation and Operating Agreement of the Company concerning elimination of liability and indemnification of members, Representatives and officers shall not be amended in any manner that would adversely affect the rights thereunder of any person that is as of the date hereof an officer or a member or Representative of the Company. In addition to the foregoing, from and after the Effective Time, the Buyer and the Company, jointly and severally, shall indemnify, hold harmless and defend each person who is a current or former member, Representative, or officer of the Company against all Losses or expenses (including attorneys’ fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to the Closing. To the maximum extent permitted by applicable law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and the Buyer and/or the Company shall promptly advance expenses in connection with such indemnification to the fullest extent permitted under applicable law, provided that, to the extent required by law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. At the Closing, the Buyer shall assume and become liable for, jointly and severally with the Company, all liabilities and obligations of the Company (and each of their respective successors and assigns) contemplated by this Section.
          (b) Each of the Buyer and the Company covenants for itself and its respective successors, assigns, heirs, legatees and personal representatives that it shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current officers or Representatives of the Company, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, Claims and demands of any nature or description (consequential, compensatory, punitive or otherwise) arising from actions occurring prior to the Closing and for which such person would not be entitled to indemnification by the Company or under this Section 5.7.
          (c) The provisions of this Section 5.7 (i) are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder, and each such person’s heirs, representatives, successors or assigns, it being expressly agreed that such persons shall be third party beneficiaries of this Section, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
     5.8. Employment Matters; Post-Closing Severance; Employee Benefits.
          (a) Section 5.8(a) of the Company Disclosure Schedule lists employee of the Company and such employee’s current position and date of hire, together with all amounts due to each employee, including without limitation, wages, severance, vacation pay and all other compensation due upon termination from employment without cause (such amounts being referred to herein as the “Separation Benefit Costs”). The Buyer shall select from among the employees of the Company those individuals whom it wishes to retain following the Closing, and the Buyer shall, no later than forty-five (45) days following the date hereof, offer to such employees a continuing position with the Company as an employee. Each Company employee who is offered a continuing position with the Company post-Closing and who (i) accepts the Buyer’s offer to be employed by the Company, (ii) if requested, executes and delivers the Buyer’s standard form of employment offer letter, as applicable, and other related documents (including, but not limited to, any confidentiality, proprietary inventions, or non-solicitation agreement), and (iii) has not been terminated prior to the Closing Date, shall remain an employee of the Company following the Closing Date (such employees the “Retained Employees”). Except as provided below, if not terminated earlier, the Company shall terminate the employment of any individual who is not a Retained Employee effective as of the Closing Date, and the Buyer shall pay such individual the Separation Benefit Costs due to such employee. Any individual who is not a Retained Employee effective as of the Closing Date and whose employment service is retained by AGL Resources or any Affiliate shall not be entitled to receive any such separation benefits; provided, further, that any individual who is not a Retained Employee effective as of the Closing Date, receives separation benefits pursuant to this Section 5.8(a) and later returns to the employ of AGL Resources or any Affiliate shall be required to reimburse the Buyer for a portion of such separation benefits as shall be determined in good faith by the Seller. The Buyer and the Seller shall timely provide each other with all information necessary for the Company, the Buyer, and the Seller to fulfill their obligations pursuant to this Section 5.8.
          (b) Each Retained Employee terminated without cause within twelve (12) months after the Closing Date shall be provided a separation pay benefit as set forth in Section 5.8(b) of the Company Disclosure Schedule, together with all amounts due under the Buyer’s or the Company’s, as applicable, employee benefit plans and policies, including without limitation, any bonuses, wages, commissions, stay bonuses, sick pay, and all other compensation due upon termination from employment without cause. The Buyer shall be responsible for the payment of all such amounts owing to any such Retained Employee. For the purposes of this Section 5.8, “cause” means the material and willful failure of the Retained Employee to perform his or her duties as an employee of the Company or of the Buyer, as determined by the Buyer in good faith; fraud, embezzlement or any similar dishonest conduct; or material violation of any applicable rules of conduct of the Buyer or the Company.
          (c) Immediately prior to Closing the Company shall cease to be a participating employer in any and all Plans sponsored by the Seller or its parent or other ERISA Affiliates (the “Seller Benefit Plans”), and shall thereafter cease to have any liability under or with respect to such Seller Benefit Plans. Retained Employees shall be eligible for all employee benefits plans of the Buyer that are offered to similarly situated employees of Buyer. For all purposes under the Buyer’s paid-time-off policy, and for purposes of determining the severance due any such individual, if any, and for purposes of eligibility and vesting under the other employee benefit plans of the Buyer and its Affiliates providing benefits after the Closing, each Retained Employee shall be credited with his or her years of service with the Company and its Affiliates (and any predecessors) before the Closing, to the same extent as such Retained Employee was entitled, before the Closing, to credit for such service under any similar Plans. In addition, and without limiting the generality of the foregoing: (i) each Retained Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Buyer and its Affiliates for the benefit of Retained Employees (such plans, collectively, the “New Plans”) to the extent coverage under such New Plan replaces coverage under a comparable Plan in which such Retained Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Retained Employee, the Buyer shall use Commercially Reasonable Efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Retained Employee and his or her covered dependents, and the Buyer shall use Commercially Reasonable Efforts to cause any eligible expenses incurred by such Retained Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Retained Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (d) Any notice required under the WARN Act, or any similar state law, that is, has been or will be required of the Seller to the employees of the Company by reason of the

Seller’s or the Company’s acts prior to the Closing will be given by the Seller, and the Seller shall be responsible for any liability arising under the WARN Act or similar state law prior to the Closing; provided, however, the Buyer shall be responsible for any liability arising under the WARN Act or similar state law prior to the Closing that results solely from the Buyer’s decision not to hire employees of the Company and such responsibility shall be in lieu of and supersede any liability that Seller may have with respect to the Separation Benefits Cap. The Buyer shall be responsible for any liability arising under the WARN Act or similar state law in connection with the Buyer’s failure to give any notice required under the WARN Act, or termination of a Retained Employee without cause; provided, however, that Seller shall comply with any reasonable request by the Buyer to provide any WARN Act notice on behalf of the Buyer.
          (e) The provisions of this Section 5.8 are for the benefit of the Parties only, and no employee of such Parties or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of the Company, Retained Employee or legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable-at-will. Nothing herein shall be deemed to amend, or prohibit the Company or the Buyer from amending or terminating any employee benefit plan, program, or arrangement maintained by the Company or the Buyer.
     5.9. Notification. The Seller shall give prompt notice to the Buyer of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty by the Seller contained in this Agreement to be untrue, inaccurate or incomplete or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation by the Seller contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date and (b) any material failure of the Seller or the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder. Such notice shall not, in any manner, limit or impair the Buyer’s rights or remedies pursuant to this Agreement.
     5.10. Regulatory Licenses. Between the date of this Agreement and the earlier of the consummation of the Interests Purchase or the termination of this Agreement in accordance with Article VIII, the Company shall use Commercially Reasonable Efforts to maintain in full force and effect each of its FCC License, GAPSC License, NCUC License, ACC License, PUCN License and MPSC License.
     5.11. Resignations of Representatives. Prior to the Closing, the Buyer shall notify the Company of those Representatives and officers of the Company from whom it will require resignations. The Company shall furnish the Buyer, at or prior to the Closing, with such signed resignations, effective as of the Closing Date.
     5.12. Capital Expenditures and Projects.
          (a) The capital expenditure projects set forth in Section 5.12(a) of the Company Disclosure Schedule are referred to herein as the “Current Projects.” The Company shall, during the period from the date hereof to the Closing Date, make and perform the Current

Projects in a skilled and workmanlike manner consistent with the terms of the underlying contracts and customary industry standards and at a quality level that is no lower than the quality level in which the Company performed similar capital expenditure projects in the past. The Seller shall be solely liable for the payment of all construction, engineering, initial testing and commercial start-up costs and all other costs of completion (the “Project Costs”) incurred in connection with any Current Project until such Current Projects are delivered to and accepted by the applicable customers, regardless of whether such Project Costs are incurred before or after the Closing Date. In connection with the Current Projects, the Seller shall be entitled to receive (i) all non-recurring receipts and revenues (the “Non-Recurring Project Revenues”) for such Current Projects as set forth in Section 5.12(a) of the Company Disclosure Schedule, regardless of whether such Non-Recurring Project Revenues are received by the Seller before, on or after the Closing Date or by the Buyer after the Closing Date, provided, however, that any change in scope to a Current Project that results in an increase in Non-Recurring Project Revenues above the amounts set forth in Section 5.12(a) of the Company Disclosure Schedule will be agreed to in writing by the Buyer and the Seller, and such writing will be deemed an amendment to Section 5.12(a) of the Company Disclosure Schedule for all relevant purposes; and (ii) all recurring receipts and revenues (the “Recurring Project Revenues”, and together with the Non-Recurring Project Revenues, the “Project Revenues”) deriving from or arising out of such Current Projects that are billed and collected by the Seller prior to the Closing Date. In connection with the Current Projects, the Buyer shall be entitled to receive (i) all Non-Recurring Project Revenues deriving from or arising out of such Current Projects above the amounts set forth in Section 5.12(a) of the Company Disclosure Schedule received on or after the Closing Date by the Buyer or the Seller, provided, however, that any change in scope to a Current Project that results in an increase in Non-Recurring Project Revenues above the amounts set forth in Section 5.12(a) of the Company Disclosure Schedule will be agreed to in writing by the Buyer and the Seller, and such writing will be deemed an amendment to Section 5.12(a) of the Company Disclosure Schedule for all relevant purposes; and (ii) all Recurring Project Revenues that are billed and collected by the Buyer or the Company on and after the Closing Date. If the Buyer or the Company, on the one hand, or the Seller, on the other hand, shall receive after the Closing Date any Project Revenues due to the other Party pursuant to this Section 5.12(a), the Buyer or the Company, on the one hand, and the Seller, on the other hand, shall promptly pay over all such post-Closing Date Project Revenues to the other Party. The Buyer hereby agrees that, after the Closing Date, the Buyer shall seek to collect any and all outstanding Project Revenues due to the Seller pursuant to this Section 5.12(a) using the same efforts as the Buyer would use with respect to outstanding amounts owing and due to the Buyer. In the event the Buyer is unable to collect any such outstanding Project Revenues due to the Seller pursuant to this Section 5.12(a) within six (6) months following the Closing Date, the Buyer shall notify the Seller so that the Seller and the Buyer may cooperate to collect such outstanding Project Revenues.
          (b) The capital expenditure projects set forth in Section 5.12(b) of the Company Disclosure Schedule, together with any future capital expenditure projects that the Company has the opportunity to bid upon or provide a quote and that are approved by the Buyer, the Seller and the Company for treatment under this Section 5.12(b), are referred to herein as the “Future Projects.” At any time prior to the Closing Date, if the Seller or the Company shall become aware of a new Future Project and shall determine in good faith that the Company is interested, or that the Buyer may be interested, in pursuing such Future Project, the Seller and the Company shall give the Buyer prompt written notice thereof. As soon as practicable after the

Buyer’s receipt of such written notice, the Seller, the Company and the Buyer shall confer and determine in good faith whether to pursue such Future Project. If the Seller, the Company and the Buyer agree, within a reasonable time thereafter, that the Company should pursue such Future Project, the Seller, the Company and the Buyer shall mutually agree upon the form of the contract to govern such Future Project and the Company shall enter into such contract. The Company shall, during the period from the date hereof to the Closing Date, make and perform the Future Projects in a skilled and workmanlike manner consistent with the terms of the underlying contracts and customary industry standards and at a quality level that is no lower than the quality level in which the Company performed similar capital expenditure projects in the past. As soon as practicable after the Company enters into a contract with respect to a Future Project, the Seller, the Company and the Buyer shall meet, confer and agree upon a budget for such Future Project (the “Future Project Budget”). For all Future Projects for which the Company enters into such a contract, effective as of the Closing, (i) the Buyer shall be liable for all Project Costs incurred in connection with such Future Projects, and (ii) all Project Revenues deriving from or arising out of a Future Project shall be the sole property of the Buyer. At the Closing and subject to the foregoing sentence, the Buyer shall reimburse the Seller for any Project Costs attributable to a Future Project that are actually incurred by the Seller or the Company, less any Project Revenues attributable to a Future Project received by the Seller or the Company, if any. The Company and the Seller shall provide the Buyer, at least five (5) Business Days prior to Closing, a written statement setting forth, in reasonable detail, a calculation of such Project Costs and Project Revenues, together with appropriate supporting documentation.
          (c) From the date hereof until the Closing, the Seller and the Company shall keep the Buyer fully informed regarding the material aspects of the Current Projects and the Future Projects by providing the Buyer with weekly reports with respect thereto and, if requested by the Buyer or appropriate in order to keep the Buyer informed on a timely basis, more frequent reports with respect thereto. Such reports shall cover, without limitation (i) the equipment ordered, (ii) the services performed, (iii) the current status of the Current Projects and the Future Projects, (iv) current and estimated Project Costs and Project Revenues and (v) whether the Company anticipates incurring Project Costs in excess of the Future Project Budget. The Seller and the Company shall promptly respond to all inquiries with respect to the Current Projects and the Future Projects that the Buyer may ask and shall consider, in good faith, all reasonable suggestions with respect to such Current Projects and Future Projects that the Buyer may offer.
          (d) Notwithstanding the foregoing, if the Closing is not consummated, (i) no reimbursement of any Project Costs incurred in accordance with this Section 5.12 shall be payable by one party to the other, and (ii) no refund or share of any Project Revenues received in accordance with this Section 5.12 shall be payable by one party to the other.
     5.13. Change of Name; No Use of Tradename and Marks. Promptly following the Closing, the Buyer shall cause the Company to change its name so as not to include the letters “AGL” in its entity name. From and after the Closing, none of the Company, the Buyer nor Buyer’s Affiliates shall use of any tradenames or trademarks owned by, registered to or otherwise claimed by the Seller or its parent entity, AGL Resources, which marks are set forth in Section 5.13 of the Company Disclosure Schedule.
     5.14. Certain Tax Matters.

          (a) The Seller shall prepare or cause to be prepared, and the Seller and the Buyer shall cause the Company to timely file, all Returns for the Company for Tax periods ending on or prior to the Closing Date which are to be filed prior to, on or after the Closing Date (the “Pre-Closing Tax Period”). All such Returns shall be prepared in a manner consistent with past practice and that neither accelerates deductions nor defers income, except to the extent otherwise required by Law. The Seller shall pay all Taxes required to be paid in connection with such Returns or otherwise required to be paid in connection with any Pre-Closing Tax Period. The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Returns for the Company for Tax periods ending after the Closing Date (the “Post-Closing Tax Period”). With respect to any Returns that relate to a tax period that begins before the Closing Date and that ends after the Closing Date (a “Straddle Tax Period”): (i) such Returns shall be prepared in a manner consistent with past practice, except to the extent required by Law; (ii) at least thirty (30) days prior to the due date (including extensions) of such Returns, the Buyer shall furnish a copy of such Returns to the Seller, (iii) the Buyer shall permit the Seller to review and comment on each such Return prior to filing and shall make such revisions to such Returns as reasonably requested by Seller. Unless otherwise mandated by Law, neither the Buyer nor any of its Affiliates or any successor thereto will file any amended Return with respect to any Pre-Closing Tax Period without the Seller’s prior written consent, which may be withheld in the Seller’s sole discretion.
          (b) All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Seller nor the Company shall be obligated to make any payment to any Person pursuant to any such agreement or arrangement, and all other rights and obligations resulting from any such agreement or arrangement shall cease.
          (c) If the Seller is permitted but not required under applicable state or local income Tax Laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.
          (d) In the case of Taxes arising in a Straddle Tax Period (other than in respect of Taxes included in he calculation of Working Capital) the allocation of such Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items (including, without limitation, any ad valorem Taxes of any kind whatsoever or any similar Taxes imposed based upon the value of any Company property), the allocation of such Taxes shall be based upon the amount of Tax for the entire Straddle Tax Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Tax Period through the end of the Closing Date and the denominator of which shall be the total number of days in the Straddle Tax Period. For purposes of this Agreement, the portion of the Straddle Tax Period that begins on the day following the Closing Date shall constitute a Post-Closing Tax Period.
          (e) The Buyer may not carry back a post-acquisition Tax attribute of the Company into the Seller’s consolidated Return without the Seller’s prior written consent, which the Seller may refuse to grant in its sole discretion. If such consent is given, the Seller shall pay to the Buyer any amount realized by the Seller (as a result of the carryback) in the form of a refund of Taxes or a credit against the payment of any Tax. Such payment shall be made within thirty (30) days following the date any such refund is received, or any such credit is claimed on a Tax Return, by the Seller.
          (f) Any Tax refunds that are received by the Buyer or the Company, and any amounts credited against Tax to which the Buyer or the Company becomes entitled, that relate to taxable periods or portions thereof ending on or before the Closing Date and which are the Seller’s responsibility under Section 5.14 hereof shall be for the account of the Seller (except to the extent reflected on the Final Working Capital Statement), and the Buyer shall pay over to the Seller any such refund or amount of any such credit within fifteen (15) days after receipt or entitlement.
          (g) The Seller and the Buyer shall cooperate, and shall cause their respective Affiliates and representatives to cooperate, fully with the Company and each other in connection with the preparation and filing of any Return, amended Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each Party will retain all books and records and all Tax information relating to the Company’s Tax periods ending on or before or including the Closing Date until the later of the expiration of the statutes of limitations (as such statutes may be extended) with respect to Taxes for such periods and the conclusion of all litigation with respect to such Taxes, and shall provide each other, as reasonably requested, access to personnel and such books and records and information to the employees, agents and representatives of the requesting party. The Buyer and the Seller each further agree, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect thereto.
          (h) The Buyer shall promptly notify the Seller in writing within fifteen (15) days from its receipt of written notice of any pending or threatened assessment or claim in any audit, litigation or other proceeding in respect of the Company related to Taxes for which the Seller may be liable under this Agreement. Such notice shall be accompanied by copies of any notice or other documents it has received from any Governmental Authority.
          (i) The Seller shall, upon prompt notice to the Buyer and at the Seller’s own expense, have the right to represent the interests of the Company in any audit, litigation or other proceeding (collectively, “Tax Contest”) relating exclusively to Taxes for which the Seller may be liable under this Agreement, to employ counsel and other advisors of its choice at its expense and to control the conduct of such Tax Contest, including settlement or other disposition thereof; provided, however, that the Buyer shall have the right to participate in (but not control) any such Tax Contest that may adversely affect the Company for any periods ending after the Closing Date at the Buyer’s own expense. The Seller may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearing and conferences with any Taxing Authority with respect to such Tax Contest, and may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by the Seller with respect to such Tax Contest provided such actions do not materially adversely affect the Buyer and the Company.
          (j) Any Tax Contest with respect to Taxes for a Straddle Tax Period shall be controlled jointly by the Seller and the Buyer, and neither shall consent to the settlement or other disposition of such a Tax Contest without the prior written consent of the other, which shall not be unreasonably withheld or delayed. Notwithstanding any provision of this Section 5.14 to the contrary, the Seller shall not have the right to control any Tax Contest, to initiate any claim for refund, to file any amended return or to take any other action if, as a result of such Tax Contest, claim for refund, amended return or other action, the Taxes payable by the Buyer or the Company relate to a taxable period for which the Seller is not liable hereunder.
          (k) Each of Seller and the Buyer shall use Commercially Reasonable Efforts to minimize any Transfer Taxes incurred in connection with this Agreement. Notwithstanding such efforts, to the extent that any Transfer Taxes are incurred in connection with this Agreement, such Transfer Taxes shall be borne by the Buyer. The Buyer shall file, to the extent required by applicable Law, all necessary Returns and other documentation with respect to such Transfer Taxes. The Seller shall, to the extent required by Law, join in the execution of any such Return, and shall have the opportunity to review such Returns prior to filing. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).
          (l) At the Buyer’s option and to the extent the Buyer is qualified to do so, the Seller and the Buyer shall join in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign law) (collectively a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Interests. In order to make the Section 338(h)(10) Election, the Buyer shall giver Seller written notice thereof no later than 5:00 pm, Eastern Time, on June 30, 2010. Once made, such written election shall be irrevocable.
          (m) As a condition precedent to the Seller making a Section 338(h)(10) Election, the Buyer shall pay to the Seller, in cash, an amount of additional consideration necessary to cause the Seller’s after-Tax net proceeds from the sale of the Interests with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that the Seller would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local Tax implications (the “Tax Adjustment”). The amount of the Tax Adjustment shall be paid to Seller prior to or at the time the Seller signs Form 8023 to make the Section 338(h)(10) Election. The Seller shall provide the Buyer with a schedule computing the amount of the Tax Adjustment within 20 days after receipt of the Buyer’s Notice under Section 5.14(l) of this Agreement. In making such calculations, the highest corporate federal and state tax rates to which the Seller is subject shall be used and any other items of income, deduction, gain, loss or credit of the Seller shall be ignored.
          (n) In the event a Section 338(h)(10) Election is made, the Seller, the Company and the Buyer agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) as shown on a mutually agreed allocation schedule. Such allocation shall comply with the requirements of Code Section 338 and Section 1060 and the Treasury Regulations thereunder. The Seller, the Company and the Buyer shall file all Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.
     5.15. Transition Services Agreement. At the Closing, the Seller, AGL Services Company, a Georgia corporation, and the Buyer shall enter into a Transition Services Agreement substantially in the form attached as Exhibit 5.15 (the “Transition Services Agreement”).
     5.16. Exclusivity. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, neither the Company nor the Seller shall, and each shall take all action necessary to ensure that none of the Company’s or the Seller’s respective officers, directors, managers, employees, affiliates, owners, advisors or agents shall, directly or indirectly, (i) solicit, encourage, consider, discuss, participate in, negotiate or accept any offer, bid, or proposal that constitutes an Acquisition Proposal or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. “Acquisition Proposal” means: (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company; (ii) the issuance, disposition, sale or other transfer of equity securities of, or a similar transaction involving, the Company; or (iii) any merger, business combination, joint venture, recapitalization, reorganization or similar transaction involving the Company. Each of the Company and the Seller shall, and shall cause their respective officers, directors, managers, employees, affiliates, owners, advisors and agents to, immediately cease and cause to be terminated all discussions and negotiations, if any, with respect to any Acquisition Proposal (except those discussions and negotiations with the Buyer). The Company and the Seller shall promptly provide the Buyer with notice of any Acquisition Proposal received by the Company, the Seller or any of their affiliates or representatives from any person or entity.
     5.17. Non-Competition and Non-Solicitation.
          (a) For a period of three (3) years after the Closing Date:
          (i) For the purposes of this Section 5.17 only, “Business” means the business of the Company, including, for the avoidance of doubt, the ownership, design, construction and management of fiber optic networks. The Seller and its Affiliates shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in a business that competes with the Business in the markets in which the Business operates as of the Closing Date (a “Competing Business”); provided, however, (A) this Section 5.17(a)(i) shall not prohibit or restrict the ownership for investment purposes of less than 5% of the outstanding securities of any Person having its securities traded on any national securities exchange or automated quotation system; and (B) the Seller shall not be considered to have breached this covenant by virtue of the fact that the Seller or AGL Resources acquires, is acquired by, merged with, or otherwise combined with, a Competing Business, so long as such Competing Business is not solely or principally engaged in the business of leasing or providing dark fiber services. Notwithstanding the foregoing, the Seller may provide services to independent third parties, which may in turn compete with a Competing Business, where “services” shall mean those services provided by the Seller and its Affiliates in the ordinary course of business not including any services that require the use of a fiber optic network. The Buyer acknowledges and agrees that the businesses currently directly operated by the Seller (not through the Company) do not constitute businesses that compete with the Business in violation of this Section 5.17(a)(i) and nothing contained in this Section 5.17(a)(i) shall be construed as preventing the Seller from continuing in such businesses; provided, however, that the Seller and its Affiliates, excluding AGL Resources, shall be prohibited from providing Wholesale Capacity Services to telecommunications carrier-type customers. “Wholesale Capacity Services” shall mean the provision of any DS3 (45 megabit service) or larger service (or circuit) provided as long haul intra-LATA or inter-LATA bandwidth service to any telecommunications customer. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope. In connection with the provisions set forth in this Section 5.17(a) , the Seller hereby represents and warrants to the Buyer, as of the date of this Agreement and as of the Closing Date, that AGL Resources and its Affiliates, other than the Company, do not own or operate, directly or indirectly, any fiber optic network in Atlanta, Georgia.
          (ii) The Seller shall not, directly or indirectly, (A) cause, induce or attempt to cause or induce any employee, agent, or independent contractor of the Company to terminate such relationship; (B) in any way interfere with the relationship between the Company and any employee, agent, or independent contractor of the Company; (C) hire, retain, employ or otherwise engage or attempt to hire, retain, employ or otherwise engage as an employee, independent contractor or otherwise any employee, agent, or independent contractor of the Company; or (D) cause, induce or attempt to cause or induce any creditor, licensee, customer, prospective customer or other Person engaged in a business relationship with the Company to cease doing business with the Company or to deal with any competitor of the Company or in any way interfere with the relationship between any such creditor, licensee, customer, prospective customer, or a Person engaged in a business relationship with the Company.
          (iii) Seller shall not, directly or indirectly, solicit the business of any customer of the Company, with respect to products or services that compete in whole or in part with the Business.
          (b) For purposes of this Section 5.17, a “customer” is any Person to whom the Company furnished, agreed to furnish, or contacted with respect to furnishing exclusively its goods or services at any time during the two (2) year period prior to the Closing Date.

          (c) After the Closing Date, the Seller shall not, and shall use Commercially Reasonable Efforts to assure that its representatives do not, make any disparaging statements, either orally or in writing, about the Buyer or the Company or any of the names, businesses, stockholders, members, directors, officers, managers, employees, or agents of the Buyer or the Company.
          (d) If a final Judgment of a court or tribunal of competent jurisdiction determines that any provision of this Section 5.17 is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision. This Section 5.17 will be enforceable as so modified after the expiration of the time within which the Judgment may be appealed. This Section 5.17 is reasonable and necessary to protect and preserve the Buyer’s and the Company’s legitimate business interests and the value of the Interests.
          (e) The Seller acknowledges that any breach of this Section 5.17 may result in serious and irreparable injury. Therefore, the Seller acknowledges and agrees that, in the event of a breach by the Seller, the Buyer shall be entitled to seek, in addition to any other remedy at law or in equity to which the Buyer may be entitled, equitable relief against the Seller, including a temporary restraining order and preliminary and permanent injunctions to restrain the Seller from such breach and to compel compliance with the obligations of the Seller hereunder.
     5.18. Parent Guaranty. At the Closing, AGL Resources, the ultimate parent company of the Seller, shall execute and deliver the Guaranty, in substantially the form attached hereto as Exhibit 5.18 (the “Parent Guaranty”).
     5.19. Audited Financial Statements. The Seller shall use its Commercially Reasonable Efforts to deliver, or cause to be delivered, to the Buyer, no later than one hundred twenty (120) days after the later of date hereof and the date on which the Buyer shall engage Grant Thornton LLP to complete an audit, (a) an audited balance sheet of the Company as of December 31, 2008 and December 31, 2009, and the related audited statements of income, changes in members’ equity and cash flows for the Company for the years then ended; and (b) an interim audited balance sheet of the Company, and the related audited statements of income, changes in members’ equity and cash flows for the Company for each month after December 31, 2009 as requested by the Buyer (collectively, the “Audited Financial Statements”). The Seller shall consider in good faith the Buyer’s reasonable request for any financial statements of the Company in addition to the Audited Financial Statements. As soon as practicable after the date hereof, the Company and the Buyer shall agree upon and jointly engage Grant Thornton LLP to complete an audit of the Company and prepare the Audited Financial Statements. Any fees associated with the engagement of the foregoing independent public accounting firm shall be borne by the Buyer.
     5.20. No Indebtedness. As of the Closing, the Company shall not have any Indebtedness and shall not be party to any Contracts imposing upon the Company an obligation arising out of or related to any Indebtedness.

     5.21. No Cash on Hand. At Closing, the Company shall not have any Cash on Hand, except such Cash on Hand as may be needed for distributions to be made by the Company in the ordinary course of business.
     5.22. Assumed Liabilities. The Parties acknowledge and agree that the Seller shall assume and be solely responsible for each of the Assumed Liabilities and shall pay, perform, discharge or satisfy such liabilities in cash prior to, on, or as soon as practicable after, the Closing Date.
ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER
     The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall, at the option of the Buyer, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:
     6.1. No Misrepresentation or Breach of Covenants and Warranties.
          (a) There shall have been no material breach by the Company or the Seller in the performance of any of their respective covenants, agreements and obligations herein.
          (b) Each of the representations and warranties contained or referred to in Article II and Article III hereof shall be true and correct on the date hereof and shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except that (i) representations and warranties that speak as of a specific date or time other than the Closing Date need only be true and correct as of such date or time, (ii) the representations and warranties that are qualified by Material Adverse Effect or otherwise by materiality qualifiers shall be true and correct in all respects, and (iii) the representations and warranties set forth in Sections 2.2(a), 2.2(b) and 3.1 shall be true and correct in all respects.
          (c) There shall have been delivered to the Buyer a certificate, dated the Closing Date and signed by the President or other senior executive officer of the Company and the Seller, stating that conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied.
     6.2. No Order. At the Closing Date, there shall be no statute, regulation, injunction, restraining order or decree of any nature of any court or other Governmental Authority of competent jurisdiction that is in effect that prohibits or materially restrains the consummation of the transactions contemplated hereby or that has the effect of (i) prohibiting the Buyer’s (or its Affiliates’) ownership or operation of any portion of the Company, the assets of the Company or the Interests, or (ii) compelling the Buyer (or its Affiliates) to dispose of or hold separate all or any portion of the assets of the Company or the Interests, in either case in connection with the transactions contemplated hereby, nor shall any Proceeding brought by a Governmental Authority seeking any of the foregoing be pending or threatened; provided that, in the event of any such statute, regulation, injunction, restraining order or decree, the Buyer shall use Commercially Reasonable Efforts to cause such statute, regulation, injunction, restraining order or decree to be complied with, lifted or vacated, as the case may be.

     6.3. Necessary Approvals and Consents; HSR. The Seller and the Buyer shall have obtained all consents, approvals and actions of any third person or Governmental Authority specified in Section 6.3 of the Company Disclosure Schedule as conditions to the parties’ obligation to complete the transactions contemplated hereby. The applicable waiting period, if any, under the HSR Act shall have expired or been terminated. With respect to each of the FCC License, GAPSC License, NCUC License and ACC License, any waiting periods thereunder (and any extensions thereof) applicable to the consummation of the Interests Purchase shall have expired or been earlier terminated, and any approvals required thereunder shall have been obtained.
     6.4. No Material Adverse Effect. During the period from the date hereof to the Closing Date, no Material Adverse Effect shall have occurred individually or in the aggregate.
     6.5. Resignations. The Seller shall have delivered to the Buyer evidence of the resignation of each member of the Company’s Representatives and officers, with each such resignation to be effective on the Closing Date.
     6.6. Transaction Documents. The Seller and the Company shall have executed and delivered, or caused to be executed and delivered, to the Buyer all applicable Transaction Documents.
     6.7. Employee Benefit Plans. The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by the President or other senior executive officer of the Company and the Seller, stating that the Company has ceased to be a participating employer in the Seller Benefit Plans effective immediately prior to Closing.
     6.8. Other Closing Deliveries. The Seller shall have delivered to the Buyer the following:
          (a) the organizational record book and minute book of the Company;
          (b) certificates duly executed by the Secretary of each of the Seller and the Company, dated as of the Closing Date, certifying as to and, where appropriate, attaching certified copies of, (i) the resolutions duly adopted by the managers and members, as applicable, of each of the Seller and the Company authorizing the execution, delivery and performance of the Transaction Documents to which the Seller or the Company is a party and the consummation of the transactions contemplated by this Agreement, (ii) the certificate of formation and operating agreement of each of the Seller and the Company, each as in effect at the Closing Date, and (iii) the name, title, incumbency and signatures of the officers authorized to execute the Transaction Documents to which the Seller and the Company are a party, on behalf of the Seller and the Company;
          (c) a certificate of good standing of each of the Seller and the Company issued as of a date not more than seven (7) days prior to the Closing Date by the Secretary of State of Georgia (in the case of the Seller), the Secretary of State of Delaware (in the case of the Company) and the Secretary of State of each state where the Company is qualified to do business;

          (d) a membership interest power transferring the Interests to the Buyer, executed by the Seller;
          (e) a general release in substantially the form attached hereto as Exhibit 6.8(e) (the “Seller Release”), executed by the Seller; and
          (f) a written agreement terminating the Company’s participation in and any liability or obligation under and pursuant that certain AGL Services Agreement, dated January 1, 2001, by and between the Company and AGL Services Company, the same to be reasonably satisfactory to Buyer; and
          (g) a written agreement terminating the Company’s participation in and any liability or obligation under and pursuant to that certain Non-Utility Money Pool Agreement, dated November 21, 2003, among the Company and its Affiliates signatory thereto, the same to be reasonably satisfactory to Buyer.
ARTICLE VII
CONDITIONS PRECEDENT TO
OBLIGATIONS OF THE COMPANY AND THE SELLER
     The obligations of the Company and the Seller to consummate the transactions contemplated by this Agreement shall, at their respective options, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:
     7.1. No Misrepresentation or Breach of Covenants and Warranties.
          (a) There shall have been no material breach by the Buyer in the performance of any of its covenants, agreements and obligations herein.
          (b) Each of the representations and warranties contained or referred to in Article IV hereof shall be true and correct on the date hereof and shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except that (i) representations and warranties that speak as of a specific date or time other than the Closing Date need only be true and correct as of such date or time, and (ii) representations and warranties that are qualified by Material Adverse Effect or otherwise by materiality qualifiers shall be true and correct in all respects.
          (c) There shall have been delivered to the Seller and the Company a certificate, dated the Closing Date and signed by the President or other senior executive officer of the Buyer, stating that conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied.
     7.2. No Order. At the Closing Date, there shall be no statute, regulation, injunction, restraining order or decree of any nature of any court or other Governmental Authority of competent jurisdiction that is in effect that prohibits or materially restrains the consummation of the transactions contemplated hereby; provided that, in the event of any such statute, regulation, injunction, restraining order or decree, the Company or the Seller, as the case may be, shall use Commercially Reasonable Efforts to cause such statute, regulation, injunction, restraining order or decree to be complied with, lifted or vacated, as the case may be.
     7.3. Necessary Approvals and Consents; HSR. The Seller and the Buyer shall have obtained all consents, approvals and actions of any third person or Governmental Authority specified in the Company Disclosure Schedule as conditions to the parties’ obligation to complete the transactions contemplated hereby. The applicable waiting period, if any, under the HSR Act shall have expired or been terminated.
     7.4. Release of Guaranty. Bank of America Corporation and its Affiliates shall have released AGL Resources of its guaranty of the obligations of the Company under and in connection with that certain Master Service Agreement, dated June 27, 2002, and related dark fiber agreements and task orders, pursuant to which the Company provides certain dark fiber and related services, including operation and maintenance, to Bank of America Technology and Operations, Inc. in and throughout Atlanta, Georgia; Kansas City, Missouri; Phoenix, Arizona; Richmond, Virginia; and St. Louis, Missouri.
     7.5. Transaction Documents. The Buyer shall have executed and delivered to the Seller and the Company all applicable Transaction Documents.
     7.6. Other Closing Deliveries. The Buyer shall have delivered to the Seller each of the following items:
          (a) a certificate duly executed by the Secretary of the Buyer, dated as of the Closing Date, certifying as to and, where appropriate, attaching certified copies of, (i) the resolutions duly adopted by the managers and members, as applicable, of the Buyer authorizing the execution, delivery and performance of the Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated by this Agreement, (ii) the certificate of formation and operating agreement of the Buyer, as in effect at the Closing Date, and (iii) the name, title, incumbency and signatures of the officers authorized to execute the Transaction Documents to which the Buyer is a party, on behalf of the Buyer; and
          (b) a certificate of good standing of the Buyer issued as of a date not more than seven (7) days prior to the Closing Date by the Secretary of State of Delaware.
ARTICLE VIII
TERMINATION
     8.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date: (i) by the mutual consent of the Buyer and the Seller; (ii) by the Buyer in the event that any condition set forth in Article VI shall not be satisfied and shall not be reasonably capable of being satisfied on or prior to the Closing Date; (iii) by the Company or the Seller in the event that any condition set forth in Article VII shall not be satisfied and shall not be reasonably capable of being satisfied on or prior to the Closing Date; (iv) by the Buyer, the Company or the Seller if the

Closing shall not have occurred on or before September 30, 2010 (or, if the Buyer, the Company and the Seller shall have agreed to a later date pursuant to the terms of this Agreement, on or before any such later date); and (v) by the Buyer, in its sole and absolute discretion, in consideration for the payment by the Buyer to the Seller of a termination fee equal to Three Million Dollars ($3,000,000) (the “Termination Fee”); provided, however, that no Party may terminate this Agreement pursuant to clauses (ii), (iii) or (iv) above if the failure of any condition in Article VI or Article VII to be satisfied or the failure of the Closing to occur on or before September 30, 2010 (or, if the Parties shall have agreed to a later date pursuant to the terms of this Agreement, on or before any such later date), results from (x) the willful material breach by such Party of any covenant of this Agreement or (y) such Party’s failure to use the required efforts to consummate the transactions contemplated hereby.
     8.2. Procedure and Effect of Termination. In the event of termination of this Agreement by any Party or Parties entitled to terminate this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b), 5.6 and 10.3 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.
     8.3. Termination Fee. Each of the Seller, the Buyer and the Company acknowledges and agrees that the Termination Fee provided for in Section 8.1(v) constitutes liquidated damages, and not a penalty, and is reasonable in the event of a termination by the Buyer as provided for in Section 8.1(v). Upon payment thereof as contemplated by this Section 8.3 and other than as set forth in Sections 5.1(b) and 5.6, the Buyer shall have no further obligation or liability to the Seller or the Company. The Termination Fee shall be payable immediately by the Buyer to the Seller in cash by wire transfer of immediately available funds to the account set forth in Section 8.3 of the Company Disclosure Schedule.
ARTICLE IX
INDEMNIFICATION
     9.1. Survival.
          (a) Survival. Subject to Section 9.1(c), all representations and warranties of each party to this Agreement shall, without regard to the dissolution of any Party, remain in full force and effect and survive until 6:00 p.m., Atlanta, Georgia time on the date that is the twelve (12) month anniversary of the Closing Date, except that, subject to Section 9.1(c):
          (i) the representations and warranties set forth in Section 2.11 (Environmental Matters), Section 2.14 (Taxes) and Section 2.15 (ERISA), and shall remain in full force and effect and survive until the expiration of the relevant statute of limitations (including any extension thereof);
          (ii) the representations and warranties set forth in Section 2.1 (Organization of the Company), Section 2.2 (Capitalization of the Company),

Section 2.3 (Authority of the Company; Non-contravention); Section 2.16 (Finders), Section 3.1 (Authority; Ownership of Interests) and Section 3.2 (Brokers, Finders, etc.) (collectively, the “Seller Fundamental Representations”) shall remain in full force and effect and survive indefinitely from and after the Closing Date;
          (iii) the representations and warranties set forth in Section 4.1 (Organization of the Buyer), Section 4.2 (Authority of the Buyer; Non-contravention) and Section 4.3 (Brokers, Finders, etc.) (collectively, the “Buyer Fundamental Representations”) shall remain in full force and effect and survive indefinitely from and after the Closing Date; and
          (iv) any claim of fraud shall remain in full force and effect and survive indefinitely;
provided, however, for the avoidance of doubt, the covenants and agreements of the Parties set forth herein shall survive in accordance with their respective terms for the periods expressly set forth in such provisions or, if a period is not expressly set forth in any covenant or agreement set forth in this Agreement, indefinitely with respect thereto after the Closing Date.
          (b) Reliance on Representations and Warranties. Each of the Seller and the Company acknowledges that the Buyer is entitled to rely upon the representations and warranties set forth in Articles II and III hereof, and the rights and remedies set forth herein that may be exercised by the Buyer Indemnitees, are part of the basis of the bargain contemplated by this Agreement, and such rights shall not be limited, waived, or otherwise affected by virtue of any investigation by the Buyer or knowledge acquired or capable of being acquired on the part of the Buyer of any inaccuracy or breach of any such representation, warranty or covenant, regardless of whether such knowledge was obtained through the Buyer’s own investigation or otherwise.
          (c) Expiration of Claims. Notwithstanding Section 9.1(a), if a Claim Notice relating to any representation or warranty set forth in Article II, Article III, or Article IV of this Agreement is delivered pursuant to this Article IX on or prior to the expiration of the relevant survival period set forth in Section 9.1(a), then, notwithstanding anything to the contrary contained in this Section 9.1, such representation or warranty shall not expire to the extent of the subject matter of such Claim Notice, but rather shall remain in full force and effect and survive to the extent of the subject matter of such Claim Notice until such time as such Claim Notice has been fully and finally resolved in accordance with this Article IX, either (i) by means of a written settlement agreement executed by Seller, the Company and Buyer, as applicable, or (ii) by means of a final, non-appealable Judgment issued by a court of competent jurisdiction.
          (d) Claim Notice. For purposes of this Agreement, a “Claim Notice” means a notice delivered in good faith by (x) any Buyer Indemnitee to the Seller (which shall be deemed delivered on behalf of all Buyer Indemnitees), stating that such Buyer Indemnitee believes that a Seller Indemnifiable Matter exists, or (y) by the Seller to the Buyer, stating that the Seller believes that a Buyer Indemnifiable Matter exists. A Claim Notice shall be delivered in accordance with the notice provisions in Section 10.1, and shall contain (i) a sufficiently detailed description of the claim such that the Seller is reasonably advised of the relevant facts and circumstances, to the extent reasonably available to the Buyer, related thereto, and (ii) a non-binding, preliminary good-faith estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a result of the Buyer Indemnifiable Matter or the Seller Indemnifiable Matter (the “Claimed Amount”).
     9.2. Indemnification by Seller.
          (a) Seller Indemnification. From and after the Closing, and subject to any applicable limitation set forth in this Article IX, the Seller shall hold harmless, indemnify and defend the Buyer and each of its officers, directors, managers, members, partners, employees, agents representatives and Affiliates (each, a “Buyer Indemnitee”) from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any and all Damages that are directly or indirectly suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third-Party Claim) and that arise directly or indirectly from or in connection with any of the following (each, a “Seller Indemnifiable Matter”):
          (i) any breach of any of the representations or warranties made by the Seller or the Company in this Agreement or any other Transaction Document;
          (ii) any breach of any covenant or obligation of the Seller or the Company contained in this Agreement or any other Transaction Document;
          (iii) any Indebtedness of the Company not paid and discharged in full on or prior to the Closing;
          (iv) any and all liabilities of whatever nature or source arising under, or in any way related to, any Seller Benefit Plans that are subject to Title IV of ERISA or any “multiemployer plan” to which the Seller or any ERISA Affiliate is required to contribute;
          (v) any and all liabilities of the Company for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Straddle Tax Period to the extent allocable to the portion of such period beginning before and ending on the Closing Date), but only to the extent that any such unpaid Taxes exceed the amount, if any, reserved for Taxes on the Final Working Capital Statement;
          (vi) any and all liabilities of the Company for any unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision in state, local, or non-U.S. law), as transferee or successor, by contract, or otherwise; provided, however, that this Section 9.2(a)(vi) shall not apply to any unpaid Taxes of the Buyer or any other member of the Buyer’s affiliated group (other than the Company), or to any unpaid Taxes of the Company attributable to any period or partial period beginning after the Closing Date; or

          (vii) any and all liabilities of the Company arising under, or in any way related to, the failure of the Seller to pay, perform, discharge and satisfy the Assumed Liabilities.
          (b) Application of Limitations. Except as otherwise provided in Section 9.2(c), the Seller shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) for any inaccuracy or breach of the representations and warranties made by the Seller or the Company in Articles II or III of this Agreement until such time as the total amount of all Damages arising from the Seller Indemnifiable Matters, in the aggregate, exceeds 1% of the Purchase Price (the “Indemnification Threshold”). If the total amount of Damages for all such Seller Indemnifiable Matters exceeds the Indemnification Threshold, the Buyer Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Damages to the extent of the amount of such Damages in excess of 50% of the Indemnification Threshold. Subject to Section 9.2(c), the aggregate liability of Seller shall not exceed 12.5% of the Purchase Price (the “Indemnification Cap”). The Buyer Indemnitees will not be entitled to indemnification pursuant to Section 9.2(a)(i) for Damages to the extent that the Buyer Indemnitee has been compensated therefor pursuant to Section 1.4.
          (c) Exceptions to Limitations. The limitations on the indemnification obligations of Seller set forth in Section 9.2(b) shall not apply to:
          (i) any inaccuracy in or breach of any Seller Fundamental Representation; or
          (ii) any indemnification claim made by any Buyer Indemnitee pursuant to Section 9.2(a)(ii), Section 9.2(a)(iii), Section 9.2(a)(iv), Section 9.2(a)(v), Section 9.2(a)(vi) or Section 9.2(a)(vii); or
          (iii) any claim for or based on fraud.
     9.3. Indemnification by Buyer.
          (a) Buyer Indemnification. From and after Closing and subject to any applicable limitation set forth in this Article IX, the Buyer shall indemnify, hold harmless, and defend the Seller from and against, and shall compensate and reimburse the Seller for, any and all Damages that are directly or indirectly suffered or incurred by the Seller or to which the Seller may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third-Party Claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any of the following (each, a “Buyer Indemnifiable Matter”):
          (i) any inaccuracy in or breach of any of the representations or warranties made by the Buyer in this Agreement or any other Transaction Document; and
          (ii) any breach of any covenant or obligation of the Buyer contained in any of this Agreement or any other Transaction Document.

          (b) Application of Limitations. Except as otherwise provided in Section 9.3(c), the Buyer shall not be required to make any indemnification payment pursuant to Section 9.3(a)(i) for any breach of the Buyer’s representations and warranties in Article IV of this Agreement until such time as the total amount of all Damages arising from Buyer Indemnifiable Matters, in the aggregate, exceeds the Indemnification Threshold. If the total amount of such Damages exceeds the Indemnification Threshold, the Seller shall be entitled to be indemnified against and compensated and reimbursed for all Damages to the extent of the amount of such Damages in excess of 50% of the Indemnification Threshold. The aggregate liability of the Buyer under this Article IX shall not exceed the Indemnification Cap.
          (c) Exceptions to Limitations. The limitations on the indemnification obligations of the Buyer set forth in Section 9.3(b) shall not apply to
          (i) any inaccuracy in or breach of any Buyer Fundamental Representation;
          (ii) any indemnification claim made by the Seller pursuant to Section 9.3(a)(ii); or
          (iii) any claim for or based on fraud.
     9.4. Defense of Third-Party Claims.
          (a) Notice of Third Party Claim. If any Person commences or asserts any Proceeding (whether against the Buyer or any other Buyer Indemnitee) with respect to which the Seller may become obligated to hold harmless, indemnify, defend, compensate, or reimburse any Buyer Indemnitee under this Article IX (each, a “Third-Party Claim”), the Buyer shall provide the Seller with written notice (a “Third Party Claim Notice”) as promptly as reasonably possible and, in any event, within thirty (30) days following the commencement or assertion of such proceeding; provided, however, that the failure to give such a Third Party Claim Notice shall not affect the rights of any Buyer Indemnitee to receive indemnification for Damages to the extent that the Seller’s right and ability to assume the defense of such Third-Party Claim is not materially prejudiced.
          (b) The Seller’s Election to Assume Defense. The Seller shall have the right, at its election, to assume the defense of such Third-Party Claim by written notice to the Buyer within ten (10) days following the date of the Third Party Claim Notice. Subject to Section 9.4(c), if the Seller elects to assume the defense of any such Third-Party Claim:
          (i) The Seller shall proceed to defend such Third-Party Claim in a diligent manner with counsel reasonably satisfactory to the Buyer at the sole expense of the Seller;
          (ii) The Buyer shall make available to the Seller any non-privileged documents and materials in the possession of the Buyer that may be reasonably necessary to the defense of such Third-Party Claim;

          (iii) The Seller shall keep Buyer informed of all material developments and events relating to such Third-Party Claim, including contemporaneously providing copies of any materials disclosed to any other Person in connection with the defense of such Third-Party Claim;
          (iv) The Buyer shall have the right to participate at its sole cost and expense in the defense of such Third-Party Claim; and
          (v) The Seller shall have the right to settle, adjust, or compromise such Third-Party Claim only with the prior written consent of the Buyer, which consent shall not be unreasonably delayed, conditioned or withheld.
          (c) Buyer’s Right of Defense. If the Seller does not elect to assume the defense of such Third-Party Claim or the Seller elects to assume the defense of such Third-Party Claim, but subsequently breaches any of its obligations under Section 9.4(b), then the Buyer may, at its election, proceed with the defense of such Third-Party Claim on its own under Section 9.4(d).
          (d) Buyer’s Defense of Third-Party Claim. If the Buyer proceeds with the defense of any Third-Party Claim under Section 9.4(c):
          (i) the Seller shall make available to the Buyer any documents and materials in the possession or control of the Seller that may be necessary to the defense of such Third-Party Claim;
          (ii) the Seller shall be entitled, at the Seller’s expense, to participate in any defense of such claim, and, in such event, the Buyer shall keep the Seller informed of all material developments and events relating to such Third-Party Claim; and
          (iii) the Buyer shall have the right to settle, adjust, or compromise such Third-Party Claim with the consent of the Seller, which consent shall not be unreasonably delayed, conditioned or withheld.
     9.5. Exclusive Remedy. Other than the equitable remedies described in Section 10.16 and claims for fraud, after the Closing Date, the exclusive remedy of any Party or other Person entitled to indemnification under this Article IX (an “Indemnified Person”) for Damages arising out of or relating to any Buyer Indemnifiable Matter or Seller Indemnifiable Matter, as applicable, shall be indemnification under this Article IX.
     9.6. Treatment of Indemnity Payments for Tax Purposes. All amounts payable by the Seller to or for the benefit of a Buyer Indemnitee under this Article IX shall, for Tax purposes, be treated as an adjustment to the Purchase Price payable by the Buyer to the Seller.

ARTICLE X
GENERAL PROVISIONS
     10.1. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) five (5) business days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one (1) business day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by cable, telegram, facsimile or telecopy, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):
(a)	if to the Buyer:

Zayo Group LLC 901 Front Street, Suite 200 Louisville, Colorado 80027 Attention: Scott E. Beer, General Counsel Fax No.: (303) 226-5923

with copies to:

Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203 Attention: Hendrik Jordaan, Esq. Fax No.: (303) 866-0546

(b)	if to the Company or the Seller, prior to Closing, or to the Seller after the Closing:

AGL Investments, Inc.
c/o AGL Resources Inc.
10 Peachtree Place
Atlanta, Georgia 30309
Attention: L. Stephen Cave, Vice President — Finance
William A. Palmer, III, Chief Corporate Counsel
Fax No.: (404) 584-3509

with copies to:

Kilpatrick Stockton LLP 1100 Peachtree Street, NE Suite 2800 Atlanta, Georgia 30309 Attention: Gregory K. Cinnamon David A. Stockton Fax No.: (404) 815-6555

     10.2. Expenses. Subject to Section 8.2, and except as otherwise provided herein, each Party hereto shall pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on his or its part to be performed or complied with, including the fees, expenses and disbursements of his or its counsel and accountants. The foregoing notwithstanding, the Seller shall pay the fees and expenses of counsel to the Company, as well as the fees and expenses of its counsel, and the Seller shall pay, for its account and on behalf of the Company, all amounts (including, fees, commissions and/or expenses) due to SunTrust Robinson Humphrey by the Company or the Seller in connection with the transactions contemplated by this Agreement.
     10.3. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.
     10.4. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the Company and the Buyer.
     10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Georgia.
     10.6. Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Buyer may assign its right to purchase the Interests to one or more of its Affiliates; provided, further, that no such assignment shall relieve the Buyer of any of its liabilities or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.
     10.7. No Third Party Beneficiaries. Except as provided in Section 5.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     10.8. Descriptive Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     10.9. Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed in the Company Disclosure Schedule shall be deemed to qualify each representation and warranty of the Company and the Seller, as the case may be, notwithstanding the lack of a specific cross-reference, except to the extent that its applicability to a particular representation, warranty, agreement or condition is not reasonably apparent from the disclosure thereof.
     10.10. No Implied Representation. It is understood that any cost estimates, projections or other predictions contained or referred to in the offering materials that have been provided to the Buyer by the Company or the Seller are not and shall not be deemed to be representations or warranties of the Company or the Seller.
     10.11. Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules or Exhibits is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule or Exhibit is or is not material for purposes of this Agreement.
     10.12. Interpretation. As used in this Agreement, (i) the term “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation”; (ii) “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other interests, by contract or otherwise; (iii) definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such terms; (iv) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (v) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (vi) the word “or” shall not be exclusive; and (vii) provisions shall apply, when appropriate, to successive events and transactions.
     10.13. Reasonable Consent Required. Where any provision of this Agreement requires a Party to obtain the consent, approval or other acquiescence of any other Party, such consent, approval or other acquiescence shall not be unreasonably conditioned, withheld or delayed by such other Party.

     10.14. Entire Agreement; Amendments. This Agreement, including the Schedules and Exhibits, contains the entire understanding of the Parties hereto with regard to the subject matter contained herein. The Parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. Any such agreement shall be validly and sufficiently authorized for purposes of this Agreement if it is signed by the Buyer, the Company and the Seller.
     10.15. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof if evidenced by a written instrument duly executed. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     10.16. Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Georgia or any Georgia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement in any court other than a federal court sitting in the State of Georgia or a Georgia state court.
     10.17. Enforcement. Except as contemplated by Section 8.3, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as contemplated by Section 8.3, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court sitting in the State of Georgia or in any Georgia state court, in addition to any other remedy to which any party is entitled at law or in equity.
ARTICLE XI
DEFINITIONS
     In addition to the other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the meanings specified or referred to below:
     “ACC License” means the Company’s authorization by the Arizona Corporation Commission to provide competitive intra-LATA and inter-LATA non-switched, resold and facilities-based telecommunications services, including non-switched, private line services, resold and facilities-based point-to-point, point-to-multipoint and multipoint-to-multipoint services, dark fiber and last-mile dedicated connectivity between intrastate locations, both intra-exchange and interexchange, for the provision of voice, data and information services to and between telecommunications service providers and business customers, including through the installation, construction, lease, management and sale of fiber optic networks.

     “Accounts Receivable Target” has the meaning specified in Section 1.4(b).
     “Acquisition Proposal” has the meaning specified in Section 5.17.
     “Affiliate” means, with respect to any person, any other person who directly or indirectly controls, is controlled by or is under common control with such person.
     “AGL Resources” means AGL Resources Inc., a Georgia corporation.
     “Agreement” has the meaning specified in the preamble of this Agreement.
     “Assets” has the meaning specified in Section 2.21.
     “Assumed Liabilities” means each of the current liabilities reflected by the following general ledger account numbers of the Company (including, for the avoidance of doubt, the general category of current liability reflected by such account numbers), or otherwise defined on Schedule 1.4, in each case as of and accrued through Closing: (a) 225120 (Accounts Payable — Accrued) to the extent associated with any Project Costs; (b) 225500 (Payroll Deductions); (c) 225507 (One Pledge Club Atlanta); (d) 225512 (Employee Stock Purchase Plan); (e) 225521 (P.A.C. Payable); (f) 225548 (AFLAC Supplemental Insurance); (g) 251409 (Parking Deduction); and (h) 220084 (Miscellaneous Liabilities — Bonuses; which includes accrued bonus expense and commissions).
     “Audited Financial Statements” has the meaning specified in Section 5.19.
     “Buyer” has the meaning specified in the preamble of this Agreement.
     “Buyer Fundamental Representations” has the meaning specified in Section 9.1(a)(iii).
     “Buyer Indemnifiable Matter” has the meaning specified in Section 9.3(a).
     “Buyer Indemnitee” ” has the meaning specified in Section 9.2(a).
     “Capital Expenditures” means the acquisition by purchase, lease or otherwise of assets that would be capitalized on a balance sheet.
     “Cash on Hand” means all money, cash and cash equivalents in the business safes or other storage devices located on the business premises.
     “Certificate of Formation” means the certificate of the Company filed with the State of Delaware on August 15, 2000 evidencing the formation of the Company.
     “Claim Notice” has the meaning specified in Section 9.1(d).
     “Claimed Amount” has the meaning specified in Section 9.1(d).
     “Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings.

     “Closing” has the meaning specified in Section 1.2.
     “Closing Date” means the latest of (i) the second business day after expiration or termination of all waiting periods prescribed under the HSR Act (as defined herein), and (ii) the date on which the conditions set forth in Articles VI and VII shall be satisfied or duly waived; or if Seller and the Buyer mutually agree on a different date, the date upon which they have mutually agreed.
     “Code” means the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations promulgated thereunder.
     “Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Interests Purchase, or to expend any material sum, grant or agree to any material concession or incur any other material burden.
     “Communications Licenses” has the meaning specified in Section 2.8(b).
     “Company” has the meaning specified in the preamble of this Agreement.
     “Company Confidential Information” means, as the same exists on or prior to the Closing Date and only to the extent thereof, (a) any and all trade secrets of the Company concerning the business and affairs of the Company, its product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, marketing plans, computer software and programs (including object code and source code), database technologies, systems and structures, architecture processes, improvements, devices, discoveries, concepts, methods, patents, patent applications, inventions, ideas, improvements (whether patentable or not), information and other Intellectual Property of the Company and any other information, however documented, of the Company that is a trade secret under the common law or other applicable law; (b) any and all information concerning the business and affairs of the Company, including historical financial statements, financial projections and budgets, historical and projected sales, contractual arrangements, capital spending budgets and plans, the names and backgrounds of key personnel, customers, contractors, agents, vendors, suppliers and potential suppliers, personnel training, techniques and materials and purchasing methods and techniques, however documented; and (c) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for the Company containing or based, in whole or in part, upon any information included in the foregoing; provided, however, that Company Confidential Information shall not include (i) information that is or becomes generally available to the public on a non-confidential basis (including from a third party that is not disclosed in breach of any obligation of confidentiality with respect to such information), unless such information has become generally available as a result of any breach of this Agreement, and (ii) information that the Buyer expressly authorizes in writing may be disclosed.
     “Company Disclosure Schedule” has the meaning specified in Section 2.1.
     “Confidentiality Agreement” has the meaning specified in Section 5.1(b).
     “Contract” has the meaning specified in Section 2.9(a).
     “Current Project” has the meaning specified in Section 5.12(c).
     “Damages” means, with respect to any Person at the time of determination, any damage, injury, lost Tax deduction, liability, claim, deficiency, demand, settlement, Judgment, fine, penalty, Tax, Encumbrance, fee (including any legal fee, expert fee, accounting fee, or advisory fee), charge, disbursement, remediation, cost, expense (including any cost of investigation, penalty, or expense of any nature) or other loss suffered or incurred by such Person but excluding punitive or exemplary damages. For purposes of determining the amount of any Damages, any qualifications in the representations, warranties and covenants with respect to a “Material Adverse Effect”, materiality, material, or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Damages.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is treated as a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code.
     “Encumbrance” means any Lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other encumbrance or restriction of any kind.
     “Environmental Claims” has the meaning specified in Section 2.11.
     “Environmental Law” has the meaning specified in Section 2.11.
     “Estimated Working Capital” has the meaning specified in Section 1.4(a).
     “FCC” has the meaning specified in Section 2.8(b).
     “FCC License” means the Company’s authorization by the FCC to provide domestic interexchange services, and to provide facilities-based and resale services.
     “Final Working Capital” has the meaning specified in Section 1.4(c).
     “Final Working Capital Statement” has the meaning specified in Section 1.4(c).
     “Financial Statements” has the meaning specified in Section 2.4(a).

     “Funded Indebtedness” means, as applied to any Person, all Indebtedness of such Person maturing after, or renewable or extendable at the option of such Person beyond, twelve (12) months from the date of determination and shall not included any intracompany Indebtedness or obligations.
     “Future Project” has the meaning specified in Section 5.12(b).
     “Future Project Budget” has the meaning specified in Section 5.12(b).
     “GAAP” means generally accepted accounting principles as applied in the United States, as consistently applied by the Company in the Most Recent Financial Statements.
     “GAPSC License” means the Company’s authorization by the Georgia Public Service Commission to provide competitive non-switched, facilities-based, local exchange telecommunications services, including non-switched, private line services, facilities-based point-to-point, point-to-multipoint and multipoint-to-multipoint services, Ethernet services and last-mile dedicated connectivity between intrastate locations, both intra-exchange and interexchange, for the provision of voice, data and information services to and between telecommunications service providers and business customers.
     “Governmental Authority” means any court, government (federal, state, local, foreign or multinational), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
     “Governmental Filings” has the meaning specified in Section 5.2(a).
     “Governmental Permits” has the meaning specified in Section 2.8(a).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Hazardous Materials” has the meaning specified in Section 2.11.
     “IRS” means the Internal Revenue Service.
     “IRU” has the meaning specified in Section 2.9(a)(viii).
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person created, issued, or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person and including overdraft facilities); (b) all contingent obligations of such Person, including the obligation of such Person to pay the deferred purchase price or acquisition price of property or services, earnout, or similar payment, to the extent constituting a Liability (other than accrued expenses and trade accounts payable incurred in the ordinary course of business of such Person that are not more than 90 days past due); (c) all obligations of such Person evidenced by a note, bond, debenture, or similar Contract; (d) the then-drawable stated amount of and, without duplication, all reimbursement obligations of such Person under letters of credit or similar instruments issued or accepted by banks and other financial institutions; (e) all obligations of such Person under any derivative instrument; (f) all accumulated dividends or distributions of such Person, whether or not declared; (g) the principal amount of all obligations under or in respect of leases required to be capitalized under GAAP; (h) Funded Indebtedness; and (i) all obligations of another Person of the types listed in clauses (a) through (h) above, payment of which is guaranteed by, or secured by Encumbrances on the property of (with respect to Encumbrances, to the extent of the value of property pledged pursuant to such Encumbrances if less than the amount of such obligations), such Person.
     “Indemnification Cap” has the meaning specified in Section 9.2(b).
     “Indemnification Threshold” has the meaning specified in Section 9.2(b).
     “Indemnified Person” has the meaning specified in Section 9.5.
     “Insurance Policies” has the meaning specified in Section 2.22.
     “Intellectual Property” has the meaning specified in Section 2.12(a).
     “Interests” has the meaning specified in the preamble of this Agreement.
     “Interests Purchase” has the meaning specified in the preamble of this Agreement.
     “Independent Accountant” has the meaning specified in Section 1.4(d).
     “Judgment” means any: (a) order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority or any arbitrator or arbitration panel (in each case, whether preliminary or final); or (b) contract, agreement, undertaking, understanding, or arrangement of any kind or nature with any Governmental Authority entered into in connection with any Proceeding.
     “knowledge of the Buyer” and other phrases of like substance means the actual knowledge of Matt Erickson.
     “knowledge of the Seller” and other phrases of like substance means the actual knowledge of James Gillis, Andrew Harrison and Andrew Evans.
     “LTOP” has the meaning specified in Section 2.5(j).
     “Lease” has the meaning specified in Section 2.10(a).
     “Leased Properties” has the meaning specified in Section 2.10(a).
     “Liabilities” has the meaning specified in Section 2.6.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease (meaning any leasing or similar arrangement which is classified as a capital lease in the Most Recent Financial Statements), any financing lease bearing substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code (as in effect in any jurisdiction) or any comparable law, and any contingent or other agreement to provide any of the foregoing.
     “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, Claims, actions, causes of action, assessments, deficiencies and other charges.
     “MPSC License” means the Company’s authorization by the Missouri Public Service Commission to provide competitive switched interexchange and non-switched local exchange telecommunications services limited to providing dedicated private line service to business customers by deploying, leasing and selling metropolitan fiber optic networks and systems to other telecommunications services providers.
     “Major Customers” has the meaning specified in Section 2.19(a).
     “Major Suppliers” has the meaning specified in Section 2.19(b).
     “Material Adverse Effect” means any change or effect that is or could reasonably be expected to be materially adverse to (i) the condition (financial or otherwise), businesses, assets, liabilities or results of operations of the Company, other than any change or effect arising out of (x) any change in the economy in general or the markets in which the Company operates (except to the extent of that the Company is disproportionately impacted), or (y) this Agreement or the transactions contemplated hereby, including the announcement or pendency thereof, or (ii) the ability of the Company or the Seller to consummate the transactions contemplated hereby.
     “Most Recent Balance Sheet” has the meaning specified in Section 2.4(a).
     “Most Recent Balance Sheet Date” has the meaning specified in Section 2.4(a).
     “Most Recent Financial Statements” has the meaning specified in Section 2.4(a).
     “NCUC License” means the Company’s authorization by the North Carolina Utilities Commission to provide competitive intrastate interexchange and local exchange access telephone service.
     “New Plans” has the meaning specified in Section 5.8(c).
     “Non-Recurring Project Revenues” has the meaning specified in Section 5.12(a).
     “Notice of Disagreement” has the meaning specified in Section 1.4(d).
     “Old Plans” has the meaning specified in Section 5.8(c).

     “Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company, dated as of December 20, 2002, as amended.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions of said Corporation.
     “PUCN License” means the Company’s authorization by the Public Utilities Commission of Nevada to provide intra-LATA and inter-LATA telecommunications services, private line services, voice, data and information services to end-use business customers, and sell unused capacity to other telecommunications providers.
     “Parent Guaranty” has the meaning specified in Section 5.18.
     “Parties” means, collectively, each of the Company, the Seller and the Buyer, and, individually, any one or more of them, as the context requires.
     “Permitted Encumbrance” means, with respect to or upon any of the property or assets of the Company, whether owned as of the date hereof or thereafter, any (i) Encumbrances on property of the Company existing on the date of this Agreement; (ii) Liens incurred and pledged and deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits; (iii) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business; (iv) Liens imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which the Company shall, to the extent it deemed it necessary, have set aside on its books adequate reserves; (v) Liens securing the payment of Taxes, either not delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which the Company shall, to the extent it deemed it necessary, have set aside on its books adequate reserves; (vi) zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or other title matters (and with respect to leasehold interests, mortgages, obligations, Liens and other Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or the value of such property for the purpose of the business of the Company; (vii) Liens on property existing at the time such property was acquired by the Company; provided that such Liens were not created in contemplation of the acquisition of such property by the Company; and (viii) extensions, renewals and replacements of Liens referred to in (i) through (vii) of this sentence; provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced, and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the original Lien extended, renewed or replaced, none of which, individually or in the aggregate, have a material adverse effect upon the value of the property subject thereto or the use to which such property is presently put.
     “Person” means and includes an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and any governmental or regulatory body or other agency or authority.
     “Plans” has the meaning specified in Section 2.15(a).
     “Pre-Closing Tax Period” has the meaning specified in Section 5.14(a).
     “Post-Closing Tax Period” has the meaning specified in Section 5.14(a).
     “Preliminary Working Capital Statement” has the meaning specified in Section 1.4(a).
     “Proceeding” means any action, arbitration, audit, claim, charge, demand, subpoena, complaint, contest, inquiry, inquest, examination, challenge, controversy, dispute, appeal, counterclaim, prosecution, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     “Project Costs” has the meaning specified in Section 5.12(a).
     “Project Revenues” has the meaning specified in Section 5.12(a).
     “Projects” means the projects set forth in Section 2.23 of the Company Disclosure Schedule.
     “Purchase Price” has the meaning specified in Section 1.1.
     “Recurring Project Revenues” has the meaning specified in Section 5.12(a).
     “Representative” or “Representatives” means the five members of the management committee of the Company, known as the Executive Committee, as set forth in the Operating Agreement, or any of such five members individually.
     “Retained Employee” has the meaning specified in Section 5.8(a).
     “Return” has the meaning specified in Section 2.14(k).
     “Review Period” has the meaning specified in Section 1.4(c).
     “SEC” shall mean the Securities and Exchange Commission.
     “Section 338(h)(10) Election” has the meaning specified in Section 5.14(l).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Seller” has the meaning specified in the preamble of this Agreement.
     “Seller Benefit Plans” has the meaning specified in Section 5.8(c).
     “Seller Fundamental Representations” has the meaning specified in Section 9.1(a)(ii).
     “Seller Indemnifiable Matter” has the meaning specified in Section 9.2(a).
     “Seller Release” has the meaning specified in Section 6.8(e).
     “Separation Benefits Cap” has the meaning specified in Section 5.8(a).
     “Solvent” has the meaning specified in Section 4.8.
     “State PUC” means the regulatory body in a particular state that governs public utilities within said state.
     “SunTrust Robinson Humphrey” means SunTrust Robinson Humphrey, Inc.
     “Tax” or “Taxes” has the meaning specified in Section 2.14(j).
     “Tax Adjustment” has the meaning specified in Section 5.14(m).
     “Tax Authority” means any Governmental Entity serving as a Tax authority.
     “Tax Contest” has the meaning specified in Section 5.14(i).
     “Termination Fee” has the meaning specified in Section 8.1.
     “Third Party Claim” has the meaning specified in Section 9.4(a).
     “Third Party Claim Notice” has the meaning specified in Section 9.4(a).
     “Transaction Document” means (a) this Agreement, (b) the Transition Services Agreement, (c) the Parent Guaranty, (d) the Seller Release, (e) the deliveries of the Seller and the Company set forth in Sections 6.1(c), 6.5, 6.7, 6.8(b), 6.8(c) and 6.8(d) and (f) the deliveries of the Buyer set forth in Sections 7.1(c) and 7.6.
     “Transfer Taxes” has the meaning specified in Section 5.14(l).
     “Transition Services Agreement” has the meaning specified in Section 5.15.
     “WARN Act” means the Federal Workers Adjustment and Retraining Notification Act.
     “Working Capital” means an amount equal to the current assets of the Company less the current liabilities of the Company, but excluding, (a) all inter-company money pool assets and liability accounts; (b) inventory held for resale; (c) all Assumed Liabilities; (d) the current portion of deferred revenue; (e) accrued tax liabilities assumed by the Seller; and (f) accounts receivable associated with Project Revenues (except for Recurring Project Revenues deriving from or arising out of the Current Projects which are billed prior to Closing and collected after Closing), in each case, as determined in accordance with GAAP, as adjusted, and in a manner consistent with the policies and principles set forth on Schedule 1.4.
     “Working Capital Target” means Nine Hundred Twenty Thousand Dollars ($920,000.00).
[Signatures on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BUYER: ZAYO GROUP, LLC
By:	/s/ Ken desGarennes
	Name:	Ken desGarennes
	Title:	Vice President and Chief Financial Officer

By:	/s/ Scott Beer
	Name:	Scott Beer
	Title:	Vice President and General Counsel

COMPANY: AGL NETWORKS, LLC
By:	/s/ Andrew W. Evans
	Name:	Andrew W. Evans
	Title:	EVP. CFO and Treasurer

SELLER: AGL INVESTMENTS, INC.
By:	/s/ Andrew W. Evans
	Name:	Andrew W. Evans
	Title:	EVP. CFO and Treasurer

Signature Page to Membership Interest Purchase Agreement

COMPANY DISCLOSURE SCHEDULE
to
MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
AGL NETWORKS, LLC
a Delaware limited liability company
AGL INVESTMENTS, INC.
a Georgia corporation
and
ZAYO GROUP, LLC
a Delaware limited liability company
Dated March 23, 2010

     Pursuant to that certain Membership Interest Purchase Agreement (the “Agreement”) entered into as of March 23, 2010, by and among AGL Networks, LLC, a Delaware limited liability company (the “Company), AGL Investments, Inc., a Georgia corporation (“Seller”), and Zayo Group, LLC, a Delaware limited liability company (“Buyer”), Company and Seller provide the following schedules (the “Company Disclosure Schedule”) and any attachments hereto (each of which is incorporated herein by this reference), to Buyer. References to any document do not purport to be complete and are qualified in their entirety by the document itself. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement. Section references are to sections in the Agreement pursuant to which the information is being disclosed.
     This Company Disclosure Schedule and the information and disclosures contained herein are intended only to list those items required to be listed by the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.
     No disclosure in this Company Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, nor is such inclusion an admission of liability to or of any party. Further, the inclusion of any item in the Company Disclosure Schedule does not constitute a representation by Company or Seller that such items are material to Buyer.
     The information provided herein is being provided solely for the purpose of making disclosures under the Agreement. In disclosing this information, neither Company nor Seller waives any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.
     In accordance with the Agreement, Seller hereby provides the information hereinafter set forth.

Section 2.1
NONE

Section 2.2(b)
NONE

Section 2.3(b)
FRANCHISE AGREEMENT ASSIGNMENT APPROVALS REQUIRED
Arizona
•	Gilbert

•	Glendale

•	Mesa

•	Paradise Valley

•	Phoenix

•	Scottsdale
Georgia
•	College Park

•	Decatur

•	Norcross
STATE LICENSE ASSIGNMENT APPROVALS REQUIRED
•	Georgia PSC (Certificates of Authority to Provide Competitive Local Exchange Services and to Provide IntraLATA and InterLATA Intrastate Telecommunications)
FEDERAL LICENSE ASSIGNMENT APPROVALS REQUIRED
•	FCC (Section 214)
COLOCATION AGREEMENT ASSIGNMENT APPROVALS REQUIRED
•	56 Marietta Street, Atlanta (Fiber and Facilities Installation Agreement between Company and Colo Properties Atlanta LLC, dated 11/1/05)
•	8521 East Princess Drive, Scottsdale, AZ (License and Master Service Agreement between the Company and IO Capital Princess, LLC dated 6/08)
•	615 N. 48th Street, Phoenix, AZ (License and Master Service Agreement between the Company and IO Phoenix One, LLC dated 3/9/09)
•	Two Concourse Lease Agreement between the Company and Teachers Concourse, LLC dated , 2002 (to the extent Buyer does not comply with the provisions of the lease agreement)
POLE ATTACHMENT AGREEMENT
•	Stand Alone Agreement for Access to Southwestern Bell Telephone Company’s Structure dated 1/16/09

Section 2.4(a)
[See attached spreadsheet documents]

DISCLOSURE SCHEDULES TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
AGL NETWORKS, LLC; AGL INVESTMENTS, INC.; and ZAYO GROUP LLC
Section 2.4 (a)
FINANCIAL STATEMENTS
AGL NETWORKS, LLC — BALANCE SHEET (UNAUDITED)
AS OF DECEMBER 31,

	2009	2008	2007
Current assets
Cash and cash equivalents	$—	$—	$—
Receivables
Accounts receivables	5,649,066	2,085,967	2,348,266
Less allowance for doubtful accounts	88,832	72,421	57,893

Total receivables	5,560,234	2,013,546	2,290,373
Inventory — Telecommunication projects held for resale
Telecommunication projects held for resale	299,615	97,814	2,482,777
Other — parts, materials and operating supplies	—	—	143,001

Total inventory	299,615	97,814	2,625,778
Deferred franchise fees — current portion	652,789	326,190	—
Prepaid taxes — net	—	166,174	—
Other current assets	34,426	160,316	136,681

Total current assets	6,547,064	2,764,040	5,052,832

Long-term assets and other deferred debits
Property, plant and equipment
Property, plant and equipment in service	96,965,722	92,155,504	75,926,716
Construction work-in progress	14,408,271	3,563,334	8,462,765
Less accumulated depreciation	15,150,355	12,292,458	9,725,564

Property, plant and equipment — net	96,223,638	83,426,380	74,663,917
Deferred franchise fees	958,254	2,045,172	—
Security deposits	505,235	350,000	350,000
Other	266,105	509,697	459,517

Total long-term assets and other deferred debits	97,953,232	86,331,249	75,473,434

Total assets	$104,500,296	$89,095,289	$80,526,266

Current liabilities
Accounts payable	$1,183,005	$546,387	$1,010,677
Intercompany payables	51,042,170	43,047,137	31,775,610
Accrued wages and salaries	1,219,765	1,066,901	898,373
Accrued taxes — net	2,024,363	—	631,763
Deferred revenue — current portion	3,427,400	2,818,050	6,762,142
Other	1,626	—	—

Total current liabilities	58,898,329	47,478,475	41,078,565

Long-term liabilities and other deferred credits
Accumulated deferred income taxes	17,200,967	15,816,883	12,171,904
Deferred revenue	29,418,640	30,094,684	31,704,062
Other	364,537	—	131,848

Total long-term liabilities and other deferred credits	46,984,144	45,911,567	44,007,814

Shareholder’s equity	(1,382,177)	(4,294,753)	(4,560,113)

Total equity	(1,382,177)	(4,294,753)	(4,560,113)

Total liabilities and equity	$104,500,296	$89,095,289	$80,526,266

DISCLOSURE SCHEDULES TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
AGL NETWORKS, LLC; AGL INVESTMENTS, INC.; and ZAYO GROUP LLC
Section 2.4 (a)
FINANCIAL STATEMENTS
AGL NETWORKS, LLC — STATEMENTS OF INCOME (UNAUDITED)
YEARS ENDED DECEMBER 31,

	2009	2008	2007
Operating Revenues	$21,779,612	$26,767,864	$16,811,659
Operating Expenses
Cost of sales	941,149	4,566,180	1,419,231
Operation and maintenance	9,254,243	8,968,851	7,385,967
Depreciation	2,874,594	2,660,849	2,369,180
Taxes other than income taxes	764,874	642,105	526,429

Total operating expenses	13,834,860	16,837,985	11,700,807

Operating income	7,944,752	9,929,879	5,110,852
Other income and (expense)	—	(5,000)	(49,936)
Interest expense, net	287,190	1,268,328	1,747,119

Earnings before income taxes	7,657,562	8,656,551	3,313,797
Income tax expense	3,066,258	3,351,073	1,278,341

Net income	$4,591,304	$5,305,478	$2,035,456

Section 2.4(b)
Accounts Payable Aging
[See attached spreadsheet documents]

DISCLOSURE SCHEDULES TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
AGL NETWORKS, LLC; AGL INVESTMENTS, INC.; and ZAYO GROUP LLC
Section 2.4 (b)
ACCOUNTS PAYABLE AGING

	Invoice Date/
VENDOR NAME	Date Accrued		Amount
GEORGIA POWER COMPANY	30-Dec-09	[A]	$111
SOFTCHOICE	16-Dec-09	[A]	2,608

CAPITAL ACCRUALS FOR CHARLOTTE EXPANSION PROJECT
COMMUNICATION SERVICES, INC. (Invoice # R12144)	21-Dec-09	[B]	14,892
COMMUNICATION SERVICES, INC. (Invoice # G12143)	21-Dec-09	[B]	77,374
COMMUNICATION SERVICES, INC. (Invoice # B12141)	14-Dec-09	[B]	9,848
FIBERTECH (Invoice # 3337)	18-Dec-09	[B]	59,629
FIBERTECH (Invoice # 3338)	18-Dec-09	[B]	70,040
COMMUNICATION SERVICES, INC. (Invoice # BK12146)	22-Dec-09	[B]	36,559
COMMUNICATION SERVICES, INC. (Invoice # G12147)	28-Dec-09	[B]	25,334
COMMUNICATION SERVICES, INC. (Invoice # BK12148)	28-Dec-09	[B]	85,751
COMMUNICATION SERVICES, INC. (Invoice # G12150)	31-Dec-09	[B]	2,609
COMMUNICATION SERVICES, INC. (Invoice # G12145)	22-Dec-09	[B]	15,494
COMMUNICATION SERVICES, INC. (ESTIMATE)	31-Dec-09	[B]	22,726
COMMUNICATION SERVICES, INC. – ESTIMATE FOR 3 BORES UNDERNEATH INTERSTATE 1000 FEET IN LENGTH	31-Dec-09	[B]	390,000
OUTSIDE SERVICES ACCRUALS (ESTIMATE)	31-Dec-09	[B]	60,500
LEGAL ACCRUALS (ESTIMATE)	31-Dec-09	[B]	19,967
ACCRUED COST OF GOODS FOR FOLLOWING PROJECTS (ESTIMATES)
PROJECT # 040550 (MCI LTOP PO 10)	31-Aug-09	[B]	56,813
PROJECT # 040576 — BOA IN KANSAS CITY	30-Sep-09	[B]	14,151
PROJECT # 041641 — DEKALB COUNTY SCHOOL SYSTEM TUCKER HIGH SCHOOL	30-Nov-09	[B]	21,000
MARTA WORK ORDER 1	31-Dec-09	[B]	10,000
PROJECT # 041665 — MCI LTOP	31-Dec-09	[B]	52,700
EXPENSES RELATED TO LEASE OF 72 COUNT FIBER (TIME WARNER)	31-May-09	[B]	10,260
TEMPE FRANCHISE FEES	30-Nov-09	[B]	61,488
ALL OTHER ACCOUNTS PAYABLE LESS THAN $10,000			63,151

TOTAL ACCOUNTS PAYABLE PER MOST RECENT BALANCE SHEET			$1,183,005

[A]	Invoices received prior to December 31, 2009 and processed in the PeopleSoft accounts payable system but outstanding as of December 31, 2009 as payment due date occurs after December 31, 2009.

[B]	Invoices not received prior to December 31, 2009 and thus not processed in the PeopleSoft accounts payable system but goods and services were received prior to December 31, 2009. Therefore, an estimated accrued liability was recorded at of the Most Recent Balance Sheet Date.

Section 2.4(c)
Accounts Receivable
[See attached spreadsheet documents]

DISCLOSURE SCHEDULES TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
AGL NETWORKS, LLC; AGL INVESTMENTS, INC.; and ZAYO GROUP LLC
Section 2.4 (c)
ACCOUNTS RECEIVABLE AGING — 90 DAYS PAST DUE

		Number of Days
		Past Due as of
CUSTOMER NAME AND INVOICE NUMBER	Invoice Date	31-Dec-09	Amount
Turner Broadcasting Systems Invoice # 200909-0156	18-Sep-09	104	$10,500
Level 3 Communications, LLC Invoice # 200901-2129-A	21-Jan-09	344	(2,457)
Level 3 Communications, LLC Invoice # 200902-2214-A	18-Feb-09	316	12,682
NextG Networks of NY, Inc. Invoice # 200906-6034	30-Jun-09	184	6,310
NextG Networks of NY, Inc. Invoice # 200906-6036	30-Jun-09	184	18,694
Dekalb County School System Invoice # 200908-8214	20-Aug-09	133	11,571
Dekalb County School System Invoice # 200909-0169	18-Sep-09	104	14,522
Netstream Communications LLC Invoice # 200907-6316	14-Jul-09	170	6,443
Eschelon Telecom Invoice # 200906-5287	17-Jun-09	197	(500)
Eschelon Telecom Invoice # 200907-6871	21-Jul-09	163	8,640
Eschelon Telecom Invoice # 200908-8272	20-Aug-09	133	18,000
Millenium Medical Invoice # 200709-0722-A	17-Sep-07	836	1,128
Millenium Medical Invoice # 200710-0800-A	22-Oct-07	801	3,000
Millenium Medical Invoice # 200711-0874-A	9-Nov-07	783	3,000
Millenium Medical Invoice # 200805-1357-A	14-May-08	596	3,000
Millenium Medical Invoice # 200908-8239	20-Aug-09	133	(912)
Millenium Medical Invoice # 200909-0136	18-Sep-09	104	(912)
BT Global Services Invoice # 200812-2003-A	16-Dec-08	380	4,550
Sparkplug Southwest, LLC Invoice # 200907-6329	14-Jul-09	170	(600)
Sparkplug Southwest, LLC Invoice # 200908-8254	20-Aug-09	133	600
Insight Networking Invoice # 200905-3442	13-May-09	232	4,700
Insight Networking Invoice # 200906-5151	16-Jun-09	198	4,700
Sago Networks, LLC Invoice # 200905-3491	13-May-09	232	(8,050)
Sago Networks, LLC Invoice # 200906-5200	16-Jun-09	198	500
Sago Networks, LLC Invoice # 200907-6324	14-Jul-09	170	500
One Ring Networks, Inc. Invoice # 200906-5194	16-Jun-09	198	(375)
Cox Search Inc. Invoice # 200908-8209	20-Aug-09	133	1,900
Time Warner Telecom Invoice # 200901-2153-A	21-Jan-09	344	(3,563)
Teleport Communications Atlanta Invoice # 200806-1412-A	18-Jun-08	561	5,464
Teleport Communications Atlanta Invoice # 200906-4704	4-Jun-09	210	15,696
Teleport Communications Atlanta Invoice # 200906-5222	16-Jun-09	198	4,895
Teleport Communications Atlanta Invoice # 200908-8193	20-Aug-09	133	364
Teleport Communications Atlanta Invoice # 200909-0090	18-Sep-09	104	5,464
Cogent Communications Inc. Invoice # 200904-2087	21-Apr-09	254	800
Qwest Communications Corp Invoice # OA-6809 (Unapplied Payment)	17-Sep-09	105	(8,063)
Fiberlight, LLC Invoice # 200903-0601	17-Mar-09	289	(8,656)
Fiberlight, LLC Invoice # 200906-4941	11-Jun-09	203	9,569
Fiberlight, LLC Invoice # 200906-4942	11-Jun-09	203	5,891
Fiberlight, LLC Invoice # 200906-4943	11-Jun-09	203	2,644
Fiberlight, LLC Invoice # 200906-6016	30-Jun-09	184	11,375
Fiberlight, LLC Invoice # 200906-6018	30-Jun-09	184	2,400
Fiberlight, LLC Invoice # 200906-6024	30-Jun-09	184	4,050
Fiberlight, LLC Invoice # 200907-6869	21-Jul-09	163	16,630
Valley Metro Rail Invoice # 200903-0585	17-Mar-09	289	8,642
Insight Direct USA Inc. Invoice # 200904-2047	21-Apr-09	254	8,700
Insight Direct USA Inc. Invoice # 200908-8271	20-Aug-09	133	3,300
Nationalnet, Inc. Invoice # 200908-8240	20-Aug-09	133	2,550

Total Invoices Past Due More Than 90 Days as of December 31, 2009			$209,287

Section 2.5
Absence of Certain Changes or Events
(j)	Insight Direct 2/1/10, $76,960;

(k)	Effective 2/25/2010, the Company is not offering “LTOP” transactions

Section 2.6
Undisclosed Liabilities
NONE

Section 2.7
Litigation; Orders
The Company contracted with Speedy Gonzalez Construction Company (“Speedy”) to lay fiber optic cable within the city limits of Tempe, AZ. As part of the project, the City of Tempe contracted with an engineering consultant to locate various utilities. On January 10, 2008, Speedy began boring at the intersection of McClinton and University Streets based on locates performed by the City’s contractor; during that time, they bored into a 36” water main causing a sudden release of water. Subsequent to the incident, both the Company and Speedy received a number of claims for damages alleged to have stemmed from the water flow, including claims from the City of Tempe, Southwest Gas, and several smaller parties claiming losses for business interruption.
These claims have been tendered to Speedy and are being defended by their insurance carrier. Additionally, any potential liability would be subject to Speedy’s contractual obligation to indemnify AGLN for such payments.

Section 2.9(a)
Contracts
(vii)

Customer	New CN	Description	Effective	Expires	Term
Tower Cloud	693	Service Order #3-ATL Laterals	Tbd	Tbd + 20yrs	20
Cogent	875	Service Order # 4 8521 E Princess	2/15/2010	12/14/2030	21
XO Communications	781	Service Order #1 maintenance	12/31/2009	12/31/2030	21
Synchronet	436	Network Lease: Deferred	7/16/2005	7/14/2030	25
Cogent	17	Blue Ring BB & laterals	5/1/2003	4/30/2030	27
Cogent	18	Green Ring BB & laterals	5/1/2003	4/30/2030	27
DCSS	96	Annual maintenance 0708-0609	12/3/2004	12/31/2032	28
XO Communications	828	SO 1 Atlanta Colocation	12/19/2009	12/10/2039	30
XO Communications	780	SO 4 Atl (4) rings	12/7/2009	12/6/2039	30
XO Communications	792	SO 4.1 add 300 Satellite	11/29/2009	11/28/2039	30
XO Communications	769	SO 5 Px CO Ring 1 and 2	12/1/2009	11/30/2039	30
XO Communications	784	SO 5.2 add 1 to the North ring	12/1/2009	11/30/2039	30
XO Communications	784	SO 5.2 add 1 to the North ring	12/1/2009	11/30/2039	30
NEW ADDS
Details to follow-Tower Cloud Lats Integra
(viii)	XO Communications Charlotte buildout.$3,408,884.97 and $872,781.03

(ix)	Tower Cloud Service Order 3,4,5. Limits on use of laterals for resale.

FiberTower, MSA and SO 1-6. Limits on use of laterals for resale
(xi), (xii) See attached spreadsheet for items (xi) and (xii)

Owner	System name	Functionality	Contract Found
AGLR	PS Fin	Estimating, budgeting, etc. Process Payments sent by customers Perform Accounting functions Inventory Fixed Assets Other Accounting Functions	N/A

AGLR	PS Fin	Create bills & monthly statements	N/A

AGLR	Comshare	Budgeting	N/A

AGLN	Nexus Worx	Fiber Inventory, Splicing, Mapping, route	Yes

AGLN	JDSU Atlas	Fiber continuity and fault isolation	N/A

AGLN	WhatsUP Gold v.12	SNMP Manager polling devices on internal network	N/A

AGLN	Honeywell	HVAC, access control, UPS, Halon	Yes

AGLR	Google Maps Pro	Cust maps, franchise maps, route development	N/A

AGLR	Map Info	Cust maps, franchise maps, route development	N/A

AGLR	ESRI. 9.3	Spatial Mapping tool	N/A

AGLR	MS Streets & Trips 2007	Cust maps, franchise maps, route development	N/A

AGLR	Microstation 2009 v.8	Engineering drawings	N/A

AGLR	Autocad 2009	Engineering drawings	N/A

AGLR	Visio 2003	Engineering drawings	N/A

AGLR	MS Project 2003	Project Planning	N/A

AGLR	MS Office 2003	Word, Powerpoint, Excel, Access, Visio	N/A

AGLR	Adobe Acrobat	Document Management	N/A

AGLR	Nuance PDF Converter v.5	Document Management	N/A

AGLN	Contract Database	Customer / Supplier / Regulatory agreements	Yes

AGLN	Salesforce.com	CRM Only	Yes

AGLN	Network Engineer (Telcordia)	Already Terminated	Yes

Section 2.9(b)
Default Under Contracts
See Company Disclosure Schedule Section 2.4(c) for a list of the customers with accounts receivable that are greater than 90 days past due as of the Most Recent Balance Sheet Date. The failure of such customers to timely pay such accounts receivable would constitute a breach or default by such customers pursuant to the underlying Contracts at such time as Company gives notice of the default to such Customer.

Section 2.9(c)
Top 50 Contracts
[See attached document]

Agreements with AGL Networks’ Largest Customers:
1.	Indefeasible Right of Use Agreement and Master Service Agreement, dated May 26, 2006, by and between AGL Networks, LLC and XO Communications, LLC, including all related agreements, amendments, schedules and product or service orders.

Master Service Agreement for Dark Fiber IRU, dated July 20, 2009, by and between AGL Networks, LLC and XO Communications Services, Inc., including all related agreements, amendments, schedules and product or service orders.

Master Collocation License Agreement, dated October 16, 2009, by and between AGL Networks, LLC and XO Communications Services, Inc., including all related agreements, amendments, schedules and product or service orders.

2.	Master Service Agreement, dated June 27, 2002, by and between AGL Networks, LLC and Bank of America Technology and Operations, Inc. (now Bank of America, N.A.), including all related agreements, amendments, schedules and product or service orders.

3.	Metropolitan Area Network Fiber Optic Lease and Maintenance Agreement, dated July 25, 2002, by and between AGL Networks, LLC and Sprint/United Management Co., including all related agreements, amendments, schedules and product or service orders.

4.	Master Service Agreement for Dark Fiber Lease, dated July 15, 2009, by and between AGL Networks, LLC and MCImetro Access Transmission Services LLC, including all related agreements, amendments, schedules and product or service orders.

Dark Fiber Lease Agreement, dated September 7, 2007, by and between AGL Networks, LLC and MCImetro Access Transmission Services LLC, including all related agreements, amendments, schedules and product or service orders.

Dark Fiber IRU Agreement, dated April 6, 2007, by and between AGL Networks, LLC and MCImetro Access Transmission Services LLC, including all related agreements, amendments, schedules and product or service orders.

Dark Fiber IRU Agreement, dated January 29, 2007, by and between AGL Networks, LLC and MCImetro Access Transmission Services LLC, including all other related agreements, amendments, schedules and product or service orders.

Dark Fiber IRU Agreement, dated December 15, 2006, by and between AGL Networks, LLC and MCImetro Access Transmission Services LLC, including all related agreements, amendments, schedules and product or service orders.

Dark Fiber IRU Agreement, dated September 5, 2006, by and between AGL Networks, LLC and MCImetro Access Transmission Services LLC, including all related agreements, amendments, schedules and product or service orders.

Dark Fiber IRU Agreement, dated June 13, 2006, by and between AGL Networks, LLC and MCImetro Access Transmission Services LLC, including all related agreements, amendments, schedules and product or service orders.

Dark Fiber IRU Agreement, dated April 25, 2006, by and between AGL Networks, LLC and MCImetro Access Transmission Services LLC, including all related agreements, amendments, schedules and product or service orders.

Dark Fiber IRU Agreement, dated January 3, 2006, by and between AGL Networks, LLC and MCImetro Access Transmission Services LLC, including all related agreements, amendments, schedules and product or service orders.

Dark Fiber IRU Agreement, dated July 30, 2004, by and between AGL Networks, LLC and MCImetro Access Transmission Services LLC, including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Swap Agreement, dated February 1, 2005, by and between AGL Networks, LLC and MCImetro Access Transmission Services LLC, including all related agreements, amendments, schedules and product or service orders.

5.	Indefeasible Right of Use Agreement and Master Service Agreement, dated September 9, 2005, by and between AGL Networks, LLC and Cogent Communications, Inc. (Phoenix), including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated June 6, 2002, by and between AGL Networks, LLC and Cogent Communications, Inc. (Atlanta), including all related agreements, amendments, schedules and product or service orders.

6.	tw telecom aka Time Warner Telecom:

Indefeasible Right of Use Agreement and Master Service Agreement, dated December 16, 2005, by and between AGL Networks, LLC and Time Warner Telecom of Georgia, L.P. (now tw telecom of georgia l.p.), including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated August 15, 2005, by and between AGL Networks, LLC and Time Warner Telecom of Arizona LLC, including all related agreements, amendments, schedules and product or service orders.

2

Dark Fiber Lease Agreement, dated October 11, 2006, by and between AGL Networks, LLC and Time Warner Telecom Holdings Inc., including all related agreements, amendments, schedules and product or service orders.

TWTC aka Xspedius Communications LLC:

Indefeasible Right of Use Agreement and Master Service Agreement, dated August 30, 2006, by and between AGL Networks, LLC and Xspedius Communications, LLC, including all related agreements, amendments, schedules and product or service orders.

7.	AT&T aka Teleport:

Indefeasible Right of Use Agreement and Master Service Agreement, dated May 20, 2005, by and between AGL Networks, LLC and Teleport Communications Atlanta, Inc., including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated April 6, 2009, by and between AGL Networks, LLC and Teleport Communications Atlanta, Inc., including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated June 30, 2007, by and between AGL Networks, LLC and Teleport Communications Atlanta, Inc., including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated December 28, 2004, by and between AGL Networks, LLC and Teleport Communications Atlanta, Inc., including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated January 15, 2002, by and between AGL Networks, LLC and Teleport Communications Atlanta, Inc., including all related agreements, amendments, schedules and product or service orders.

AT&T aka SBC:

Product Order No. 1, dated September 14, 2004, by and between AGL Networks, LLC and SBC Telecom, Inc.

Product Order No. 2, dated November 29, 2004, by and between AGL Networks, LLC and SBC Telecom, Inc.

Product Order No. 3, dated December 16, 2004, by and between AGL Networks, LLC and SBC Telecom, Inc.

3

Product Order No. 4, dated December 28, 2004, by and between AGL Networks, LLC and SBC Telecom, Inc.

Product Order No. 5, dated December 28, 2004, by and between AGL Networks, LLC and SBC Telecom, Inc.

Product Order No. 6, dated August 29, 2005, by and between AGL Networks, LLC and SBC Long Distance, LLC

8.	Integra Telecom Holdings aka Eschelon aka MTI:

Indefeasible Right of Use Agreement and Master Service Agreement, dated January 24, 2005, by and between AGL Networks, LLC and Mountain Telecommunications, Inc., including all related agreements, amendments, schedules and product or service orders.

9.	Level 3 aka Broadwing:

Indefeasible Right of Use Agreement, dated January 22, 2007, by and between AGL Networks, LLC and Broadwing Communications Real Estate Services, LLC, including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated July 11, 2003, by and between AGL Networks, LLC and Broadwing Communications Real Estate Services, LLC, including all related agreements, amendments, schedules and product or service orders.

Level 3 aka Looking Glass:

Indefeasible Right of Use Swap Agreement, dated August 12, 2004, by and between AGL Networks, LLC and Looking Glass Networks, Inc., including all related agreements, amendments, schedules and product or service orders.

Level 3 aka TelCove:

Indefeasible Right of Use Agreement and Master Service Agreement, dated December 14, 2005, by and between AGL Networks, LLC and TelCove Operations Inc., including all related agreements, amendments, schedules and product or service orders.

Level 3 Legacy:

Indefeasible Right of Use Agreement, dated February 3, 2006, by and between AGL Networks, LLC and Level 3 Communications, LLC, including all related agreements, amendments, schedules and product or service orders.

4

10.	QCC fka Qwest:

Master Service Agreement for Dark Fiber Lease, dated October 10, 2007, by and between AGL Networks, LLC and Qwest Communications Corporation, including all related agreements, amendments, schedules and product or service orders.

Master Service Agreement for Dark Fiber IRU, dated March 20, 2008, by and between AGL Networks, LLC and Qwest Communications Corporation, including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated November 12, 2007, by and between AGL Networks, LLC and Qwest Communications Corporation, including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated December 20, 2005, by and between AGL Networks, LLC and Qwest Communications Corporation, including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated May 31, 2005, by and between AGL Networks, LLC and Qwest Communications Corporation, including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated March 3, 2005, by and between AGL Networks, LLC and Qwest Communications Corporation, including all related agreements, amendments, schedules and product or service orders.

QCC fka Qwest fka OnFiber:

Indefeasible Right of Use Agreement, dated September 30, 2003, by and between AGL Networks, LLC and OnFiber Communications, Inc., including all related agreements, amendments, schedules and product or service orders.

11.	Master Services Agreement, dated December 18, 2006, by and between AGL Networks, LLC and FiberTower Network Services Corp., including all related agreements, amendments, schedules and product or service orders.

12.	Indefeasible Right of Use Agreement and Master Service Agreement, dated September 28, 2004, by and between AGL Networks, LLC and Cox Communications, Inc., including all related agreements, amendments, schedules and product or service orders.

5

Indefeasible Right of Use Agreement, dated December 12, 2004, by and between AGL Networks, LLC and Cox Communications, Inc., including all related agreements, amendments, schedules and product or service orders.

Cox Arizona:

Subcontractor Agreement No. COX-AZ-1, dated April 18, 2006, by and between AGL Networks, LLC and Cox Arizona Telcom, LLC, including all related agreements, amendments, schedules and product or service orders.

13.	DeltaCom fka ITC Deltacom:

Indefeasible Right of Use Agreement and Master Service Agreement, dated November 22, 2005, by and between AGL Networks, LLC and ITC^DeltaCom Communications, Inc., including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated July 15, 2003, by and between AGL Networks, LLC and Interstate Fibernet, Inc., including all related agreements, amendments, schedules and product or service orders.

14.	Indefeasible Right of Use Agreement, dated June 30, 2006, by and between AGL Networks, LLC and The DeKalb County Board of Education, The Governing Body of the DeKalb County School District, a Political Subdivision of the State of Georgia, including all related agreements, amendments, schedules and product or service orders.

15.	Indefeasible Right of Use License and Master Service Agreement for Dark Fibers, dated March 28, 2008, by and between AGL Networks, LLC and Clearwire US, LLC, including all related agreements, amendments, schedules and product or service orders.

16.	Indefeasible Right of Use Agreement and Master Service Agreement, dated November 19, 2003, by and between AGL Networks, LLC and SunGard Network Solutions Inc., including all related agreements, amendments, schedules and product or service orders.

17.	DirecPath fka Biltmore:

Indefeasible Right of Use Agreement and Master Service Agreement, dated October 7, 2004, by and between AGL Networks, LLC and Biltmore Communications, Inc., including all related agreements, amendments, schedules and product or service orders.

6

18.	Indefeasible Right of Use Agreement, dated July 19, 2007, by and between AGL Networks, LLC and Turner Broadcasting System, Inc., including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated December 20, 2002, by and between AGL Networks, LLC and Turner Broadcasting System, Inc., including all related agreements, amendments, schedules and product or service orders.

19.	Master Service Agreement for Dark Fiber Lease, dated June 6, 2008, by and between AGL Networks, LLC and Apollo Group, Inc., including all related agreements, amendments, schedules and product or service orders.

20.	Fiserv fka CheckFree:

Indefeasible Right of Use Agreement and Master Service Agreement for Dark Fibers, dated February 24, 2006, by and between AGL Networks, LLC and CheckFree Services Corporation, including all related agreements, amendments, schedules and product or service orders.

21.	Master Service Agreement for Dark Fiber Lease, dated September 24, 2008, by and between AGL Networks, LLC and FiberLight, LLC, including all related agreements, amendments, schedules and product or service orders.

22.	Indefeasible Right of Use Agreement and Master Service Agreement, dated March 22, 2007, by and between AGL Networks, LLC and Google Inc., including all related agreements, amendments, schedules and product or service orders.

23.	Indefeasible Right of Use Agreement and Master Service Agreement, dated August 29, 2007, by and between AGL Networks, LLC and Gila Local Exchange Carrier, Inc., including all related agreements, amendments, schedules and product or service orders.

24.	Indefeasible Right of Use Agreement and Master Service Agreement, dated February 28, 2005, by and between AGL Networks, LLC and Emory University, including all related agreements, amendments, schedules and product or service orders.

Amended and Restated Indefeasible Right of Use Agreement, dated March 27, 2003, by and between AGL Networks, LLC and Emory University, including all related agreements, amendments, schedules and product or service orders.

25.	Master Service Agreement for Dark Fiber Lease, dated May 16, 2008, by and between AGL Networks, LLC and AXA Technology Services America, Inc., including all related agreements, amendments, schedules and product or service orders.

7

26.	Indefeasible Right of Use Agreement and Master Service Agreement, dated April 18, 2006, by and between AGL Networks, LLC and Sago Networks, Inc., including all related agreements, amendments, schedules and product or service orders.

27.	Indefeasible Right of Use Agreement, dated October 20, 2003, by and between AGL Networks, LLC and Limelight Metro Services, LLC, including all related agreements, amendments, schedules and product or service orders.

28.	Indefeasible Right of Use Agreement and Master Service Agreement for Dark Fibers, dated February 29, 2008, by and between AGL Networks, LLC and Chick-fil-A, Inc., including all related agreements, amendments, schedules and product or service orders.

29.	Indefeasible Right of Use Agreement and Master Service Agreement, dated February 9, 2005, by and between AGL Networks, LLC and Manheim, Inc., including all related agreements, amendments, schedules and product or service orders.

30.	Indefeasible Right of Use Agreement and Master Service Agreement, dated August 15, 2007, by and between AGL Networks, LLC and King & Spalding LLP, including all related agreements, amendments, schedules and product or service orders.

31.	Indefeasible Right of Use Agreement, dated May 16, 2005, by and between AGL Networks, LLC and INTERNAP Network Services, Inc., including all related agreements, amendments, schedules and product or service orders.

32.	Master Fiber Optic Lease and Maintenance Agreement, dated December 1, 2003, by and between AGL Networks, LLC and Georgia Public Web, Inc., including all related agreements, amendments, schedules and product or service orders.

33.	Silverton Bank aka Bankers Bank:

Indefeasible Right of Use Agreement, dated December 1, 2003, by and between AGL Networks, LLC and The Bankers Bank, including all related agreements, amendments, schedules and product or service orders.

34.	Indefeasible Right of Use Agreement, dated November 30, 2005, by and between AGL Networks, LLC and The Coca-Cola Company, including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated February 18, 2004, by and between AGL Networks, LLC and The Coca-Cola Company, including all related agreements, amendments, schedules and product or service orders.

8

35.	Master Contract, dated February 11, 2009, by and between AGL Networks, LLC and Maricopa County, including all related agreements, amendments, schedules and product or service orders.

36.	Master Service Agreement for Dark Fiber Lease, dated July 14, 2008, by and between AGL Networks, LLC and Synacor, Inc., including all related agreements, amendments, schedules and product or service orders.

37.	Netstream Communications fka Capital Internet:

Indefeasible Right of Use Agreement and Master Service Agreement, dated September 13, 2004, by and between AGL Networks, LLC and Capital Internet Data Center, including all related agreements, amendments, schedules and product or service orders.

38.	Indefeasible Right of Use Agreement, dated August 21, 2006, by and between AGL Networks, LLC and BroadRiver Communication Corp., including all related agreements, amendments, schedules and product or service orders.

Indefeasible Right of Use Agreement, dated February 20, 2006, by and between AGL Networks, LLC and BroadRiver Communication Corp., including all related agreements, amendments, schedules and product or service orders.

39.	Indefeasible Right of Use Agreement and Master Service Agreement, dated May 15, 2007, by and between AGL Networks, LLC and SAVVIS Communications Corporation, including all related agreements, amendments, schedules and product or service orders.

40.	Master Service Agreement for Dark Fiber Lease, dated March 9, 2009, by and between AGL Networks, LLC and IO Phoenix One, LLC, including all related agreements, amendments, schedules and product or service orders.

41.	Indefeasible Right of Use Agreement and Master Service Agreement, dated February 18, 2004, by and between AGL Networks, LLC and USCarrier Telecom, LLC, including all related agreements, amendments, schedules and product or service orders.

42.	Encore Discovery aka Lex Solutio:

Indefeasible Right of Use Agreement, dated November 15, 2004, by and between AGL Networks, LLC and Lex Solutio Corporation, including all related agreements, amendments, schedules and product or service orders.

43.	Indefeasible Right of Use Agreement and Master Service Agreement, dated May 23, 2007, by and between AGL Networks, LLC and One Ring Networks, Inc.,

9

including all related agreements, amendments, schedules and product or service orders.

44.	Master Service Agreement for Dark Fiber, dated April 13, 2009, by and between AGL Networks, LLC and PetSmart, Inc., including all related agreements, amendments, schedules and product or service orders.

45.	Master Service Agreement for Dark Fiber Lease, dated December 11, 2009, by and between AGL Networks, LLC and Hewlett Packard Company, including all related agreements, amendments, schedules and product or service orders.

46.	Master Service Agreement for Dark Fiber Lease, dated February 5, 2008, by and between AGL Networks, LLC and Tower Cloud, Inc., including all related agreements, amendments, schedules and product or service orders.

47.	Indefeasible Right of Use Agreement, dated September 30, 2005, by and between AGL Networks, LLC and Regency Hospital Company, including all related agreements, amendments, schedules and product or service orders.

48.	Master Agreement for the Provision of Telecommunications and/or Related Services, dated July 7, 2005, by and between AGL Networks, LLC and Infonet Broadband Services Corporation, including all related agreements, amendments, schedules and product or service orders.

49.	Indefeasible Right of Use Agreement, dated August 9, 2005, by and between AGL Networks, LLC and Digital Agent, LLC, including all related agreements, amendments, schedules and product or service orders.

50.	Indefeasible Right of Use Agreement and Master Service Agreement, dated May 1, 2005, by and between AGL Networks, LLC and EarthLink, Inc., including all related agreements, amendments, schedules and product or service orders.

10

Section 2.10(a)
Leased Real Property

Common
Address	Name	Landlord	Market
2 Concourse, Atlanta, GA	2C Colocation	Teachers Concourse	ATL
609 14th St NW, Atlanta, GA	Hut	Ivan Miles	ATL
4959 New Peachtree Rd, Chamblee, GA	Material Yard	AGL Resources	ATL
113 N Myers St, Charlotte, NC	Colo	Telx	CHC
120 East Van Buren, Phoenix, AZ	Colo	Digital Realty Trust	PX
301 S. 4th St, Phoenix, AZ	Colo	Telecom Center, LLC	PX
8521 East Princess Drive, Scottsdale, AZ	Colo	IO Capital, LLC	PX
615 N 48th St, Phoenix, AZ	Colo, Px office	IO Capital, LLC	PX

Section 2.11
Environmental Matters
NONE

Section 2.12(a)
Intellectual Property
AGL Networks Logo
AGL Networks Website and domain name. www.aglnetworks.com
Various metadata held with in Excel spreadsheets.
Business contract metadata held within Contract Logix and SQL database.
Plant asset metadata held within NexusWorx.
Sales metadata held within Salesforce.com
Computer software and metadata listed in Company Disclosure Schedule 2.9(a) and other software required to operate the software, metadata and hardware listed therein

Section 2.12(b)
Intellectual Property Encumbrances
NONE

Section 2.12(c)
Intellectual Property Infringement Claim Against Company
NONE

Section 2.12(d)
Intellectual Property Infringement Claim by Company
NONE

Section 2.12(e)
Limitation(s) on Intellectual Property Usage Rights
NONE

Section 2.14(a)
Taxes
NONE

Section 2.14(b)
Tax Return Extension of Time
[See attached spreadsheet document]

DISCLOSURE SCHEDULES TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
AGL NETWORKS, LLC; AGL INVESTMENTS, INC.; and ZAYO GROUP LLC
Section 2.14 (b)
Tax Returns for Which an Extension of Time Has Been Requested

		Original Due	Extended
Jurisdiction/Tax Type	Tax Year	Date	Due Date
AGL Resources Inc. Federal Consolidated Income Tax Return	2009	3/15/2010	9/15/2010
Arizona Income Tax Return	2009	4/15/2010	10/15/2010
Georiga Combined Income Tax Return	2009	3/15/2010	9/15/2010
Missouri Income Tax Return	2009	4/15/2010	10/15/2010
Tennesee Franchise Tax Return	2009	4/15/2010	10/15/2010
Florida Income Tax Return	2009	4/1/2010	10/1/2010
California Income Tax Return	2009	3/15/2010	9/15/2010
North Carolina Income Tax Return	2009	4/15/2010	10/15/2010
Texas Margin Tax Return *	2009	5/15/2010	11/15/2010
Virginia Consolidated Income Tax Return *	2009	4/15/2010	10/15/2010
Michigan Business Tax Return *	2009	4/30/2010	12/31/2010
Georiga Property Tax Return	2010	3/1/2010	4/1/2010
Jackson County Missouri Property Tax Return	2010	3/1/2010	5/1/2010

*	Note: AGL Networks is included as part of the AGL Resources Inc. consolidated group. It does not have nexus or apportionment factors in these states.

Section 2.14(d)
Tax Returns
[See attached spreadsheet document]

DISCLOSURE SCHEDULES TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
AGL NETWORKS, LLC; AGL INVESTMENTS, INC.; and ZAYO GROUP LLC
Section 2.14 (d)
Federal, State, Local and Non-U.S. Income Tax Returns Filed
For the Years Ended December 31, 2006 — December 31, 2008

Tax Year/Audit Status
Jurisdiction/Tax Type	2006	2007	2008
AGL Resources Inc. Federal Consolidated Income Tax Return	Audited**	Audited**	Open/Unaudited
Arizona Income Tax Return	Open/Unaudited	Open/Unaudited	Open/Unaudited
Georiga Combined Income Tax Return	Open/Unaudited	Open/Unaudited	Open/Unaudited
Missouri Income Tax Return	Open/Unaudited	Open/Unaudited	Open/Unaudited
Tennesee Franchise Tax Return	Open/Unaudited	Open/Unaudited	Open/Unaudited
Florida Income Tax Return	Open/Unaudited	Open/Unaudited	Open/Unaudited
California Income Tax Return	Open/Unaudited	Open/Unaudited	Open/Unaudited
New York Unitary Income Tax Return *	n/a	Audit in Process***	Open/Unaudited
Texas Margin Tax Return *	Open/Unaudited	Open/Unaudited	Open/Unaudited
Virginia Consolidated Income Tax Return *	Open/Unaudited	Open/Unaudited	Open/Unaudited
Michigan Business Tax Return *	n/a	n/a	Open/Unaudited

*	Note: AGL Networks is included as part of the AGL Resources Inc. consolidated group. It does not have nexus or apportionment factors in these states.

**	AGL Resources Inc. U.S. federal consolidated income tax return was audited by the Internal Revenue Service during 2008 & 2009. The audit was completed in July, 2009. There were no proposed or actual adjustments related to AGL Networks.

***	AGL Resources Inc. filed a combined return in New York for the year ended December 31, 2007. New York audited the return during November & December, 2009. The auditor determined that AGL Resources should not use the consolidated group to file the New York combined return and limited the group to certain companies. Among other entities, AGL Networks was excluded from the combined group. There were no proposed adjustments with respect to AGL Networks. We expect the final assessment in March 2010. We may be required to amend the 2008 return to exclude AGL Networks (among other companies) from the combined return.

Section 2.14(e)
Tax Groups or Affiliations
The Company is party to that certain Tax Allocation Agreement among Members of the AGL Resources Inc. Affiliated Group dated January 13, 2004

Section 2.15(a)
Employee Benefit Plans
AGL Resources Inc. Retirement Plan

AGL Resources Inc. Retirement Savings Plus Plan

AGL Resources Inc. Excess Benefit Plan

AGL Resources Inc. Nonqualified Savings Plan

AGL Resources Inc. Welfare Plan
▪	Medical

▪	Dental

▪	Disability

▪	Employee Assistance program

▪	Health Care Spending Accounts (FSA)

▪	Dependent Care Spending Accounts (FSA)

▪	Life Insurance

▪	Vacation Pay Plan

▪	Vision Plan
AGL Networks Inc. Sales Incentive Plan

AGL Networks Inc. Non-Sales Incentive

AGL Resources Inc. Omnibus Performance Incentive Plan

AGL Resources Inc. Tuition Assistance Plan

Section 2.15(c)
Employee Benefit Plan Liabilities
NONE

Section 2.17
Transactions with Affiliates
Sale Bonus Agreement by and among James Gillis, AGL Networks LLC and AGL Resources Inc. dated 11/3/09

Section 2.19(a)
Major Customers
[See Company Disclosure Schedule 2.9(c)]
In January 2010, as part of a monthly review of traffic between the Company and AT&T, AT&T orally expressed to Company employee Lance Ruhl an interest in terminating its agreement with the Company. In February 2010, the Company advised AT&T that AT&T had no early termination right under its agreement with the Company and that AT&T could not terminate early without paying all remaining amounts due under the agreement and related service orders.

DISCLOSURE SCHEDULES TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
AGL NETWORKS, LLC; AGL INVESTMENTS, INC.; and ZAYO GROUP LLC
Section 2.19 (a)
MAJOR CUSTOMERS

			YTD DECEMBER 2009
CUSTOMER NAME			OPERATING REVENUES
1	XO COMMUNICATIONS		$3,557,849
2	BANK OF AMERICA		2,433,687
3	SPRINT/UNITED MANAGEMENT COMPANY		1,586,729
4	MCI, INC.		1,014,651
5	COGENT COMMUNICATIONS		977,093
6	TIME WARNER TELECOM		951,591
7	AT&T (SBC TELECOM AND TELEPORT COMMUNICATIONS ATLANTA)		906,769
8	ESCHELON TELECOM	[A]	692,013
9	LEVEL 3 COMMUNICATIONS		681,004
10	QWEST COMMUNICATIONS CORP.		643,486
11	FIBERTOWER NETWORK SERVICES, CORP		638,346
12	COX		574,554
13	ITC DELTACOM		527,112
14	DEKALB COUNTY SCHOOL SYSTEMS		406,422
15	CLEARWIRE US, LLC		393,216
16	SUNGARD NETWORK SOLUTIONS		319,224
17	DIRECTPATH		294,100
18	TURNER BROADCASTING SYSTEMS		272,663
19	APOLLO GROUP, INC.		258,000
20	FISERV		237,111

	Totals		$17,365,618

[A]	ESCHELON TELECOM ALSO INCLUDES INSIGHT DIRECT AND INSIGHT NETWORKING AS BOTH ARE RELATED TO ESCHELON TELECOM.

Section 2.19(b)
Major Suppliers
[See attached spreadsheet document]

DISCLOSURE SCHEDULES TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
AGL NETWORKS, LLC; AGL INVESTMENTS, INC.; and ZAYO GROUP LLC
Section 2.19 (b)
MAJOR SUPPLIERS

		YTD DECEMBER 2009 EXPENDITURES
SUPPLIER NAME		CAPITAL	EXPENSE	TOTAL
1	COMMUNICATIONS SERVICES HOLDING CO., LLC	$5,397,878	$—	$5,397,878
2	DRAKA COMTEQ USA, INC	2,540,328	—	2,540,328
3	FIBERTECH, INC	1,103,250	8,589	1,111,839
4	THE FISHEL COMPANY	1,027,825	52,056	1,079,881
5	SHIFLETT ENTERPRISES, INC	805,884	23,952	829,837
6	ONE VISION UTILITY SERVICES	—	758,531	758,531
7	BPG DESIGNS	695,171	2,031	697,202
8	CITY OF PHOENIX	76,463	543,730	620,192
9	THE COM TRAN GROUP, INC	439,616	7,869	447,485
10	SPEEDY GONZALEZ CONSTRUCTION, INC	377,956	896	378,852
11	GEORGIA DEPARTMENT OF TRANSPORTATION	—	341,054	341,054
12	PAKS COMMUNICATIONS, LLC	339,646	—	339,646
13	ADB UTILITY CONTRACTORS	289,168	—	289,168
14	BYERS ENGINEERING COMPANY	219,542	34,260	253,802
15	BUSKER COMMUNICATIONS, INC	231,802	—	231,802
16	CITY OF CHARLOTTE	179,907	6,742	186,649
17	UTILICOM SUPPLY ASSOCIATES, LLC	181,522	—	181,522
18	FRIEND, HUDAK & HARRIS, LLP	—	180,147	180,147
19	BENTON-GEORGIA INC	169,148	—	169,148
20	DELTACOM, INC	165,406	—	165,406

	Totals	$14,240,512	$1,959,857	$16,200,369

Agreements with AGL Networks’ 20 Largest Suppliers:
1.	Communications Services Holding Company, LLC:

Master Agreement for Telecommunications Infrastructure Construction, dated March 5, 2009, by and between AGL Networks, LLC and Communications Services Holding Company, LLC, including any related statement of work

2.	Draka Comteq USA, Inc.:

Supply Agreement, dated March 17, 2005, by and between AGL Networks, LLC and Draka Comteq Americas, Inc., as modified by Addendum 1 to Supply Agreement, dated August 17, 2009

3.	Fibertech, Inc.:

Master Agreement for Telecommunications Infrastructure Construction, dated June 4, 2007, by and between AGL Networks, LLC and Fibertech, Inc., as amended by the First Amendment to the Master Agreement for Telecommunications Infrastructure Construction, dated June 26, 2009

Emergency Restoration and Operations and Maintenance Agreement, dated July 15, 2002, by and between AGL Networks, LLC and Fibertech, Inc.

Construction Agreement, dated January 1, 2002, by and between AGL Services Company and Fibertech, Inc., as modified by Addendum No. 1, dated April 3, 2003, and Addendum No. 1, dated March 16, 2004

4.	The Fishel Company:

Master Agreement for Telecommunications Infrastructure Construction, dated September 15, 2008, by and between AGL Networks, LLC and The Fishel Company

Emergency Restoration and Operations and Maintenance Agreement, dated December 9, 2002, by and between AGL Networks, LLC and The Fishel Company

Construction Agreement, dated March 9, 2005, by and between AGL Networks, LLC and Fishel Technologies, Inc., including any related scope of work

Contract for Locating Services, dated December 4, 2002, by and between AGL Networks, LLC and The Fishel Company

5.	Shiflett Enterprises, Inc.:

Master Agreement for Telecommunications Infrastructure Construction, dated November 8, 2007, by and between AGL Networks, LLC and Shiflett Enterprises, Inc.

6.	One Vision Utility Services, LLC:

ASP Software Agreement, dated October 1, 2008, by and between AGL Networks, LLC and OneVision Utility Services, LLC

Damage Prevention Services Agreement, dated February 1, 2008, by and between AGL Networks, LLC and One Vision Utility Services Inc.

Contract for Locating Services, dated January 14, 2003, by and between AGL Networks, LLC and The John Cook Company, LLC, as amended by Amendment 1, dated March 24, 2005, and Amendment No. 2, dated January 3, 2008, by and between AGL Networks, LLC and One Vision Utility Services, LLC

One Vision Utility Services, LLC as Kudzu Technologies, Inc.:

ASP Software Agreement for ClickB4Udig Screening, dated July 15, 2002, by and between AGL Networks, LLC and Kudzu Technologies, Inc., as amended by Amendment No. 1, dated April 30, 2004

ASP Software Agreement for ClickB4Udig Locate Ticket Management, dated April 25, 2004, by and between AGL Services Company and Kudzu Technologies, Inc.

7.	BPG Designs, LLC:

Master Agreement for Telecommunications Infrastructure Construction, dated November 5, 2008, by and between AGL Networks, LLC and BPG Designs, LLC

Construction Agreement, dated November 29, 2005, by and between AGL Networks, LLC and BPG Designs, LLC, including any related scope of work

8.	City of Phoenix:

No agreements currently in place.

9.	The ComTran Group, Inc.:

Master Agreement for Telecommunications Infrastructure Construction, dated September 8, 2008, by and between AGL Networks, LLC and The ComTran Group, Inc., including any related statement of work

Construction Agreement, dated April 1, 2005, by and between AGL Networks, LLC and The ComTran Group, Inc.

Emergency Restoration and Operations and Maintenance Agreement, dated November 1, 2005, by and between AGL Networks, LLC and The Comtran Group, Inc.

Master Construction Services Agreement, dated June 1, 2006, by and between AGL Networks, LLC and The Comtran Group

10.	Speedy Gonzalez Construction, Inc.:

Master Agreement for Telecommunications Infrastructure Construction, dated October 8, 2008, by and between AGL Networks, LLC and Speedy Gonzalez Construction Inc., including any related scope of work

Construction Agreement, dated July 3, 2003, by and between AGL Networks, LLC and Speedy Gonzalez Construction, Inc., as amended by Amendment No. 1, dated June 30, 2005, including any related scope of work

11.	Georgia Department of Transportation:

No agreements currently in place.

12.	Paks Communications, LLC:

Master Agreement for Telecommunications Infrastructure Construction, dated March 30, 2009, by and between AGL Networks, LLC and Paks Communications, LLC

13.	ADB Utility Contractors:

Master Agreement for Telecommunications Infrastructure Construction, dated January 20, 2009, by and between AGL Networks, LLC and ADB Utility Contractors

14.	Byers Engineering Company:

Master Services Agreement, dated September 29, 2008, by and between AGL Networks, LLC and Byers Engineering Company

Contract for Services Agreement, dated October 1, 2002, by and between AGL Services Company and Byers Engineering Company, as amended by Amendment One, dated May 4, 2006

15.	Busker Communications, Inc.:

Master Agreement for Telecommunications Infrastructure Construction, dated September 17, 2008, by and between AGL Networks, LLC and Busker Communications, Inc.

16.	City of Charlotte:

No agreements currently in place.

17.	Utilicom Supply Associates, LLC:

No agreements currently in place.

18.	Friend, Hudak & Harris, LLP:

Engagement Letter, dated May 5, 2005, from Friend, Hudak & Harris, LLP to AGL Networks, LLC

19.	Benton-Georgia Inc.:

The parties are in the process of executing this agreement.

20.	DeltaCom, Inc.:

Construction Agreement, dated December 23, 2008, by and between AGL Networks, LLC and DeltaCom, Inc.

Section 2.20(a)
Material Network Outages
NONE

Section 2.20(b)
Network Fibers
[See attached documents]

NETWORK UTILIZATION – Updated           2/26/2010

			=B+C			=E+F				=I+J	=G-K			=M+N	=H-O
														TOTAL
													FIBER	FIBER
							FIBER					FIBER	MILEAGE	MILEAGE	FIBER
							MILEAGE		FIBER	TOTAL		MILEAGE	LEASED	LEASED	MILEAGE
					FIBER	TOTAL	LEASED	FIBER	MILEAGE	FIBER	FIBER	LEASED	FROM	FROM	LEASED
		SHEATH	TOTAL	FIBER	MILEAGE	FIBER	FROM	MILEAGE	OWNED	MILEAGE	MILEAGE	FROM OTHER	OTHER	OTHER	FROM OTHER
	SHEATH	MILEAGE	SHEATH	MILEAGE	OWNED	MILEAGE	OTHER	OWNED	ASSIGNED	OWNED	OWNED	CARRIERS	CARRIERS	CARRIERS	CARRIERS
	MILEAGE	PENDING	MILEAGE	OWNED EOY	PENDING	OWNED	CARRIERS	ASSIGNED	PENDING 02	ASSIGNED	AVAILABLE	ASSIGNED	PENDING	ASSIGNED	AVAILABLE
MARKET	EOY 2009	02-2010	02-2010	2009	02-2010	02-2010	EOY 2009	EOY 2009	2010	02-2010	02-2010	EOY 2009	02-2010	02-2010	02-2010
ATLANTA	422	10	432	74,228	1,752	75,980	344	32,490	151	32,641	43,339	344	—	344	—
PHOENIX	270	10	280	63,496	2,506	86,002	—	15,970	1,059	17,029	48,973	—	—	—	—
CHARLOTTE	103	—	103	44,513	—	44,513	—	1,868	—	1,868	42,645	—	—	—	—
RICHMOND	53	—	53	—	—	—	699	—	—	—	—	699	—	699	—
KANSAS CITY	62	—	82	339	—	399	747	34	—	34	365	747	—	747	—
ST. LOUIS	6	—	6	—	—	—	67	—	—	—	—	67	—	67	—
NASHVILLE	7	—	7	—	—	—	28	—	—	—	—	28	—	28	—

		OWNED		LEASED
	OWNED	FIBER	LEASED	FIBER
	FIBER	UNDER	FIBER	UNDER
MARKET	AERIAL	GROUND	AERIAL	GROUND
ATLANTA	0.1%	99.9%	SEE NOTE	SEE NOTE
PHOENIX	0.0%	100.0%	N/A	N/A
CHARLOTTE	0.0%	100.0%	N/A	N/A
RICHMOND	N/A	N/A	SEE NOTE	SEE NOTE
KANSAS CITY	0.0%	100.0%	SEE NOTE	SEE NOTE
ST. LOUIS	N/A	N/A	SEE NOTE	SEE NOTE
NASHVILLE	N/A	N/A	SEE NOTE	SEE NOTE

NOTE:	CONSTRUCTION TYPE FOR LEASED FIBERS IS NOT PROVIDED BY CARRIERS

AGLN Conduit Footage & Availability — Charlotte

1,500
500
3,000
6,500
3,000
4,000
3,000
25,000
7,500
49,000
52,000
43,000
2,000
15,000
35,000
12,500
37,500
6,000
4,500
8,500
52,500
46,000
15,500
6,000
10,500
5,000
0
Conduit Footage
Number of Duct, Duct Available
1 / 1
2 / 2
3 / 2
3 / 3
4 / 3
4 / 4
5 / 5
6 / 5

AGL Networks

An AGL Resources Company

AGL Networks, March 2010

AGLN Conduit Footage and Count — Atlanta

8 / 6 29,000'
1 / 0 35,500
8 / 6 10,000
8 / 6 18,000'
2 / 1 9,560'
8 / 6 19,000'
1 / 0 11,000
8 / 6 11,000'
8 / 6 19,500'
1 / 0 26,000
2 / 1 83,000'
8 / 6 47,500'
8 / 6 74,000
1 / 0 15,500
1 / 0 28,000
2 / 1 37,000'
4 / 3 6,100'
8 / 6 12,000'
2 / 1 7,500
1 / 0 10,000
2 / 1 25,000
8 / 6 52,000'
2 / 1 5,000
2 / 1 16,000'
1 / 0 6,000
2 / 1 33,000
8 / 6 6,000'
8 / 6 57,000'
8 / 6 6,500'
8 / 6 29,000'
8 / 6 16,000'
3 / 0 42,500
8 / 6 5,500'
4 / 2 8,500'
4 / 2 21,500'
1 / 0 33,500
3 / 0 29,500
8 / 6 28,000'
8 / 6 8,500'
2 / 1 36,000'
1 / 0 4,000
1 / 0 17,500
2 / 0 38,500
8 / 6 15,000'
2 / 1 21,000'
1 / 0 20,500
8 / 6 13,000'
8 / 6 11,000'
1 / 0 20,500
1 / 0 27,000
8 / 6 5,000'
8 / 6 36,500'
1 / 0 27,500
8 / 6 2,500'
8 / 6 11,000'
8 / 6 6,500'
2 / 1 3,500'
8 / 6 6,500'
8 / 6 1,500'
4 / 3 53,000'
4 / 3 21,500'
8 / 6 8,000'
8 / 6 14,000'
4 / 2 7,000'
8 / 6 6,500'
8 / 6 6,000'
1 / 0 24,000
8 / 6 20,000'
4 / 3 33,000'
8 / 6 20,000'
2 / 1 42,500'
2 / 1 46,500'
Total Ducts / Available Ducts
0 / 0
Duct Available
No Duct Available

AGL Networks, February 2009

AGLN Conduit Footage and Count — Phoenix

1 / 0 3,000
2 / 1 34,000
2 / 1 20,000
2 / 1 63,000
1 / 0 169,000
2 / 1 2,000
2 / 1 36,000
1 / 0 30,500
1 / 0 7,000
1 / 0 34,500
1 / 0 9,500
1 / 0 7,500
2 / 1 25,000
1 / 0 11,500
1 / 0 13,000
1 / 0 33,000
1 / 0 19,500
3 / 2 8,000
2 / 1 37,000
1 / 0 29,000
1 / 0 4,500
2 / 1 40,000
1 / 0 10,000
1 / 0 29,000
1 / 0 20,000
2 / 1 34,000
1 / 0 8,000
4 / 3 15,000
1 / 0 6,000
1 / 0 2,800
1 / 0 5,000
1 / 0 5,500
1 / 0 28,000
2 / 1 43,000
1 / 0 13,000
3 / 2 20,000
1 / 0 4,000
1 / 0 7,500
1 / 0 17,000
3 / 2 8,000
2 / 1 44,000
3 / 2 5,000
2 / 1 44,000
3 / 2 6,000
3 / 2 5,000
2 / 1 50,000
Total Ducts / Available Ducts
0 / 0
Duct Available
No Duct Available

AGL Networks

An AGL Resources Company

AGL Networks, November 2009

AGLN Fiber Footage & Availability — Charlotte

432/428
25,178
432/388
3,800
432/420
3,800
432/388
500
432/432
500
432/412
3,885
432/432
3,885
432/396
2,500
432/412
2,500
432/420
5,000
432/404
5,000
432/420
7,591
432/420
49,237
432/420
51,780
432/396
42,755
432/388
1900
432/396
35,133
432/424
14,960
432/394
12,484
432/388
6,208
432/382
4,449
432/390
8,470
432/380
37,322
432/420
130,300
0 / 0
0
Total Fiber / Available Fiber Footage
Charlotte Fiber

AGL Networks, February 2010

AGLN Fiber Footage & Availability — Atlanta

216/110 29,046
96/92 10,942
216/196 62,207
216/102 17,514
216/108 18,565
48/45 9,436
288/198 11,173
216/92 19,049
144/121 27,983
144/134 15,308
216/68 73,662
216/93 65,868
48/44 21,452
144/73 27,764
144/90 15,774
144/117 54,813
432/232 4,379
96/27 3,247
96/19 6,048
216/99 11,829
144/78 7,780
144/88 8600
144/98 24,857
216/51 53280
216/139 5482
144/124 5185
144/140 15,569
96/9 42,320
216/51 6,060
432/420 42,320
288/90 66,732
216/66 1,306
144/73 32,956
432/248 15,973
288/99 27,332
216/129 1,754
288/98 6,179
96/27 8/395
96/38 21,116
216/206 35,695
288/103 15,081
216/210 3,903
216/210 7,346
288/91 27,535
95/94 7,809
216/216 7,742
144/72 14,907
216/212 33,250
96/63 20,880
288/103 6,550
432/420 29,662
96/15 29,662
288/80 12,732
216/199 20,366
144/11 29,161
96/47 25,343
216/212 12,757
216/207 28,988
288/76 5,066
432/420 29,161
288/216 2,738
432/214 6,065
288/76 5,066
432/432 14,161
432/218 1,577
432/264 485
144/35 5,743
216/92 8,033
144/25 63,777
144/122 3,416
432/232 12,349
144/57 15,299
432/176 8,643
432/190 5,770
432/228 7,465
98/78 8,737
144/61 34,092
216/41 20,132
144/63 32,770
144/35 14,161
144/45 1,496
216/31 2,907
432/388 2,907
144/122 42,956
144/23 3,885
96/41 41,533
Total Fiber / Available Fiber Footage
0/0 0
ATL Fiber

AGL Networks, December 2009

AGLN Fiber Footage & Availability — Phoenix

288/243
17,379
144/61
98,468
288/288
40,055
288/247
17,829
288/247
63,043
288/247
22,310
288/248
1,562
288/247
67,475
432/319
30,707
144/61
69,306
288/141
34,440
288/146
9,977
288/72
7,604
288/128
13,206
432/358
26,688
144/62
19,389
432/360
19,246
288/183
4,488
288/209
10,531
288/168
27,840
144/66
8,132
288/277
39,902
288/296
1,054
288/277
70,575
432/262
11,131
288/178
26,244
288/164
28,884
96/65
14,637
288/164
1,785
144/65
28,188
144/72
7,324
48/35
19,822
144/69
13,148
144/72
7,324
144/96
1,313
144/78
6,839
144/128
9,860
144/117
18,304
288/228
43,943
288/229
49,883
288/275
5,447
288/241
49,754
Total Fiber / Available Fiber
Footage
0 / 0
0
AGL Fiber

AGL Networks, December 2009

AGL Networks St Louis Footprint

6.0 miles
AGL Networks
An AGL Resources Company
Leased Fiber (Lightcore 12f/0f)

AGL Networks, March 2010

AGL Networks Nashville Footprint
AGL Networks, March 2010

AGL Networks Kansas City Footprint

58.7 miles
0/0
144f/132f
0/0
144f/132f
3/2
432f/420f
3/2
432f/420f
0/0
144f/132f
0/0
144f/132f
0/0
144f/132f
AGL Networks
An AGL Resources Company
Total Duct / Duct Remaining
Total Fiber / Fiber Remaining
Leased Fiber (Lightcore 12f/0f)
Leased Conduit
Self Constructed Conduit

AGL Networks, March 2010

AGL Networks Richmond Footprint

0/0
12f/0f
3/1
96f/84f
0/0
48f/24f
1/0
48f/36f
103.0 miles
3/1
96/84
0/0
12f/0f
3/1
96f/84f
AGL Networks
an AGL Resources Company
Total Duct / Duct Remaining
Total Fiber / Fiber Remaining
Leased Fiber (Verizon 12f/0f)
Leased Conduit
Self Constructed Conduit

AGL Networks, March 2010

Alcatel 6901
Enhanced Singlemode Fiber
[ILLEGIBLE] is the most prevalent fiber used today. Alcatel’s E-SMF provides improved performance in all SMF applications.
As one of the world’s largest manufacturers of communication products, Alcatel has the expertise, technology and manufacturing resources to provide a total end-to-end solution to support your fiber, cable, and systems requirements.
Alcatel Enhanced Singlemode Fiber (E-SMF) extends Alcatel’s premium product portfolio. E-SMF is designed to provide improved performance across the full 1265 to 1625nm region. It has a minimum dispersion in the 1310nm window and has a low attenuation in the 1383nm-water peak region to open up the Extended Band (1360 to 1460nm). Alcatel E-SMF meets the expanded ITU652 Table C requirements and is available in all Alcatel cable designs including loose tube, flextube and ribbon.
E-SMF, with its wide operating spectrum, provides optimum performance in access and metropolitan access applications. The wide spectrum expands future growth capabilities and also allows flexible configuration of voice, data, & video services within the fiber. For networks built using singlemode fiber for long distance, E-SMF with its lower attenuation and PMD, provides superior performance.
E-SMF is manufactured using Alcatel’s APVD process. Combined with Alcatel’s innovative coating system featuring AFC™ with Colorlock™, E-SMF offers superb reliability. Even when aged with hydrogen, E-SMF’s 1383nm attenuation is ≤0.33 dB/km.

FEATURES	BENEFITS
Low 1383nm attenuation permits full utilization of wavelengths from 1265 to 1625nm.	Extends the use of Coarse Wavelength Division Multiplexing (CWDM) into this E-band allowing savings through cheaper lasers, multiplexing filters, and higher number of channels

Low hydrogen sensitivity	Low attenuation in the 1383nm region for improved performance

Low dispersion in 1383nm “water peak” region	Reduces compensation requirements by half compared to the 1550nm region

Lower PMD of 0.08ps/√km	Extends the PMD distance performance on 40 Gbit/s systems by 50% thereby reducing regeneration cost.

Lower 1550nm attenuation (<0.21 dB/km)	Extends equipment reach capabilities by 10%

Lower 1450nm attenuation (<0.26 dB/km) provides better Raman pumping efficiency	Every 0.01 dB/km decrease at 1450nm improves the optical signal to noise ratio by 0.1

AFC Colorlock process incorporates the fiber color within the fiber coating.	The fiber color is always consistent and distinguishable. It offers increased reliability and durability resulting in lower maintenance and replacement costs.
KEY INDUSTRY LEADING MILESTONES
1993- Introduced Alcatel’s AFC™ coating process for superior aging performance

1994- Introduced Alcatel’s proprietary Advanced Plasma and Vapor Deposition (APVD) fiber production process to ensure the highest quality fiber

1996- Developed and introduced ColorLock™, enhancing fiber identification and colored fiber reliability

2001- Introduced E-SMF, offering improved aged water peak performance, reduced attenuation, and enhanced PMD performance.

Copyright 2002 ALL RIGHTS RESERVED Rev 1, Mar. 02

Alcatel 6901
Enhanced Singlemode Fiber
Optical Specifications
Attenuation

Attenuation @1310nm	≤ 0.34 dB/km
Attenuation @ 1550nm	≤ 0.21 dB/km
Attenuation @ 1625nm	≤ 0.24 dB/km
Attenuation @1450nm	≤ 0.25 dB/km
Attenuation at 1383nm H2 aged*	≤ 0.33 dB/km
Attenuation Uniformity
No point discontinuity greater than 0.1 dB at 1310nm and 1550nm.
Wavelength vs. Attenuation
Maximum attenuation change over the window.

Wavelength (nm)	Attenuation (dB/km)
1285-1310	≤ 0.035
1310-1330	≤ 0.03
1525-1550	≤ 0.03
1575-1550	≤ 0.03

Attenuation with Bending

100 turns, 60mm diameter @ 1550 & 1620nm:	≤ 0.05 dB
1 turn, 32mm diameter @ 1550 & 1620nm:	≤ 0.5 dB

Wavelength

Cutoff Wavelength (cabled)	≤ 1260nm
Zero Dispersion Wavelength	1310±10nm

Dispersion Slope

Zero Dispersion Slope	< 0.090 ps/nm2*km

PMD

PMD link design value:**	≤ 0.08ps/√Km
Dimensional Specifications

Mode Field Diameter @1310nm:	9.0±0.4μm
Mode Field Diameter @1550nm:	10.2±1.0μm
Fiber Outside Diameter:	125.0±1.0μm
Core/Cladding Offset:	≤ 0.6μm
Fiber Non-Circularity:	≤ 1.0%
Colored Coating Outside Diameter:	242±7μm
Colored Coating/Clad Concentricity Error:	≤ 12μm
Fiber Curl (radius):	> 4 meters
Mechanical Specifications
Proof Test of AFCTM ColorLockTM Coated
The entire length is subjected to a tensile proof stress >100 kpsi (0.7 GN/m2); 1% strain equivalent
Tensile Strength
Dynamic Tensile Strength (0.5 meter gauge length):

Aged* & Unaged	median ≥ 550 kpsi (3.8GN/m2)

Dynamic and Static Fatigue

Dynamic Fatigue, Tensile:	Nd ≥ 20 unaged and aged*
Dynamic Fatigue, 2 Point Bend:	Nd ≥ 20 unaged and aged*
Static Fatigue:	Ns ≥ 20 aged at 85°C, 85% RH

Coating Performance

Coating Strip Force:	2.0lbf (8.9N) max, 0.3 lbf (1.3N) min.
23°C, 0°C, and 45°C Aged: 30 days at 85°C and 85% relative humidity 14 days water immersion at 23°C Wasp spray exposure (Telcordia)
Aged: 30 days at 85°C water	No delimitation
Environmental Specifications

Induced Attenuation @ 1550nm	(dB/km)
Temperature Cycling Performance (-60°C to 85°C):	≤ 0.05
Temperature Humidity Cycling (-10°C to 85°C, 4-98%RH):	≤ 0.05
Water Immersion (23°C):	≤ 0.05
Heat Aging (85°C):	≤ 0.05
Typical Characterization Values

Nominal Zero Dispersion Wavelength:	1310nm
Nominal Zero Dispersion Slope:	0.086 ps/nm2*km
Effective Group Index @ 1310nm:	1.4640
@ 1550nm:	1.4645
Backscatter Coefficient @ 1310nm:	-76.7 dB
Backscatter Coefficient @ 1550nm:	-81.7 dB
Typical Core Diameter:	8.8μm
Dynamic Tensile Strength (*Aged):	median 750 kpsi (5.26GN/m2)
(0.5m gauge length)
Dynamic Fatigue (*Aged):	Nd=22
Static Fatigue:	Ns ≥ 25 aged @ 85°C, 85% RH
Dispersion @1285-1330nm:	≤ 2.7 ps/nm*km
Dispersion @1550nm	≤ 17ps/nm*km
Alcatel’s Enhanced Singlemode Fiber is fully ITU G.652 including table C, IEC 60793-1 and Telcordia GR-20-CORE compliant.

*	Aged in 1% hydrogen at one atmosphere per IEC 60793-2.

**	Complies with IEC SC86A, WG1 method 1, 1997. PMD link design value provides a statistical upper limit for PMD over concatenated fibers.

Alcatel reserves the right to change specifications without prior notice.

*	Aged for 30 days at 85°C, 85% relative humidity
For additional information visit Alcatel online or call your nearest Optical Fiber Sales Representative

[ILLEGIBLE]
Brazil	+55 11 3068 9993
France	+33 1 55 51 51 36
France (HQ)	+33 1 39 19 12 00
Germany	+49 2166 27 2164
India	+91 11 335 9650
Spain	+34 942 247 111
UK	+44 1633 413 600
North America	+1 828 459 9787
800 879 9862

Copyright 2002 ALL RIGHTS RESERVED Rev 1, Mar. 02

Issue date: 11/07 Supersedes 06/06
Enhanced Single Mode Optical Fibre (ESMF)
Product Type: G.652.D
Coating Type: ColorLock™ and Natural
Draka Comteq Enhanced Single Mode Fibre (ESMF) provides improved performance across the entire 1260 nm to 1625 nm wavelength spectrum. It has a low dispersion in the 1310 nm window and low attenuation in the 1383 nm water-peak region to allow use of the extended band (1360 nm to 1460 nm). With its wide operating spectrum, ESMF expands the future growth capability of the fibre and allows flexible configuration of voice, data, and video services within the fibre. It can be used in all cable constructions, including loose tube, tight buffered, ribbon, and central tube designs.
The tighter geometrical, attenuation and PMD specifications of ESMF enables superior performance in long haul, metropolitan, access and premises applications in telecommunications, CATV and utility networks. ESMF is completely interchangeable with standard single mode fibre.
Draka Comteq’s Advanced Plasma and Vapor Deposition (APVD™) manufacturing process ensures the highest quality and purity of fibres. Proprietary ColorLock™ coating process further enhances the performance, durability and reliability of the fibre, even in the harshest environments.
The fibre complies with or exceeds the ITU-T Recommendation G.652.D, the IEC Int. Standard 60793-2-50 type B.1.3 Optical Fibre Specification, Telcordia GR-20-CORE, ANSI/ICEA S-87-640 and RUS 7CFR 1755.900.

Features	Benefits
• Low 1383 nm (water-peak) attenuation	• Provides expanded fibre capacity and cost savings through use of cheaper lasers in the entire 1260 to 1625 nm range, multiplexing filters and higher number of channels

• Low hydrogen sensitivity	• Low attenuation in the 1383 nm region even as fibre ages, for improved performance and long life

• Lower PMD of 0.06 ps/√km link design value	• Extends the PMD distance performance, reducing regeneration costs

• Low 1460 nm attenuation (< 0.25 dB/km)	• Easy design of low cost laser and filter based systems over a wide wavelength range

• Ensure efficient Raman pumping for C-band amplification

• Proprietary APVD™ manufacturing process	• Superior geometry, uniformity and purity

• Revolutionary ColorLock coating process	• Increased reliability, durability, and superior aging performance, resulting in lower maintenance and replacement costs

• Makes colour a component of the coating, thus enhancing fibre identification and coloured fibre reliability

• Consistent, vibrant colour for easy-of-use and flexibility
Draka Comteq | Optical Fibre

Netherlands:	France:	USA:
Tel: + 31 (0)40 29 58 700	Tel: +33 (0)3 21 79 49 00	Tel: +1 828 459 8446
Fax. +31 (0)40 29 58 710	Fax: +33 (0)3 21 79 49 33	Fax: +1 828 459 8267

Issue date: 11/07 Supersedes 06/06
Enhanced Single Mode Optical Fibre (ESMF)
Product Type: G.652.D
Coating Type: ColorLock™ and Natural
Optical Specifications (Uncabled fibre)

Attenuation	Max. Value (dB/km)
Attenuation at 1310 nm	0.33 - 0.35
Attenuation at 1383 nm*	0.32 - 0.35
Attenuation at 1460 nm	0.25
Attenuation at 1550 nm	0.19-0.21
Attenuation at 1625 nm	0.20-0.23

*	Including H2-aging according to IEC 60793-2-50, type B.1.3 Other values available on request.
Attenuation vs. Wavelength
Maximum attenuation change over the window from reference

Wavelength range (nm)	Reference λ (nm)	Difference (dB/km)
1285 - 1330	1310	≤ 0.03
1525 - 1575	1550	≤ 0.02
1460 - 1625	1550	≤ 0.04
Point discontinuities
No point discontinuity greater than 0.05 dB at 1310 nm and 1550 nm.
Attenuation with Bending

	Mandrel		Induced
Number of	Radius	Wavelength	Attenuation
Turns	(mm)	(nm)	(dB)
100	25	1310	≤ 0.05
100	25	1550	≤ 0.05
100	30	1625	≤ 0.05

Cutoff Wavelength
Cable Cutoff wavelength (λCCf)	≤ 1260 nm
Mode Field Diameter

Wavelength (nm)	MFD (µm)
1310	9.0 ± 0.4
1550	10.1 ± 0.5
Chromatic Dispersion

Wavelength (nm)	Chromatic Dispersion (ps/[nm.km])
1285 - 1330	≤ |3|
1550	≤ 18.0
1625	≤ 22.0
Zero Dispersion Wavelength (λ0):	1300-1322 nm
Slope (S0) at λ0:	≤ 0.090 ps/(nm2.km)
Polarization Mode Dispersion (PMD)

(ps/√km)
PMD Link Design Value**	≤ 0.06
Max. Individual Fibre	≤ 0.1

**	According to IEC 60794 -3, Ed 3, (Q=0.01%)
Geometrical Specifications

Glass Geometry
Cladding Diameter	125.0 ± 0.7 µm
Core/Cladding Concentricity	≤ 0.5 µm
Cladding Non-Circularity	≤ 0.7%
Fibre Curl (radius)	> 4m

Coating Geometry
Coating Diameter	242 ± 7 µm
Coating / Cladding Concentricity	≤ 12 µm
Coating Non-Circularity	≤ 5%

Lengths	Standards lengths up to 50.4 km
Mechanical Specifications
Proof test
The entire length is subjected to a tensile proof stress > 0.7 GPa (100 kpsi); 1% strain equivalent.
Tensile Strength
Dynamic tensile strength (0.5 meter gauge length):

Aged*** and unaged:	median > 3.8 GPa (550 kpsi)

***	Aging at 85°C, 85% RH, 30 days
Dynamic and Static Fatigue

Dynamic fatigue, unaged and aged***	nd > 20
Static fatigue, aged***	ns > 23
Coating Performance
Coating strip force unaged and aged****:

* Average strip force:	1 N to 3 N
* Peak strip force:	1.3 N to 8.9 N
**** Aging:
•	0°C and 45°C

•	30 days at 86°C and 85% RH

•	14 days water immersion at 23°C

•	Wasp spray exposure (Telcordia)
Environmental Specifications

Induced Attenuation at
Environmental Test	Test Conditions	1310, 1550 nm (dB/km)
Temperature cycling	-60°C to 85°C	≤ 0.05
Temperature-	-10°C to 85°C, 4-98% RH	≤ 0.05
Humidity cycling
Water Immersion	14 days; 23°C	≤ 0.05
Dry Heat	30 days; 85°C	≤ 0.05
Damp Heat	30 days; 85°C; 85% RH	≤ 0.05
Typical Characterisation Values

Nominal Zero Dispersion Slope	0.085 ps/(nm2.km)

Effective group index @ 1310 nm	1.467
Effective group index @ 1550 nm	1.468
Effective group index @ 1625 nm	1.468

Raylelgh Backscatter Coefficient for 1 ns pulse width:
@1310 nm	-79.4 dB
@ 1550 nm	-81.7 dB
@ 1625 nm	-82.5 dB

Median Dynamic Tensile Strength (Aged at 85°C, 85% RH, 30 days; 0.5 m gauge length)	5.3 GPa (750 kpsi)

For telecom applications
•	Long-Haul

•	Metropolitan

•	Access

•	FTTx

•	Premises
Value Innovation is a way of looking at the world. How we can help our customers do more, make more, save more, achieve more.
Key Industry Leading Milestones
Draka’s Enhanced Single-Mode Fiber (ESMF) provides improved performance across the entire 1260 nm to 1625 nm wavelength spectrum. It has a low dispersion in the 1310 nm window and low attenuation in the 1383 nm water-peak region to allow use of the extended band (1360 nm to 1460 nm). With its wide operating spectrum, ESMF expands the future growth capability of the fiber and allows flexible configuration of voice, data, and video services within the fiber. It can be used in all cable constructions, including loose tube, tight buffered, ribbon, and central tube designs.
The tighter geometrical, attenuation and PMD specifications of ESMF enable superior performance in long-haul, metropolitan, access and premises applications in telecommunications, CATV and utility networks. ESMF is completely interchangeable with standard single-mode fiber.
Draka’s Advanced Plasma Vapor Deposition (APVD™) manufacturing process ensures the highest quality and purity of fibers. Proprietary ColorLock™ coating process further enhances the performance, durability and reliability of the fiber, even in the harshest environments.
The fiber complies with or exceeds the ITU-T Recommendation G.652.D, the IEC International Standard 60793-2-50 type B.1.3 Optical Fiber Specification, Telcordia GR-20-CORE, ANSI/ICEA S-87-640 and RUS 7CFR 1755.900.

Features	Benefits

Low 1383 nm (water-peak) attenuation	Provides expanded fiber capacity and cost savings through use of cheaper lasers in the entire 1260 to 1625 nm range, multiplexing filters and higher number of channels

Low hydrogen sensitivity	Low attenuation in the 1383 nm region even as fiber ages, for improved performance and long life

Lower PMD of 0.06 ps/Ökm link design value	Extends the PMD distance performance, reducing regeneration costs

Low 1460 nm attenuation (< 0.25 dB/km)	• Easy design of low cost laser and filter based systems over a wide wavelength range

• Ensure efficient Raman pumping for C-band amplification

Proprietary PCVD and APVD™ manufacturing process	Superior geometry, uniformity and purity

Revolutionary ColorLock-XS coating process	Increased reliability, durability and superior aging performance, resulting in lower maintenance and replacement costs. Makes color a component of the coating, thus enhancing fiber identification and colored fiber reliability. Consistent, vibrant color for easy-of-use and flexibility
Draka Communications
fibersales@draka.com

Enhanced Single-Mode Optical Fiber (ESMF)
Americas
Improved performance across the entire 1260 nm to 1625 nm wavelength spectrum

Product Type: G.652.D	Issue date: 06/09 (A)

Coating Type: ColorLock-XS and Natural	Supersedes: 11/07
Optical Specifications (Uncabled fiber)
Attenuation

(dB/km)
Attenuation at 1310 nm	0.33 – 0.35
Attenuation at 1383 nm*	0.32 – 0.35
Attenuation at 1460 nm	0.25
Attenuation at 1550 nm	0.19 – 0.21
Attenuation at 1625 nm	0.20 – 0.23

*	Including H2-aging according to IEC 60793-2-50, type B.1.3

Other values available on request.
Attenuation vs. Wavelength
Maximum attenuation change over the window from reference

Wavelength range (nm)	Reference l (nm)	(dB/km)
1285 - 1330	1310	< 0.03
1525 - 1575	1550	< 0.02
1460 - 1625	1550	< 0.04
Point discontinuities
No point discontinuity greater than 0.05 dB at 1310 nm and 1550 nm.
Attenuation with Bending

Number of	Mandrel	Wavelength	Attenuation
Turns	Radius (mm)	(nm)	(dB)
100	25	1310	< 0.05
100	25	1550	< 0.05
100	30	1625	< 0.05
Cutoff Wavelength

Cable Cutoff wavelength (lccf)	< 1260 nm
Mode Field Diameter

Wavelength (nm)	(μm)
1310	8.8 to 9.6
1550	9.6 to 10.6
Chromatic Dispersion

Wavelength (nm)	(ps/[nm.km])
1285 – 1330	< |3|
1550	< 18.0
1625	< 22.0

Zero Dispersion Wavelength (lo):	1300 - 1322	nm
Slope (So) at lo:	< 0.090 ps/(nm2.km)
Polarization Mode Dispersion (PMD)

(ps/Ökm)
PMD Link Design Value**	< 0.06
Max. Individual Fiber	< 0.1

**	According to IEC 60794 -3, Ed 3 (Q=0.01%)
Geometrical Specifications

Glass Geometry
Cladding Diameter	125.0 ± 0.7	μm
Core/Cladding Concentricity Error	< 0.5	μm
Cladding Non-Circularity	< 0.7%
Fiber Curl (radius)	> 4	m
Coating Geometry
Coating Diameter	242 ± 7	μm
Coating/Cladding Concentricity Error	< 12	μm
Coating Non-Circularity	< 5%
Lengths	Standard lengths up to 50.4	km
Mechanical Specifications
Proof test
The entire length is subjected to a tensile proof stress > 0.7 GPa (100 kpsl); 1% strain equivalent.
Tensile Strength
Dynamic tensile strength (0.5 meter gauge length):

Aged*** and unaged:	median > 3.8 GPa (550 kpsi)

***	Aging at 85°C, 85% RH, 30 days
Dynamic and Static Fatigue

Dynamic fatigue, unaged and aged***	nd > 20
Static fatigue, aged***	ns > 23
Coating Performance

Coating strip force unaged and aged****:
* Average strip force:	1 N to 3 N
* Peak strip force:	1.2 N to 8.9 N

****	Aging:
•	0°C and 45°C

•	30 days at 85°C and 86% RH

•	14 days water immersion at 23°C

•	Wasp spray exposure (Telcordia)
Environmental Specifications

Induced Attenuation at
Environmental Test	Test Conditions	1310, 1550 nm (dB/km)

Temperature cycling	-60°C to 85°C	< 0.05
Temperature	-10°C to 85°C, 4-98% RH	< 0.05
Humidity cycling
Water Immersion	14 days; 23°C	< 0.05
Dry Heat	30 days; 85°C	< 0.05
Damp Heat	30 days; 85°C; 85% RH	< 0.05
Typical Specifications

Nominal Zero Dispersion Slope	0.085 ps/(nm2.km)
Effective group index @ 1310 nm	1,487
Effective group index @ 1550 nm	1,468
Effective group index @ 1625 nm	1,468
Rayieigh Backscatter Coefficient for 1 ns pulse width:
@ 1310 nm	-79.4	dB
@ 1550 nm	-81.7	dB
@ 1625 nm	-82.5	dB

Median Dynamic Tensile Strength (Aged at 85°C. 85% RH, 30 days; 0.5 m gauge length)	5.3 GPa (750 kpsi)

Draka Communications
fibersales@draka.com	The Draka Communications policy of continuous Improvement

Section 2.20(c)
Network and Collocation Facilities
[See attached spreadsheet document]

Address	Common Name	Landlord	Market
2 Concourse, Atlanta, GA	Colocation	Teachers Concourse	ATL
609 14th St NW, Atlanta, GA (HUT)	Colocation	Ivan Miles	ATL
120 East Van Buren, Phoenix, AZ	Colocation	Digital Realty Trust	PX
301 S. 4th St, Phoenix, AZ	Colocation	Telecom Center, LLC	PX
8521 East Princess Drive, Scottsdale, AZ	Colocation	IO Capital, LLC	PX
615 N 48th St, Phoenix, AZ	Colocation	IO Capital, LLC	PX
113 N. Myers Street	Meet-Me Room	Digital Realty Trust	CLT

Section 2.22
Insurance Policies
[See attached document]

SECTION 2.22 Insurance Policies Maintained by AGL Resources Inc.
Covering the Operations, Property and Assets of AGL Networks LLC and AGL Investments, Inc.
February 26, 2010

					Limits (In
Insurance Policies	Policy Number	Insurer/ Reinsurer	Note	Expiration	$Millions)
AGL Networks Policies Covering State of Arizona Operations Only
Primary General Liability	L7218408	United National Insurance	*	12/30/2010	1.0
Excess General Liability	XS0064124	United National Insurance	*	12/30/2010	4.0
Arizona Auto Liability	20UENQ9403	Hartford		12/1/2010	1.0
Arizona Workers’ Comp/Employers’ Liab.	20WBPK4076	Hartford		2/1/2010	Stat/1.0
AGL Resources PRIMARY MULTILINE POLICIES
Multi-Line Policy	MLP1007	GERIC	(a)	10/1/2010	3.0
Multi-Line Policy	MLX1007	GERIC	(b)	10/1/2010	5.0
		GenRe		10/1/2010
		Zurich		10/1/2011
AGL Resources PROPERTY, WELL CONTROL & ENVIRONMENTAL POLICIES
Property	PRP1008	GERIC/AEGIS/EIM	(c)	10/1/2010	47.0
Excess Property	ML31008	GERIC/Zurich		10/1/2011	60.0
Excess Property	L0253A2A08 (Aegis) 310381-08GP (EIM)	AEGIS/EIM		10/1/2010	188.0
Boiler & Machinery	BM2994449-08	Zurich		10/1/2011	50.0
Terrorism	L0253A1A08 (Aegis) 310380-08GPT (EIM)	AEGIS/EIM		10/1/2010	47.0
Terrorism	IPR3460404-02	Zurich		10/1/2011	40.0
Environmental Liability	PEC002284901	Indian Harbor	(d)	12/22/2010	30.0
Excess Environmental Liability (JISH)	EPC4883230-00	Zurich	(d)	12/22/2010	20,0
Control of Well	MU05510272	St Paul	(d)	12/31/2010	20.0
AGL Resources EXCESS LIABILITY POLICIES
Excess Multi-Line 1	ML11007	GERIC/AEGIS	(e)	10/1/2010	35.0
Excess Multi-Line 2	ML21007	GERIC/EIM	(f)	10/1/2010	50.0
Auto Liability & GL Excess				10/1/2010	50.0
Excess Multi-Line 3	ML31008	GERIC/Zurich	(g)	10/1/2011	40.0
Excess Multi-Line 3	ML31008	GERIC/Zurich	(h)	10/1/2011	25.0
Terrorism	L0253A1A07	AEGIS		10/1/2010	50.0
Excess Liability	XOOG24903850	ACE	(d)	12/22/2010	15.0
AGL Resources WORKERS’ COMPENSATION POLICIES
Large Deductible (FL, LA, MD, NJ, TN)	Y0253B1A08	Old Republic		10/1/2010	Statutory
	MWC116300	Old Republic		10/1/2010	Statutory
XS Self-Insured (GA, VA)	MWXS883	Old Republic		10/1/2010	Statutory
AGL Resources EXECUTIVE RISK POLICIES
D&O Side A	DOP10001745800	Endurance		10/1/2011	8.0
Excess Multi-Line 1	ML11007	GERIC/AEGIS		10/1/2010	35.0
Excess Multi-Line 2	ML21007	GERIC/EIM		10/1/2010	50.0
Excess Multi-Line 3	ML31008	GERIC/Zurich	(i)	10/1/2011	25.0
Excess Multi-Line 3	ML31008	GERIC/Zurich	(j)	10/1/2011	25.0
Side A (DIC)	6800-1380	Federal Ins Co		10/1/2010	20.0
Side A (DIC)	568CM3804	St Paul Mercury		10/1/2010	12.0
IDL (DIC)	MAN729824/01/2009	Axis		10/1/2010	10.0
Basket Aggregate	ML31008	Zurich		10/1/2011	10.0

Notes:

*	Coverage required to meet contractual requirement for AM Best rated occurrence based policies

(a)	Multi-Line Policy: Provides coverage for Property; Self-Insured Workers’ Compensation, Employment Practices Liability; General Liability, Auto Liability; D&O Sides B&C; Fiduciary Liability; Crime

(b)	Multi-Line Policy: Provides coverage for Self-Insured Workers’ Compensation, Employment Practices Liability; General Liability, Auto Liability; D&O Sides B&C; Fiduciary Liability; Crime
GERIC covers 70% of the first loss under MLX1007 and GenRe covers the remaining 30%
The second loss in this layer is covered by Gen Re(30%) and Zurich (70%)

(c)	Provides property coverage excess GERIC MLP1007; Aegis reinsures 90% of $47M and EIM reinsures 10%

(d)
Environmental coverage applies to Jefferson Island Storage and Hub (owned by AGL Investments) and Golden Triangle Storage (wholly owned by AGLR); Indian Harbor policy provides $30M in limits for JISH and $20M for GTS.

Excess liability coverage applies to JISH only
Control of Well Coverage applies to JISH and GTS

(e)	Coverage applies to Workers’ Compensation; Employment Practices Liability; General Liability; Auto Liability; Directors & Officers; Fiduciary Liability

(f)	Coverage applies to Employment Practices Liability; General Liability; Auto Liability; Directors & Officers; Fiduciary Liability An additional $50M applies to General Liability and Auto Liability

(g)	Coverage under ML3 provides $40M in GL and Automobile Liability limits excess of ML2

(h)	Coverage under ML3 provides $25M in Employment Practices Liability limits in excess of ML2

(i)	Coverage under ML3 provides $25M in D&O limits in excess of ML2

(j)	Coverage under ML3 provides $25M in Fiduciary Liability limits in excess of ML2

Section 2.23
Bank Accounts
[See attached document]

DISCLOSURE SCHEDULES TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
AGL NETWORKS, LLC; AGL INVESTMENTS, INC.; and ZAYO GROUP LLC
Section 2.23
BANK ACCOUNTS

		BANK BALANCE AS OF	DATE OF	DATE OF
BANK ACCOUNT NAME AND INSTITUTION		DECEMBER 31, 2009	ISSUE	MATURITY
1 CERTIFICATE DEPOSIT # 5051 AT MUTUAL SAVINGS CREDIT UNION	[A]	$51,358.62	3-Feb-09	3-Feb-10

2 CERTIFICATE DEPOSIT # 5052 AT MUTUAL SAVINGS CREDIT UNION	[A]	$50,139.14	3-Nov-09	3-Nov-10

3 CERTIFICATE DEPOSIT # 5064 AT MUTUAL SAVINGS CREDIT UNION	[A]	$55,307.05	17-Sep-09	17-Sep-10

4 CERTIFICATE DEPOSIT # 5065 AT MUTUAL SAVINGS CREDIT UNION	[A]	$55,149.50	26-Sep-09	26-Sep-10

5 CERTIFICATE DEPOSIT # 5066 AT MUTUAL SAVINGS CREDIT UNION	[A]	$273,784.80	26-Nov-09	26-Nov-10

6 MUTUAL SAVINGS CREDIT UNION PRIMARY SHARES ACCOUNT	[A]	$5.13	N/A	N/A

7 JPMORGAN CHASE BANK, N.A. CERTIFICATE OF DEPOSIT (180 DAY TERM)	[B]	$40,000.00	8-Aug-09	4-Feb-10

[A]	President, any Vice President, the Treasurer or any Assistant Treasurer of the Company may open an account in the name of the Company

• Draws can be made persons designated by the President or by any Vice President acting jointly with the Treasurer or any Assistant Treasurer of the Company

• All draws over $25,000 shall be signed by two of said persons

• Andy, Managing Director, was added as the secondary signature and co-signer on the account on September 27, 2007

[B]	Pursuant to Deposit Account Agreement dated March 11, 2009, the balance of this account has been assigned to Phoenix, Arizona

Section 3.1(b)
Agreements Regarding Seller’s Ownership Interests
NONE

Section 5.4(b)
Operations Prior to Closing
(xii)	See attached spreadsheet of in-process contracts

(xiii)	See attached spreadsheet

Contracts Funnel
As of Monday March 22, 2010

Deal
Owner	Segment	Status	Party	Agreement	Description	Mkt	Status
AM	Wholesale	Contracts	Abovenet	Service Order #2	Service Order #2 —1033 Jefferson to 56 Marietta	ATL	Contracts sent to AboveNet Tuesday, February 23, 2010.
AM	Wholesale	Contracts	Abovenet	Service Order #3	3500 Piedmont Rd to 56M	ATL	Contracts sent to AboveNet Friday, March 5, 2010.
WP	Enterprise	Contracts	AGL Services Company	MSA			Received edits from AGLR Thursday, March 18, 2010.
WP	Enterprise	Contracts	AGL Services Company	Service Order #1	Ring from Ten Peachtree Place to Biltmore	ATL	Received edits from AGLR Thursday, March 18, 2010.
Pah	Enterprise	Contracts	Apollo Group	Service Order #6	Additional Node 3138 E Elwood	PHX	Contracts approved for Sales to deliver to customer Monday, December 14, 2009.
AM	Wholesale	Contracts	Cogent	Service Order #5	3402 E University (Phx NAP) bldg add	PHX	Contracts sent to Cogent Thursday, March 11, 2010.
EB	Enterprise	Contracts	Board of Regents	Service Order #2	Two laterals	ATL	Contracts is drafting.
AM	Wholesale	Contracts	DukeNet	Amendment	Amend SO #4: 400 Embassy Row + Three Verizon Place relocation	ATL	Contracts is drafting.
AM	Wholesale	Contracts	FiberLight	Amendment	Amend SO #2: Moved manhole location for tie-in. Add $150 MRR.	ATL	Contracts is drafting.
BE	Wholesale	Contracts	Global Crossing	MSA	To prepare MSA for customer.		Negotiating
BE	Wholesale	Contracts	Global Crossing	Service Order #1	701 E Trade St — 8055 Microsoft Way	CLT	Contracts is drafting.
BE	Wholesale	Contracts	Global Crossing	Service Order #2	2121 S Price to 801 S 16th St — Pt-to-pt	PHX	Contracts is drafting.
EB	Enterprise	Contracts	Hewlett Packard	Service Order #2	Campus Renewal	ATL	Contracts approved for Sales to deliver to customer Monday, January 11, 2010.
AM	Wholesale	Contracts	Internap	Service Order #3	120 EVB to 3402 E University (Phx NAP)	PHX	Contracts is drafting.
EB	Enterprise	Contracts	Kilpatrick Stockton	MSA	To prepare MSA for customer.		Negotiated — KS is executing.
EB	Enterprise	Contracts	Kilpatrick Stockton	Service Order #1	1100 Peachtree —11650 GOW	ATL	Customer is signing.
AM	Wholesale	Contracts	MClmetro/VBS	Service Order #5	Schwab — 4701 E Francisco, 3415 EIS	PHX	Contracts has drafted. Sales is discussing renewal terms.
AM	Wholesale	Contracts	MClmetro/VBS	Service Order #6	1715 N Brown Rd, 300 Satellite, VBS tie-ins	ATL	Contracts is drafting.
BE	Wholesale	Contracts	PAETEC	MSA	To prepare MSA for customer.		Negotiating
BE	Wholesale	Contracts	PAETEC	Service Order #1	615 N 48th Laterals	PHX	Customer executed Wednesday, March 10, 2010, but need executed MSA first.
BE	Wholesale	Contracts	Teliasonera	Service Order #2	113 N Myers—112 N Myers	CLT	Contracts sent to Teliasonera Wednesday, March 17.
BE	Wholesale	Contracts	Teliasonera	Service Order #3	17 E Virginia / 615 N 48th	PHX	Contracts sent to Teliasonera Wednesday, March 17.
AM	Wholesale	Contracts	Tower Cloud	Service Order #6	3225 Cumberland, 5865 PIB	ATL	Contracts is drafting.
BE	Wholesale	Contracts	tw telecom	Service Order #9	tw telecom — Pt-to-Pt	PHX	Contracts is drafting.
JN	Strategic	Contracts	Woodlawn	MSA	To prepare MSA for customer.		Negotiating. Using their form. For Richmond — BOA.
JN	Strategic	Contracts	TCA (aka ATT)	Amendment	AT&T — Buckhead Fibers	ATL	Project Lightspeed fibers. Awaiting customer signature of Amendment #4.
JN	Strategic	Contracts	TCA (aka ATT)	Amendment	AT&T— Lateral Conduit at 1001 Windward	ATL	Contracts to draft.
BE	N/A	Contracts	Level 3	Conduit/Fiber Swap	112 N Myers St/113 N Myers St.	CLT	Contracts is drafting.
N/A	N/A	Contracts	Alexander Street Investors	Collocation	701 E Trade St Meet Me Room	CLT	Contracts is drafting.
N/A	N/A	Contracts	Salt River Project	Pole Attachment	Phoenix	PHX	Issues with insurance.
JN	Strategic	Contracts	Sprint	Fiber Outage Letter	SLA issue for an outage in Phoenix	PHX	Negotiating SLA settlement amount.
BE	Wholesale	Contracts	Windstream	MSA	To prepare MSA for customer.	ATL	In the process of sending Windstream our MSA template.

5.4(b)(xiii)

	Data room
Customer	location	CN	Description	Location	MRR	Prepay option
Towercloud	2.2.1.105.4.5	718	Network Lease: Rings (SO#2)	ATL	$47,000	Yes
Towercloud	2.2.1.105.5.2	742	Network Lease: Laterals (SO#3)	ATL	$65,000	Yes
Towercloud		921	Service Order #4	ATL	$10,600	Yes
Towercloud		914	Service Order #5	ATL	$600	Yes
XO	2.2.1.112.4.7	769	Network Lease: SO# 5 Rings and Laterals	PX	$18,903	Yes
XO	2.2.1.112.1.7	780	Network Lease: SO# 4 Rings and Laterals	ATL	$35,309	Yes
XO	2.2.1.112.4.1	770	Network Lease: Suppliment #1 to SO# 5 Corporate Rings	PX	$5,893	Yes
XO	2.2.1.112.4.8	770	Network Lease: Lateral at 3930 E Watkins St	PX	$800	Yes
XO	2.2.1.112.4.9	784	Network Lease: 7145 E 1st Street	PX	$2,000	Yes
XO	2.2.1.112.1.9	873	Network Lease: SO#4 Supplement #2 4311 Comm Dr	ATL	$800	Yes
TWTC	2.2.1.106.2.15	mult	Network Lease: Atlanta Ring	ATL	$7,585	TWTC can take down additional 12 fiber count increments of the entire system for ~$450k
Eschelon/lntegra	2.2.1.61.1.1.1	228	Network lease SO# 4 6016 S McClintock	PX	$2,500	Yes
Eschelon/lntegra	2.2.1.61.1.1.2	225	Network Lease SO#1 Original Ring A and B	PX	$10,000	Yes
Eschelon/lntegra	2.2.1.61.1.1.8	226	Service Order #2 Tempe South Loop	PX	$1,000	Yes
Eschelon/lntegra	2.2.1.61.1.6	670	Service Order #6 Additional pt-pt laterals	PX	$18,000	Yes
Eschelon/lntegra	2.2.1.61.1.7	749	North Ring COs SO# 7 6246 N 27th Ave 3553 W Greenway Rd	PX	$8,900	Yes
Gila River LEC	2.2.1.52.2		SO#1 4Fibers-PHX Ring	PX	$16,657	Yes
And other related contracts that are incorporated, by reference, in the agreements scheduled above

Section 5.8(a)
Employees and Severamce
[See attached spreadsheet]

							Separation Benefit
							Costs Increase Upon
				Total		Separation	Employment
Name - First	Name - Last	Job Title	Svc Dt	severance	Vacation Pay	Benefit Costs	Anniversary
Andrew	McGowan	Mgr,National Account - AGLN	8/9/2004	$15,795.06	$3,948.76	$19,743.82	$1,316.25
Bernadette	Easler	Mgr,National Account - AGLN	11/2/2009	$17,884.62	$4,292.31	$22,176.92	$1,788.46
Brian	Schaller	Engr,GIS Support	1/26/2009	$7,846.26	$2,157.72	$10,003.99	$980.78
Darrol	Goolsby	Engr,City	1/26/2009	$16,739.52	$5,021.85	$21,761.37	$1,673.95
David	Strickland	Mgr,Network Eng & Construction	1/26/2009	$17,312.31	$3,462.46	$20,774.77	$1,731.23
Emily	Bennett	Mgr,National Account	8/7/2006	$18,398.38	$2,943.74	$21,342.12	$1,839.84
Frank	Platchek	Project Manager -AGLN	6/11/2007	$19,964.52	$5,989.35	$25,953.87	$1,996.45
James	Nolte	Managing Dir, Wholesale Sales	2/2/2004	$39,592.50	$7,918.50	$47,511.00	$2,639.50
Jeffrey	Pah	Dir,Sales - AGLN	2/11/2007	$25,649.92	$6,412.48	$32,062.40	$2,137.49
Jody	Christensen	Mgr,National Account	7/27/2009	$15,739.43	$3,147.89	$18,887.32	$1,573.94
John	Yates	Project Manager -AGLN	3/8/2004	$25,651.56	$5,919.59	$31,571.15	$1,973.20
Joshua	Nelson	Mgr, Network Operations	8/23/2004	$20,712.90	$5,178.23	$25,891.13	$1,726.08
Kerry	Slatter	Mgr,Commercial Transactions	1/24/2007	$17,550.85	$4,563.22	$22,114.08	$1,755.09
Khalilah	Henderson-Hill	Assistant I, Administrative	6/5/2006	$8,979.23	$2,993.08	$11,972.30	$997.69
Lance	Ruhl	Project Manager -AGLN	1/26/2004	$27,557.01	$6,359.31	$33,916.32	$2,119.77
Larry	Stephens	Mgr,Network Deployment	7/15/2002	$41,688.15	$8,077.08	$49,765.23	$2,605.51
Lloyd	Taylor	Mgr,City	2/2/2004	$26,987.79	$6,227.95	$33,215.74	$2,075.98
Nicolas	Flores	Spec II,GIS	1/26/2009	$7,483.72	$2,245.12	$9,728.83	$935.46
Walter	Harrison	Managing Dir, Business Ops	6/27/1983	$72,822.31	$12,743.90	$85,566.22	$—
William	Peeples	Managing Dir, Enterprise Sales	6/30/1980	$76,491.37	$13,659.17	$90,150.54	$—
William	Clifton	Dir, Business Development	4/23/2007	$24,489.23	$4,081.54	$28,570.77	$2,040.77
James	Gillis	President,AGL Networks	5/5/2003	$—	$—	$—	$—

Section 5.8(b)
Post-Closing Severance
[See attached spreadsheet]

					Severance Cost
					Increase Upon
				Total	Employment
Name - First	Name - Last	Job Title	Svc Dt	Severance	Anniversary
Andrew	McGowan	Mgr,National Account - AGLN	8/9/2004	$15,795.06	$1,316.25
Bernadette	Easler	Mgr,National Account - AGLN	11/2/2009	$17,884.62	$1,788.46
Brian	Schaller	Engr,GIS Support	1/26/2009	$7,846.26	$980.78
Darrol	Goolsby	Engr,City	1/26/2009	$16,739.52	$1,673.95
David	Strickland	Mgr,Network Eng & Construction	1/26/2009	$17,312.31	$1,731.23
Emily	Bennett	Mgr,National Account	8/7/2006	$18,398.38	$1,839.84
Frank	Platchek	Project Manager -AGLN	6/11/2007	$19,964.52	$1,996.45
James	Nolte	Managing Dir, Wholesale Sales	2/2/2004	$39,592.50	$2,639.50
Jeffrey	Pah	Dir,Sales - AGLN	2/11/2007	$25,649.92	$2,137.49
Jody	Christensen	Mgr,National Account	7/27/2009	$15,739.43	$1,573.94
John	Yates	Project Manager -AGLN	3/8/2004	$25,651.56	$1,973.20
Joshua	Nelson	Mgr,Network Operations	8/23/2004	$20,712.90	$1,726.08
Kerry	Slatter	Mgr,Commercial Transactions	1/24/2007	$17,550.85	$1,755.09
Khalilah	Henderson-Hill	Assistant I, Administrative	6/5/2006	$8,979.23	$997.69
Lance	Ruhl	Project Manager -AGLN	1/26/2004	$27,557.01	$2,119.77
Larry	Stephens	Mgr,Network Deployment	7/15/2002	$41,688.15	$2,605.51
Lloyd	Taylor	Mgr,City	2/2/2004	$26,987.79	$2,075.98
Nicolas	Flores	Spec II,GIS	1/26/2009	$7,483.72	$935.46
Walter	Harrison	Managing Dir, Business Ops	6/27/1983	$72,822.31	$—
William	Peeples	Managing Dir, Enterprise Sales	6/30/1980	$76,491.37	$—
William	Clifton	Dir,Business Development	4/23/2007	$24,489.23	$2,040.77
James	Gillis	President,AGL Networks	5/5/2003	$—	$—

Section 5.12(a)
Capital Expenditures Current Projects
[See attached spreadsheet]

Schedule 5.12 (a)

					Estimated	Estimated	Non-Recurring
				Original	Total Spent	Remaining to	Project
City	Driver	Project	Description	Estimate	to Date	be Spent	Revenues
RICH	CUST	TBA	BOA- 703 E Grace St	$113,000	$—	$113,000	$460,000
RICH	CUST	TBA	BOA- Add 8f to 5456 Francestown Rd	24,000	—	24,000	25,000
KC	CUST	041840	BOA-1425 Oak St	100,000	—	100,000	290,000
KC	CUST	TBA	BOA- Add 8f to 324 E 11th St	24,000	7,000	17,000	42,500
ATL	CUST	042012	9300- BOA 5555 Windward Pkwy	50,500	29,620	20,880	100,800
CLT	CUST	040466	9345- CLT mkt roll out	10,970,147	9,811,349	831,610	4,281,666
ATL	DOT	041028	9300- Relo Hammond Dr	227,000	83,072	143,928	10,485
ATL	DOT	041680	Relo- FL DOT Roswell Abernathy	50,000	6,930	43,070	39,482
ATL	REPAIR	041962	9300- RPR 1033 Jefferson	25,000	1,440	23,560	57,871
ATL	DOT	040194	9300- Relo McGinnis Ferry	30,000	—	30,000	—
ATL	CUST	041540	RELO-Snapfinger @ Flat Shoals	15,000	8,098	6,902	17,040
ATL	CUST	040777	9300- TowerCloud SO3	3,552,310	3,695,074	175,000	—
ATL	CUST	042088	9300-Cardlytics 621 N ave	16,600	16,940	(340)	—
ATL	CUST	041763	9300-Directpath 2935 Amwiler	13,800	7,250	6,550	—
PHX	CUST	041335	9320- Apollo Rings & laterals	271,200	212,656	58,544	60,000
PHX	CUST	041567	9320- Clearwire Glendale	1,027,700	1,031,668	275,000	—
PHX	CUST	041673	9320- VBS Intel 5000 W Chandle	115,600	16,452	99,148	—
PHX	CUST	041533	9320- Cogent SO3 614 N48th St	5,200	2,466	2,734	10,000
ATL	CUST	041103	9300- XO ATL Rings	939,528	835,970	85,000	—
ATL	CUST	041568	9300- MediaXtream SO1	19,600	4,420	15,180	—
PHX	CUST	041157	9320- MTI SO7 North COs	127,800	92,259	35,541	—
PHX	CUST	041852	9320-MCI SO#4 3415 Indian S	99,800	7,244	92,556	—
PHX	CUST	039902	9320- Scottrade SO1 CN 650	68,400	36,963	31,437	—
PHX	CUST	041307	9320- XO SO 5.2 sup	16,000	3,210	12,790	5,000
ATL	CUST	042155	9300-FL Abernathy & Northwoods	19,200	4,387	14,813	—
ATL	CUST	039997	9300- One Ring 1375 Ptree node	22,000	8,342	13,658	—
ATL	CUST	041823	9300- US Carrier SO3	4,200	1,240	2,960	—
ATL	CUST	041868	9300-HP 2525 Westside Pkwy	6,000	—	6,000	—
ATL	CUST	042004	9300-Google ring to 1033 Jeff	121,000	—	121,000	—
ATL	CUST	042109	9300-Google to 56M	9,200	—	9,200	—
ATL	CUST	042191	9300-L3 SO#8 2f ring	19,500	—	19,500	—
ATL	CUST	042258	9300-TC add 2999 Gateway	14,000	—	14,000	—
PHX	CS	041721	9320-twt river pkwy&centennial	3,260	—	3,260	9,990
PHX	CS	041836	9320- twtc Washington @ priest	18,125	—	18,125	21,750
PHX	CUST	041879	9320- Cogent SO4 8521 E Prince	22,200	—	22,200	—
PHX	CS	041978	9320-twtc 7575 E Redfield Rd	4,720	—	4,720	12,600
PHX	CS	042183	9320-twtc McKemy Ave	3,260	68	3,192	9,990

Section 5.12(b)
Capital Expenditures Future Projects
[See attached spreadsheet]

Schedule 5.12 (b)

				Estimated		Estimated
				Total Spent	Original	Remaining to
City	Driver	Project	Description	to Date	Estimate	be Spent
PHX	CUST	041770	9320- Ganett 4 node project	$28,695	$344,000	$315,305
ATL	CUST	042259	9300-DukeNet- SO #4	—	226,500	226,500
ATL	CUST	042291	9300- TowerCloud SO#4-17 Laterals	—	579,500	579,500
PHX	CUST	042167	9320-lnsight diversity 6820 Hari Ave SO3 & SO4	—	71,200	71,200
CLT	CUST	042399	9345- Deltacom 2f ring 701 E Trade to 8921 Research Dr.	—	44,600	44,600
PHX	DOT	042330	9320-Relo at 30th and Van Buren	—	50,000	50,000
ATL	CUST	042381	9300-BofA add 8f to 325 E 11th St.	—	16,000	16,000
PHX	CUST	042408	9320-Abovenet (2) Fiber PTP connecting 8521 E Princess Dr.	—	19,800	19,800

Section 5.13
Tradenames and Trademarks
AGL Networks logo:

Section 6.3
Required Consents
FRANCHISE AGREEMENT ASSIGNMENT APPROVALS REQUIRED
Arizona
•	Gilbert

•	Glendale

•	Mesa

•	Paradise Valley

•	Phoenix

•	Scottsdale
Georgia
•	College Park

•	Decatur

•	Norcross
STATE LICENSE ASSIGNMENT APPROVALS REQUIRED
•	Georgia PSC (Certificates of Authority to Provide Competitive Local Exchange Services and to Provide IntraLATA and InterLATA Intrastate Telecommunications)
•	Arizona PSC (Buyer encumbrance of Network Assets)

•	NCPUC (Notice and Consent)
FEDERAL LICENSE ASSIGNMENT APPROVALS REQUIRED
•	FCC (Section 214)
COLOCATION AGREEMENT ASSIGNMENT APPROVALS REQUIRED
•	56 Marietta Street, Atlanta (Fiber and Facilities Installation Agreement between Company and Colo Properties Atlanta LLC, dated 11/1/05)

•	8521 East Princess Drive, Scottsdale, AZ (License and Master Service Agreement between the Company and IO Capital Princess, LLC dated 6/08)

•	615 N. 48th Street, Phoenix, AZ (License and Master Service Agreement between the Company and IO Phoenix One, LLC dated 3/9/09)

•	Two Concourse Lease Agreement between the Company and Teachers Concourse, LLC dated , 2002 (to the extent Buyer does not comply with the provisions of the lease agreement)

Section 8.3
Seller Bank Account Information
[The Termination Fee shall be payable immediately by the Buyer to the Seller in cash by wire transfer of immediately available funds to the account set forth in Section 8.3 of the Company Disclosure Schedule.]
Wachovia Bank N. A.
Atlanta, Georgia 30303
ABA #061000227
Account #2000022993193
Account Name: AGL Services Corp.

AGL Networks, LLC
Working Capital Form
Schedule 1.4
June 30, 2010

		June 30, 2010	Working Capital		Working Capital
		Projection	Adjustments		Statement
	CURRENT ASSETS
134285	Accounts Receivable-AGLN	2,303,112		[6]	2,303,112
134610	Accts Rec — Damage Mains	13,706	(13,706)	[1]	—
139200	Reserve for Uncollectible Acct	(70,674)			(70,674)
139610	Provn for Uncoll — Damage Main	2,091	(2,091)	[1]	—
	Receivables — Other	2,248,235	(15,797)		2,232,438
	Receivables — Energy Marketing	—			—
135450	Interco Money Pool Non-Utility	(52,534,066)	52,534,066	[2]	—
136071	A/R Assoc Co — I/U Transfers	(19,844)	19,844	[2]	—
136073	Intercompany Chargebacks	—	—	[2]	—
136990	Intercompany Transfers — Debit	52,553,910	(52,553,910)	[2]	—
	Intercompany Receivables	—	—		—
	A/R Unbilled Revenue	—			—

	Receivables	2,248,235	(15,797)		2,232,438

	Natural Gas Stored Underground	—			—
	LNG Stored	—			—
145300	Materials and Operating Suppli	—			—
145570	Telecom Systems Held for Resal	222,354	(222,354)	[3]	—
	Materials and Supplies	222,354	(222,354)		—
	Other Inventory	—			—

	Inventories	222,354	(222,354)		—

157400	Prepayments — Other	403,419			403,419
157405	CIGNA Prepaid	813	(813)	[4]	—
158000	Misc/Other Current Assets	727,578			727,578
	Other Current Assets	1,131,810	(813)		1,130,997

	Total Current Assets	3,602,399	(238,964)		3,363,435

	CURRENT LIABILITIES
225100	General Accounts Payable	$(99)			$(99)
225105	AP — Inventory	—			—
225120	Accounts Payable — Accrued	(624,295)	392,115	[5]	(232,180)
225150	A/P Returned Checks	—			—
225500	Payroll Deductions	65,533	(65,533)	[5]	—
225501	U S Savings Bonds Payable	100	(100)	[5]	—
225507	One Pledge Club Atlanta	(1,217)	1,217	[5]	—
225512	Employee Stock Purchase Plan	(5,840)	5,840	[5]	—
225521	P.A.C Payable	(70)	70	[5]	—
225542	Met Life Deduction	33	(33)	[5]	—
225548	AFLAC Supplemental Insurance	(406)	406	[5]	—
251409	Parking Deduction	(180)	180	[5]	—
	Accounts Payable	(566,441)	334,162		(232,279)
	Short-Term Debt	—			—

AGL Networks, LLC
Working Capital Form
Schedule 1.4
June 30, 2010

		June 30, 2010	Working Capital		Working Capital
		Projection	Adjustments		Statement
230990	Intercompany Trsfers — Credit	(50,728,419)	50,728,419	[2]	—
	Intercompany Payables	(50,728,419)	50,728,419		—

220004	Accrued Vacation Payable	(41,618)			(41,618)
220084	Misc Liab-Bonuses	(594,384)	594,384	[5]	—
225200	Payroll Payable	(66,588)			(66,588)
225250	Accrued Bonus	—			—
	Wages and Salaries	(702,590)	594,384		(108,206)
	Dividends Declared	—			—
238100	Taxes Accrued-Federal Income	(2,316,292)	2,316,292	[5]	—
238101	Taxes Accrued Other-FUI	(1,189)	1,189	[5]	—
238102	Taxes Accrued Other-FICA	(7,764)	7,764	[5]	—
238103	Tax Accr Othr-Real&Pers. Prop.	(1,050,572)			(1,050,572)
238105	Tax Accr Othr-SUI	(4,574)	4,574	[5]	—
238141	Tax Accru Othr-BusinessLicense	200	(200)	[5]	—
238142	Tax Accru Othr-Franchise Taxes	200	(200)	[5]	—
238200	Taxes Accrued-State Income	(86,496)	86,496	[5]	—
244000	Special Option Tax	(38)	38	[5]	—
245500	FICA Taxes Payable — EE	—			—
245501	Fed. Withholding Taxes — EE	1,515	(1,515)	[5]	—
245502	State Withholding Tax — EE	587	(587)	[5]	—
245503	State Sales and Use Tax Payable	(192)	192	[5]	—
245504	Marta Tax Payable	(763)	763	[5]	—
245516	Educational Tax Payable	(711)	711	[5]	—
245517	Homestead Tax Payable	(18)	18	[5]	—
	Miscellaneous Taxes Accrued	(3,466,106)	2,415,534		(1,050,572)
	Accrued Relocation Liability	—			—

	Other Accrued Liabilities	(4,168,696)	3,009,918		(1,158,778)

251103	Percent of CompletionLiability	(3,516,883)	3,516,883	[5]	—
277060	Provision Post Employment Exp	(1,626)	1,626	[5]	—
	Other Current Liabilities	(3,518,509)	3,518,509		—

	Total Current Liabilities	(58,982,064)	57,591,007		(1,391,057)

	WORKING CAPITAL	$(55,379,666)	$57,352,044		$1,972,378

ADJUSTMENT FOOTNOTES

[1]	Adjustment for DOT Receivables that are not recognized until completed and are accounted for in Section 5.12

[2]	Adjustment intercompany payable, net to Seller and to be retained by Seller

[3]	Adjustment for inventory held for resale already accounted for in Section 5.12

[4]	Adjustment for employee related payroll withholdings to be retained by Seller

[5]	Adjustment for Assumed Liabilities to be retained by Seller

[6]	Treatment to be handled as per Section 1.4

AGL Networks, LLC
Working Capital Form
Schedule 1.4
June 30, 2010

June 30, 2010	Working Capital	Working Capital
Projection	Adjustments	Statement
Except for Recurring Project Revenues deriving from Current Projects which are billed prior to Closing and collected after Closing, Project Costs and Project Revenues shall not be included in the calculation of Working Capital; the Parties intend for Section 5.12 to govern Project Costs and Project Revenues

EXHIBIT 5.15
EXECUTION VERSION
TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT (this “Agreement”), is entered into as of ____________, 2010, by and among AGL Investments, Inc., a Georgia corporation (“Seller”), AGL Services Company, a Georgia corporation (“AGLS”), and Zayo Group, LLC, a Delaware limited liability company (“Buyer”).
     WHEREAS, Seller, Buyer and AGL Networks, LLC, a Delaware limited liability Company (the “Company”), have entered into that certain Membership Interest Purchase Agreement, dated as of March 23, 2010 (the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller the Interests (as such term and other capitalized terms used herein are defined in the Purchase Agreement);
     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Seller desires to provide to the Company by and through AGLS, and the Company desires to receive from Seller by and through AGLS, certain services commencing on the Closing Date and subject to the terms and conditions set forth herein; and
     WHEREAS, the closing of the transactions contemplated by the Purchase Agreement are conditioned upon, among other things, the execution and delivery of this Agreement.
     NOW, THEREFORE, in consideration of the above recitals and the mutual promises contained herein, and other good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
     1. Definitions. For purposes of this Agreement the following terms shall have the following meanings. Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to it in the Purchase Agreement. References in this Agreement to a party mean, as the context requires, Seller or AGLS, on the one hand, and Buyer, on the other hand, and references herein to the parties (other than references to third parties) mean collectively Seller, AGLS and Buyer.
          1.1 “Reimbursable Expenses” means the reasonable and actual out-of-pocket expenses incurred by AGLS in providing the Services, as identified on Exhibit A, reimbursable by Buyer, including a reasonable allocation of administrative overhead but excluding profits or similar markups.
          1.2 “Services” means the administrative and operational support and related services, functions and tasks required by Buyer, as more particularly described in Exhibit A and Section 3, to reasonably support the business of the Company. The Services may be changed or supplemented during the term of this Agreement pursuant to Section 3. If any service, function, or task not specifically described in Exhibit A is an inherent or necessary part of the performance of the applicable Service, it will be deemed included within the scope of that Service.

     2. Term. The term of this Agreement shall commence on the Closing Date and end three (3) months after the Closing Date (the “Term”), unless earlier terminated in its entirety pursuant to Section 7 or unless and to the extent extended pursuant to this Agreement. In the event that any particular Service has not been fully transitioned to the Company by end of the initial Term, then Buyer shall have the right to extend the Term with respect to such Service on a month to month basis for an additional monthly fee of twenty-five percent (25%) of the monthly Services Fee with respect to such Service (i.e. in addition to any other Services Fees and Reimbursable Expenses provided for hereunder); provided, however, in no event shall any such extension extend beyond the six (6) month anniversary of the Closing Date.
     3. Services.
          3.1 Provision of Services. AGLS will provide and, as necessary, will cause its Affiliates to provide, the applicable Services during the Term as set forth in and pursuant to Exhibit A and this Section 3. Except as otherwise expressly provided in this Agreement, AGLS will be responsible for providing the facilities, personnel, and other resources required for performance of the Services. In providing the Services, AGLS shall not be obligated to: hire any additional employees; maintain the employment of any specific employee; or purchase, lease or license any additional equipment or software; provided that AGLS maintains sufficient resources to provide the applicable Services. Notwithstanding anything to the contrary set forth in this Agreement, neither the Buyer nor the Company shall be required to utilize any or all of the Services under this Agreement.
          3.2 General Standards of Performance. AGLS will provide and, as necessary, will cause its Affiliates to provide, the applicable Services with at least the same level of skill, quality, care, timeliness, and cost-effectiveness as AGLS uses in its own operations. AGLS will comply (and as applicable cause their respective Affiliates to comply) with all applicable federal, state, and local laws and regulations in their performance of the applicable Services, and will maintain all applicable permits and licenses that are in place as of the Closing Date.
          3.3 Transition Assistance. During the Term, AGLS will provide and, as necessary, will cause its Affiliates to use commercially reasonable efforts to provide consultation, assistance, and information as reasonably requested by Buyer or the Company and will otherwise perform the applicable Services, so as to effect a smooth transition of the Company’s business to Buyer.
          3.4 Additional Services. If Buyer reasonably requests that AGLS perform additional services not included within the scope of the Services, then the parties will promptly negotiate in good faith regarding whether such additional services should be added to Exhibit A.
     4. Obligations.
          4.1 Access. AGLS shall provide or make available to Buyer and the Company access to AGLS’s premises and shall provide reasonable access to all relevant information, documentation and staff reasonably required to enable the parties to perform the applicable Services.

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          4.2 Cooperation. Subject to Section 8 and any applicable laws and privileges, each party covenants and agrees to cooperate with and provide the other party with all information regarding itself and the transactions under this Agreement that the other party reasonably believes is required to comply with all applicable federal, state, county, and local laws, ordinances, regulations, and codes, and to satisfy the requesting party’s obligations hereunder.
     5. Services Fee; Invoicing.
          5.1 Services Fee. In consideration for the performance of the Services, during the Term, Buyer shall pay, or cause to be paid, to AGLS (or its Affiliates as directed by AGLS), an amount equal to the fees for the Services provided to the Company as set forth on Exhibit B. (collectively, the “Services Fee”), in accordance with Section 5.2.
          5.2 Invoicing. Within ten (10) days after the end of each calendar month during the Term, AGLS will send, or cause to be sent, to Buyer (or its Affiliates as directed by Buyer) an invoice setting forth in reasonable detail a description of the Services provided by Seller and the Services Fee for the prior month during which Services were provided. Buyer (or its Affiliates) shall pay to AGLS, or such other Affiliate of AGLS as AGLS directs, the amounts due and payable on each such invoice within thirty (30) days after receipt thereof. Except as otherwise provided herein, the Services Fee are the only amounts that will be charged to Buyer or its Affiliates in connection with the provision of the Services.
          5.3 Books and Records. Seller shall keep books and records of the Services provided and reasonable supporting documentation of all charges and expenses incurred in providing such Services, and shall provide written records that verify the dates and times during which the Services were performed. Seller and its Affiliates shall make such books and records available to Buyer and the Company, upon reasonable notice, during normal business hours.
     6. Indemnification; Remedies.
          6.1 Indemnification. Each party hereby agrees to indemnify and hold harmless each other party, its Affiliates and its respective officers, directors, members, managers, employees, and agents from and against and in respect of any and all claims, demands, complaints, liabilities, losses, damages and all costs and expenses (including reasonable legal fees) resulting from a demand, claim, lawsuit, action or proceeding solely relating to any failure to perform any covenant or agreement of such party set forth in this Agreement. Seller represents and warrants that each of Seller and its Affiliates, including without limitation AGLS, has all necessary right and authority to provide the Services to the Company hereunder.
          6.2 Remedies. The parties expressly agree and understand that the remedy at law for any breach by the other party of any of the terms of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of a party’s violation of the terms of this Agreement, the other party will be entitled to specific performance by the defaulting party of its obligations hereunder, including injunctive relief, a temporary restraining order restraining any threatened or further breach or obtaining Services from a third party at

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Seller’s sole cost and expense. Nothing in this Section 6.2 will be deemed to limit a party’s remedies at law or in equity for any breach by a defaulting party of any of the provisions of this Agreement that may be pursued or availed of by the non-defaulting party. Notwithstanding anything in this Section 6.2 to the contrary, if Buyer claims that Seller or AGLS is in breach of this Agreement as a consequence of a deficiency in the performance of Services hereunder Buyer shall first give Seller and AGLS the right and opportunity to re-perform such Services to the standards set forth in this Agreement prior to pursuit of any other remedy to which it may be entitled hereunder.
     7. Termination.
          7.1 Termination for Cause. A party may terminate this Agreement for “cause” upon providing at least thirty (30) days prior written notice to the other party. For purposes of this Section 7.1, “cause” shall mean (a) the filing of a petition in bankruptcy or an assignment for the benefit of creditors by the other party or the adjudication of the other party as bankrupt, or the appointment of a receiver for the business of the other party or (b) a material breach by the other party of any of its other obligations under this Agreement.
          7.2 Termination for Non-Payment. Seller may terminate this Agreement due to the failure of Buyer to pay amounts due under this Agreement within thirty (30) days of its due date.
          7.3 Termination of Services. Buyer may from time to time elect to terminate any or all of the Services for any reason by providing AGLS with fifteen (15) days’ prior written notice, which notice shall specify which of the Services are to be terminated (the “Terminated Services”) and the date on which the Terminated Services are to be terminated (the “Service Termination Date”). Upon termination of such Terminated Services, no party shall have any further obligations hereunder with respect to such Terminated Services except that Buyer shall be liable for the fees and expenses associated with the Terminated Services until the Service Termination Date or such other date as agreed to among the parties. The termination of the Terminated Services will not affect this Agreement with respect to any Services not terminated under this Section 7.3. Subject to Section 2, this Agreement will terminate on the date that Buyer has properly terminated all Services.
          7.4 Effect of Termination. If this Agreement is terminated pursuant to this Section 7, all further obligation of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or liability arising from any prior breach by such party of the provisions of this Agreement; (b) all amounts due from Buyer (whether billed or accrued and unbilled) to Seller shall become immediately payable; and (c) notwithstanding anything herein to the contrary, the provisions of Section 1 (Definitions), Section 5 (Services Fee; Invoicing), Section 6 (Indemnification; Remedies), Section 7 (Termination), Section 8 (Confidentiality) and Section 9 (Miscellaneous) shall survive the termination of this Agreement for any reason.
     8. Confidentiality. The parties acknowledge that any nonpublic information disclosed or provided by one party to another party in connection with this Agreement will be subject to the confidentiality provisions of the Purchase Agreement. The terms and conditions of

4

this Agreement (including the pricing information contained herein) will be considered to be confidential information of the parties.
     9. Miscellaneous.
          9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (without giving effect to the principles of conflicts of law thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.
          9.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party, including by operation of law, without the prior written consent of the other parties (such consent not to be unreasonably withheld); provided, however, that any party may assign this Agreement and any of its rights, interests and obligations hereunder to any Affiliate of that party upon written notice to the other party; provided, further, however, that no such assignment shall relieve such party of its liabilities and obligations hereunder if such assignee does not perform such obligations; provided, further, however, neither AGLS nor Seller shall have any obligation to provide any of the Services to Buyer or any of its Affiliates other than the Company. Any purported assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 9.3 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation hereunder.
          9.3 Force Majeure. No party shall be liable for failure or delay in performance of its obligations under this Agreement to the extent such failure or delay is caused by an act of God, act of a public enemy, war or national emergency, rebellion, insurrection, riot, epidemic, quarantine restriction, fire, flood, explosion, storm, earthquake, interruption in the supply of electricity, power, or energy, or other catastrophe, terrorist attack, labor dispute or disruption, or other event beyond the reasonable control of such party. If a party’s performance under this Agreement is affected by a force majeure event, such party shall give prompt written notice of such event to the other party and shall at all times use its commercially reasonable efforts to mitigate the impact of the force majeure event on its performance under this Agreement. In the event of a force majeure event as described in this Section 9.4 that affects any parties’ ability to perform under this Agreement, the parties agree to cooperate in good faith in order to resume the affected Services as soon as commercially possible to the extent commercially reasonable.
          9.4 Notices. All notices and other communications hereunder shall be given in accordance with the notice provision of the Purchase Agreement.
          9.5 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5

          9.6 Entire Agreement. This Agreement and the Purchase Agreement (including the Exhibits and the Schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, among the parties with respect thereto.
          9.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          9.8 Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the subject matter hereof is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extend possible.
          9.9 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties.
          9.10 Waiver of Compliance. Any failure of any party to comply with any obligation, covenant or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.
          9.11 Relationship of the Parties. Each of the parties acknowledges and agrees that AGLS and each of its Affiliates is an independent contractor with respect to Buyer and each of its Affiliates, and that this Agreement does not create any relationship of agency, joint venture or partnership between AGLS or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand. Neither Buyer or the Company, nor any of Buyer’s or the Company’s employees are or shall be deemed for any purpose to be agents or employees of AGLS or any of its Affiliates, and neither AGLS or its Affiliates or any of their respective employees are or shall be deemed for any purpose or at any time to be agents or employees of Buyer or the Company. In all matters relating to this Agreement and except as otherwise provided in this Agreement, each party shall be solely responsible far the acts of its employees, agents, and representatives, and the employees, agents and representatives of one party shall not be considered and shall not hold themselves out as, employees, agents, representatives or partners of the other party. Except as otherwise specifically provided herein, neither party shall have, nor shall hold itself out as having, any right, power or authority to create any obligation, express or implied, on behalf of the other party.
          9.12 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature

6

whatsoever under or by reason of this Agreement; provided, however, that the Company shall be deemed an intended third party beneficiary under this Agreement.
          9.13 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, and to the part include the whole. Unless the context of this Agreement clearly requires otherwise, use of masculine, feminine, and neutral pronouns will not be a specific reference to either gender or lack thereof. The term “including” and similar terms are not limiting, and the term “or” has the inclusive meaning represented by the term “and/or.” The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “Sections,” “Subsections,” and “Exhibits” are to Sections, Subsections and Exhibits, respectively, of this Agreement, unless otherwise specifically provided.
[Signatures on Following Page]

7

     In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

AGL INVESTMENTS, INC.
By:
Name:
Title:

AGL SERVICES COMPANY
By:
Name:
Title:

ZAYO GROUP, LLC
By:
Name
Title:

By:
Name
Title:

[Signature Page to Transition Services Agreement]

Exhibit A of Transition Services Agreement
Services
The parties anticipate that Seller, by and through AGLS, will provide the following services to the Company during the Term of this Agreement. The services in the table below will be provide for the monthly recurring fee as outlined in the table attached on Exhibit B.

1.	Office Space and other Tenant Services
•	Office space up to the amount of square footage utilized by the Company as of the Closing Date at Ten Peachtree Place NE, 14th Floor, Atlanta, GA 30309 (the “Office Space”) shall be available to the Company during the Term. AGLS and Buyer shall determine the amount of available square footage that shall be sub-leased to the Company at Closing.

•	Badge access for the employees of the Company (and select employees of the Buyer) during transition (visitor, contractor and/or tenant badges) including access to parking, gym and floors 1, 2 and 14.

•	Other than the Office Space and other multi-tenant leased space, only Company will have access to leased properties as of the Closing Date.

•	Other tenant services in support of the Office Space including, but not limited to, building standard O&M expenses, heating, cooling, lighting, power, water, elevators, fire alarms, security, access control, snow and trash removals, grounds maintenance, janitorial and pest control, all provided at the same service level as for AGLS’s other space in the Ten Peachtree Place building.

•	Mailroom services for outgoing mail, shipping and receipt of all incoming items. Resolution of receiving problems with any supplier will be the responsibility of Buyer.

•	A point of contact from AGLS will be named to perform the aforementioned functions.

•	Printers and plotters available for the Company’s use as of the Closing Date will be provided for use by the Seller for the Company and Buyer while the Company and Buyer utilize the Office Space.
2.	Fleet Services
•	Trucks and other vehicles currently used by the Company are listed in Attachment A. During the Term, the Company will continue to use such vehicles at the cost outlined in Attachment A. Buyer has the option to negotiate the assignment or purchase of such vehicles with fleet lease providers at the end of the Term.

Exhibit A - Page 2

•	After the Term, all fleet vehicles that are not assigned or purchased by Company or Buyer will be retained by Seller.
3.	Workstation, Application and Server Support Services
•	Thirty-three (33) Standard workstations including peripheral equipment (Attachment B herein) will be provided with the existing hardware platform to connect to software utilized by the Company as of the Closing Date. At the end of the Term, all personal computer equipment, used exclusively by employees of the Company as of the Closing Date may become the property of the Company at the election of Buyer for the amounts specified on Exhibit B; provided however, that such equipment will be “wiped” of all software and metadata and Buyer shall receive only the reformatted hardware

•	Break/fix support will be provided so long as Company occupies the Office Space.

•	Internet access will be provided so long as Company occupies the Office Space.

•	To the extent practicable and only so long as Company occupies the Office Space, access will be provided to all applications and all corresponding data required for the normal and ordinary course operations of the Company including but not limited to; AGL Resources Applications used to manage and report on activities associated with AGL Networks including Oracle and Microsoft.

•	AGLS shall own and retain all servers and all licenses (such as Norton Anti-virus, Oracle and Microsoft) associated with the servers, software and applications; provided that the Company shall retain (i) the licenses for Nexus Worx, JDSU Atlas, WhatsUP Gold, Honeywell, Contract Database, and Salesforce.com and any other systems required for the normal and ordinary course of operations by the Company, as well as any other software and applications purchased exclusively for the use of the Company.

•	So long as Company occupies the Office Space, AGLS will continue to host Company applications outlined in Attachment D herein such as Nexus Worx and JDSU Atlas by using the servers outlined in Attachment C herein.

•	AGLS will provide copies of all relevant data in electronic format on or before the expiration of the Term including, but not limited to copies of shared documents, user files, and historical invoices.

•	AGLS will use reasonable efforts to provide services to the Company with respect to transitioning the Company away from the use of AGLS’s proprietary software applications, including, without limitation, the AGLS’s Intranet and other internal systems.

Exhibit A - Page 3

4.	Purchasing
•	AGLS will fulfill and close out any purchase orders in place prior to close but will not be required to enter into any new purchase orders or fulfill any purchasing function after close
5.	Messaging
•	Buyer may use Company email addresses for 90 days following the Closing Date.

•	AGLS will prominently display notification of the transaction on AGL Networks website during the Term and shut down AGL Networks website upon expiration of this agreement.

•	AGLS will use reasonable efforts to provide services to the Company with respect to transitioning employee email access and related services to the Company’s, or one of its affiliates’, platforms. AGLS will also provide services to the Company with respect to transitioning applicable Company electronic data from AGLS systems to the Buyer’s systems.

•	PBX services will be provided during the Term. All PBX services and equipment will remain AGLS property after end of the Term.

•	Voicemail will be provided as part of the PBX services.

•	800 numbers and other phone numbers used exclusively by employees of the Company at close will be ported to Buyer as of the Closing Date. Buyer will be responsible for any/all fees associated with the port of the numbers and on-going support costs. These numbers include current employees’ office phone numbers and Customer Service related numbers, as well as ‘Call Before You Dig’ or other applicable maintenance numbers.

•	Cellular phones and phone numbers used by the Company and its employees and currently maintained and paid for, in whole or in part, by AGLS will be assigned to Buyer’s designees in the manner described below (except for such cellular phones and phone numbers that Buyer and AGLS agree will be terminated or for which responsibility will be retained by AGLS) (“Company Phones”). Buyer and the Retained Employees will receive instructions regarding assignment and assumption of liability of Company Phones no later than the Closing Date. Unless Buyer, the Company or the Retained Employees, as applicable, accept assignment of, and assume responsibility for, any post-Closing liabilities associated the Company Phones arising on and after the Closing Date within 21 days of the Closing Date, such Company Phones and related services will be terminated. AGLS will bill Buyer for cellular services consumed by Buyer’s, the Company’s and their employees from the Closing Date until all charges for such Company Phones billed to AGLS cease. Seller will be responsible for any/all fees associated with porting, termination or similar fees associated with the Company Phones

Exhibit A - Page 4

arising at and after the Closing Date. These phone numbers are outlined in Attachment E herein.

•	Blackberry devices and other smart phone devices owned by Company and used by Company’s employees at the Closing Date will be assigned and transitioned to Purchaser and its designees, after being scrubbed, at Closing. Retained Employees will be responsible for saving their own .PST files and synchronizing to a non-Seller Group BES server. Buyer will be responsible for any/all fees associated with porting, termination or similar fees and other liabilities associated with such Blackberry devices arising at and after the Closing Date. The applicable Company Mobile devices are outlined in Attachment E herein.

•	Company can continue to use its trademark, logo, e-mail taglines and name for phone answering (including the NOC) during the Term.

6. Financial support services

•	The parties will abide by the cash process during the Term as described in Attachment F.

•	AGLS will provide services to the Company with respect to transitioning customer billing responsibilities to the Buyer from AGLS. During such transition period, AGLS will provide customer billing services to the Company and services associated therewith.

•	AGLS will provide services to the Company with respect to transitioning certain finance and accounting support, including, but not limited to, support for general ledger, accounts receivables, accounts payables, capital project and asset management accounting including detailed journal entries and backup as required by the Company.

•	AGLS shall cooperate with Buyer and Grant Thornton LLP to perform audit work as reasonably requested by Buyer and required per Section 5.19 of the Purchase Agreement.

•	AGLS shall forward or cause to be forwarded invoices to the address provided by the Buyer immediately upon receipt.

•	AGLS shall move its outsourced payables management function of the Company in-house as of the Closing Date and will then transition that function to the Company.

•	AGLS will assist Company and Buyer in researching disputes with customers and vendors for services provided prior to close.

7. NOC Services

•	AGLS will provide company Network Operations Center (NOC) services including notification of outages, customer notification for internally and externally generated maintenances and other alarms in a similar capacity as AGLS provided prior to close.

Exhibit A - Page 5

Attachment A to Exhibit A of Transition Services Agreement
Company Fleet

					MONTHLY	Months In	No of Payments	Estimated
	UNIT_NO	LTD_USAGE	YEAR MAKE MODEL	VIN	LEASE $	Service	Left	FMV
	8428160	50,843	2008 TOYOTA TACOMA 4DR	5TEKU72N48Z472003	$412	28	44	$16,700
	8428161	60,352	2008 TOYOTA TACOMA 4DR	5TEKU72N88Z474885	$412	28	44	$15,900
	8428162	45,575	2008 TOYOTA TACOMA 4DR	5TEKU72N58Z471698	$412	28	44	$17,600
	95FLA22	840	1998 CLARK CMP50	CMP570D00086882KF	$304	131	19	NA
[1]	3324630	107,558	2004 DODGE DAKOTA XCAB	1D7GL12K64S720543	$27	66	0	$4,180
	8430613	3,717	2010 TOYOTA TACOMA4X2XCB	5TETU4GNXAZ688813	$383	5	68	NA
[1]	3420654	0	2010 DODGE DAKOTA 4DR	1D7CE3GK1AS172993	$299	0	72	NA

[1]	Unit No 3324630 will go out of service to be replaced by unit No 3420654 the week of April 12, 2010.
Attachment A - Page 1

Attachment B to Exhibit A of Transition Services Agreement
Standard Workstations

Equipment		Equipment	Service				Net Book Value as
Location	Bldg/Floor	Description	Tag No	User	Model No.	Delivery Date	of June 30, 2010
9300	10 Peachtree	LAPTOP	1TMKQ11	John Yates	C400	7/31/2002	$—
9300	10 Peachtree	LAPTOP	FXQ0M51	Lloyd Taylor	D800	9/1/2004	$1,417.41
9300	10 Peachtree	DESKTOP	32JLF61	Desktop for Scanner	GX280	12/31/2004	$413.41
9300	10 Peachtree	LAPTOP	HND9481	Nicolas Flores-Testing	D610	8/12/2005	$1,064.80
9300	10 Peachtree	LAPTOP	83GRK81	David Strickland	D610	10/3/2005	$907.03
9300	10 Peachtree	LAPTOP	H3L2Z81	Andrew McGowan	D610	12/10/2005	$1,063.18
9320	Phoenix	DESKTOP	5874191	Frank Platchek	GX520	12/19/2005	$651.92
9300	Arizona	LAPTOP	4ZJTC91	Darrol Goolsby	D610	2/2/2006	$1,165.14
9320	Phoenix Home operations	LAPTOP	CZ4N7C1	Frank Platchet	D620	12/14/2006	$1,181.52
9300	10 Peachtree	LAPTOP	425N7C1	Kelly Slater	D620	12/14/2006	$1,181.52
9320	10 Peachtree	LAPTOP	BSVJ8C1	Jeff Pah	D620	12/17/2006	$1,181.52
9300	10 Peachtree	LAPTOP	2TVJ8C1	Jolene Gabbay	D620	12/17/2006	$1,181.52
9300	10 Peachtree	LAPTOP	C29G8C1	Kin Clifton	D620	12/17/2006	$1,181.52
9300	10 Peachtree	LAPTOP	8P66KC1	Andy Harrison	D620	2/12/2007	$1,426.30
9300	10 Peachtree	LAPTOP	DQR0JC1	William Peeples	D620	2/14/2007	$1,426.30
9300	10 Peachtree	DESKTOP	18B2KC1	Brian Schaller	GX745	2/20/2007	$777.03
9300	10 Peachtree	LAPTOP	5445WC1	Frank Bourassa	D620	4/24/2007	$1,392.30
9300	10 Peachtree	LAPTOP	GQ28WC1	Gary Swafford	D620	4/24/2007	$1,392.30
9300	10 Peachtree	DESKTOP	2DKK6D1	Nicholas Flores	GX745	7/10/2007	$741.07
9300	10 Peachtree	LAPTOP	1Y5PRD1	Joshua Nelson	D630	9/28/2007	$1,566.20
9300	10 Peachtree	LAPTOP	C764SD1	Lance Ruhl	D630	10/1/2007	$1,466.17
9300	10 Peachtree	LAPTOP	GF4SJF1	John Yates	D630	1/23/2008	$1,709.23
9300	10 Peachtree	LAPTOP	78SVHH1	Larry Stephens	D630	9/25/2008	$1,561.09
9320	Phoenix	LAPTOP	5199PH1	Mike Pacuk	D630	11/5/2008	$1,562.04
9300	10 Peachtree	LAPTOP	J4B3TH1	Jim Nolte	D630	12/4/2008	$1,562.03
9345	10 Peachtree	LAPTOP	7CMB5K1	Jody Christensen	E6400	6/21/2009	$1,291.43
9345	10 Peachtree	LAPTOP	C7RTTK1	Jason Sturtz	E6400	8/25/2009	$1,373.32
9300	10 Peachtree	LAPTOP	7BTZ0L1	Bernadette Easler	E6400	10/16/2009	$1,391.67
9300	10 Peachtree	LAPTOP	6BTZ0L1	Emily Bennett	E6400	10/16/2009	$1,391.67
9300	10 Peachtree	DESKTOP	4BF51L1	Joshua Nelson	GX360	10/22/2009	$623.79
9300	10 Peachtree	DESKTOP	7V4X5L1	Jim Gillis	GX360	11/10/2009	$635.90
9320	10 Peachtree	LAPTOP	GTM86L1	Frank Platchek	E6400	11/16/2009	$1,441.76
9300	10 Peachtree	LAPTOP	5VQ86L1	Jim Gillis	E6400	11/16/2009	$1,441.76
9300	10 Peachtree	LAPTOP	9TM86L1	Khalilah Henderson-Hill	E6400	11/16/2009	$1,441.76

							40,205.59

Attachment B - Page 1

Attachment C to Exhibit A of Transition Services Agreement
Company Servers

APP
BUS AREA	BUSINESS FUNCTIONALITY	APP NAME	SERVER TECH	EXPERT
Network Provisioning / Engineering	Fiber Inventory, Splicing, Mapping, route development	Nexus Worx	Local thin clients with java, ASP hosted on remote datacenter server farm	AGLN Byers

Optical Network Management	Fiber continuity and fault isolation	JDSU Atlas	Local thin client, 2nd tier app and db server, 3rd tier remote test heads	AGLN AGLR

Network Element Management	SNMP Manager polling devices on internal network	WhatsUP Gold v.12	Local thin client, with web app on Windows server VM	AGLN AGLR

Network Environmental Management	HVAC, access control, UPS, Halon	Honeywell	Thin client, dedicated Windows server, remote sensing devices	AGLN AGLR

Mapping	Cust maps, franchise maps, route development	Google Maps Pro	Thin client, network based server	AGLN
AGLR

Mapping	Cust maps, franchise maps, route development	Map Info	desktop only	AGLN
AGLR

Mapping	Spatial Mapping tool	ESRI. 9.3	GAATLP209W	AGLN
AGLR

Mapping	Cust maps, franchise maps, route development	MS Streets & Trips 2007	desktop only	AGLN AGLR

Drafting / Engineering	Engineering drawings	Microstation 2009 v.8	desktop only	AGLN AGLR

Drafting / Engineering	Engineering drawings	Autocad 2009	desktop only	AGLN
AGLR

Drafting / Engineering	Engineering drawings	Visio 2003	desktop only	AGLN
AGLR

Project Management	Project Planning	MS Project 2003	desktop only	AGLN
AGLR

Standard Desktop applications	Word, Powerpoint, Excel, Access, Visio	MS Office 2003	desktop only	AGLN AGLR

Document Management	Document Management	Adobe Acrobat	desktop only	AGLN
AGLR

Document Management	Document Management	Nuance PDF Converter v.5	desktop only	AGLN
AGLR

Contract Management	Customer / Supplier / Regulatory agreements	Contract Database	Local thin client, with web app on dedicated svr and database on Windows SQL server VM	AGLN
AGLR
Attachment C - Page 1

Attachment D to Exhibit A of Transition Services Agreement
Company Software Applications

BUSINESS		APP	APP
FUNCTIONALITY	APP NAME	SOURCING	LICENSING	APP ARCH	APP TECH
Fiber Inventory, Splicing, Mapping, route development	Nexus Worx	Outside Svcs, Byers Engineering	10 read only seats, 5 edit seats	ASP, hosted by the vendor	Internet, java client side, Oracle spatial

Fiber continuity and fault isolation	JDSU Atlas	JDSU		3-tier browser, App server, Oracle	Browser, Windows server, proprietary remote test heads

SNMP Manager polling devices on internal network	WhatsUP Gold v.12	Ipswitch		2-tier	Thin client, Windows server in VM

HVAC, access control, UPS, Halon	Honeywell	Honeywell		3-tier browser, App server	Thin client, dedicated Windows server, remote

Cust maps, franchise maps, route development	Google Maps Pro	Google	3 seats	ASP	Thin client

Cust maps, franchise maps, route development	Map Info	Pitney Bowes	1 seat	3-tier browser, App server	Thick client

Spatial Mapping tool	ESRI. 9.3	ESRI	25 common seats in AGLR.	desktop app	Thin client Citrix

Cust maps, franchise maps, route development	MS Streets & Trips 2007	Microsoft	25	desktop app	Thick client

Engineering drawings	Microstation 2009 v.8	Bentley Systems	1	desktop app	Thick client

Engineering drawings	Autocad 2009	Autodesk	5	desktop app	Thick client

Engineering drawings	Visio 2003	Microsoft	25	desktop app	Thick client

Project Planning	MS Project 2003	Microsoft	25	desktop app	Thick client

Word, Powerpoint, Excel, Access, Visio	MS Office 2003	Microsoft	25	desktop app	Thick client

Document Management	Adobe Acrobat	Adobe	25	desktop app	Thick client

Document Management	Nuance PDF Converter v.5	Nuance	4	desktop app	Thick client

Customer / Supplier /Regulatory agreements	Contract Database	Contract Logix	20 full seats	3-tier browser, App server, MS SQL	Thin client
Attachment D - Page 1

Attachment E to Exhibit A of Transition Services Agreement
Company Mobile Devices

Wireless
Number	User Name	Product Description	Vendor
4043239582	BERNADETTE EASLER	BlackBerry 8330	Verizon Wireless
3368707649	JAKE STURTZ	BlackBerry 8330	Verizon Wireless
4042724031	JIM GILLIS	BlackBerry 8830	Verizon Wireless
4042731220	JIM NOLTE	BlackBerry 8330	Verizon Wireless
4042958048	DAVID STRICKLAND	BlackBerry 8830	Verizon Wireless
4043268296	EMILY BENNETT	BlackBerry 8830	Verizon Wireless
4043545455	LARRY STEPHENS	KPC650	Verizon Wireless
4044274963	LARRY STEPHENS	BlackBerry 8330	Verizon Wireless
4044560100	LLOYD TAYLOR	BlackBerry 8330	Verizon Wireless
4045587594	ANDREW MCGOWEN	BlackBerry 8330	Verizon Wireless
4045616404	KERRY SLATTER	BlackBerry 7250 EVDO	Verizon Wireless
4045695601	JOSH NELSON	BlackBerry 8330	Verizon Wireless
6784098053	JOHN YATES	BlackBerry 8330	Verizon Wireless
6784273110	WILLIAM PEEPLES	BlackBerry 8330	Verizon Wireless
6787256902	ANDY HARRISON	BlackBerry 8330	Verizon Wireless
7043026663	JODY CHRISTENSEN	BlackBerry 8330	Verizon Wireless
4802098327	JEFFERY PAH	BlackBerry 7250 EVDO	Verizon Wireless
4802200567	FRANK PLATCHEK	BlackBerry 8330	Verizon Wireless
4803165382	DARROL GOOLSBY	PC5750	Verizon Wireless
4803165383	FRANK PLATCHEK	AC595	Verizon Wireless
4807890855	JOLENE GABBAY	BlackBerry 8330	Verizon Wireless
4807891925	DAVID FORREST	BlackBerry 8703e	Verizon Wireless
6024631110	MIKE PACUK	BlackBerry 8330	Verizon Wireless
4044725309	WILLIAM CLIFTON	Blackberry7520	Sprint / Nextel
Attachment E - Page 1

Attachment F to Exhibit A of Transition Services Agreement
Cash Process
•	AGLS will wire any and all payments received for Company to Buyer account established by Buyer as of the Closing Date (Daily)
•	Payments received at AGLS offices would be wired to Buyer the same day as cash payment is verified.

•	Payments sent to central lock box would be wired to Buyer by COB the following day, upon cash receipt and verification.
•	AGLS will send, per Buyer’s instructions payment reconciliation / wire support / payment application details for Company to Buyer (Daily)
•	AGLS will provide detail for customer invoice file to Buyer
•	AGLS will change remittance information on any invoices issued per Buyer instructions

•	Buyer will be responsible for cash application process

•	Buyer will be responsible for close processes

•	Buyer will be responsible for accounts payable process

•	Both AGLS and Buyer shall complete vendor notifications of new billing address
•	AGLS to direct any Company invoices received by AGLS or by any of its vendors to the extent the accounts payable process was outsourced to Buyer in a timely manner
Attachment F - Page 1

Exhibit B of Transition Services Agreement
Monthly Services Fees

	Rate per Month/Hour		Unit of Measure
Workstation, Application and Services Support Services	$674.86	Month	Per AGL Networks LLC Employee
Office Space and other Tenant Services [1]	$4.43	Month	Per Square Footage Occupied by AGL Networks LLC
Financial Support Functions
- General Ledger Services	$52.58	Hour	Per AGL Services Company Employee
- Corporate Taxes Services	$50.21	Hour	Per AGL Services Company Employee
- Accounts Payable/Accounts Receivable Services	$32.51	Hour	Per AGL Services Company Employee
- Payroll Services	$37.67	Hour	Per AGL Services Company Employee
NOC Services	$47.62	Hour	Per AGL Services Company Employee
Legal Services [2]	$77.54	Hour	Per AGL Services Company Employee
Supply Chain Services [2]	$38.33	Hour	Per AGL Services Company Employee
Human Resources Services [2]	$55.45	Hour	Per AGL Services Company Employee

[1]	The Company occupies approximately 6,725 square fee as of the Closing Date

[2]	Services Fee to the extent utilized during the Term
•	For the first two weeks following the Closing Date, the Financial Support Functions related to the transition excluding (i) cash management and accounts receivable functions and (ii) assistance with the audit work performed by Grant Thornton LLP, shall be provided by AGLS to the Buyer and the Company free of charge.

•	For the first month following the Closing Date, cash management and accounts receivable functions within the Financial Support Functions shall be provided by AGLS to the Buyer and the Company free of charge.

•	At no time shall the monthly charges or monthly hours outlined in this Exhibit B related to NOC Services, Legal Services, Supply Chain Services, Human Resource Services, and Financial Support Functions but excluding any assistance with the audit work performed by Grant Thornton LLP, exceed $22,500 and 450 hours, respectively, without an agreement in writing between AGLS and the Buyer.
Exhibit B - Page 1

EXHIBIT 5.18
EXECUTION VERSION
GUARANTY AGREEMENT
     THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of ___________, 2010, is made and executed by AGL RESOURCES INC. , a Georgia corporation (the “Guarantor”), in favor of ZAYO GROUP, LLC, a Delaware limited liability company (the “Buyer”).
     WHEREAS, the Buyer has entered into that certain Membership Interest Purchase Agreement, dated as of the date hereof (as such agreement may be amended, supplemented, or restated from time to time in accordance with the terms and conditions thereof, the “Membership Interest Purchase Agreement”), with AGL NETWORKS, LLC, a Delaware limited liability company (the “Company”), and AGL INVESTMENTS, INC., a Georgia corporation (the “Seller”), pursuant to which the Buyer has agreed to purchase all of the outstanding membership interests of the Company (the “Interests”) from the Seller;
     WHEREAS, the Seller and the Company are direct or indirect wholly-owned subsidiaries of the Guarantor; and
     WHEREAS, it is a condition precedent to the Buyer’s obligation to purchase the Interests from the Seller under the Membership Interest Purchase Agreement that the Guarantor guarantee the obligations of the Seller under the Membership Interest Purchase Agreement and the other Transaction Documents (as such term is defined in the Membership Interest Agreement) and the Guarantor is executing and delivering this Guaranty for the purpose of fulfilling such condition.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and subject to the terms hereof and intending to be legally bound, the Guarantor covenants and agrees in favor of the Buyer as follows:
     Section 1. Definitions. Unless otherwise defined herein, all terms defined in the Membership Interest Purchase Agreement and used herein shall have the respective meanings given to such terms in the Membership Interest Purchase Agreement. For purposes of this Guaranty, the term “Business Day” shall mean any day of the year that is not a Saturday, Sunday or a day on which commercial banks are required or authorized to be closed in Atlanta, Georgia.
     Section 2. Guaranty. Subject to the terms and conditions hereof, the Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Buyer the due and punctual payment of all obligations, indebtedness and liabilities of the Seller that may now be or hereafter from time to time become due under the Membership Interest Purchase Agreement or any of the other Transaction Documents (collectively, the “Obligations”). Subject to Section 3, (i) Guarantor acknowledges that its obligations and liabilities hereunder are several, independent and separate from the obligations and liabilities of the Seller or any other guarantor, endorser or surety and (ii) if at any time the Seller fails, neglects or refuses to timely pay any of the Obligations, Guarantor shall pay such Obligations.
     Section 3. Demand for Payment. As a condition precedent to the Guarantor’s obligation under this Guaranty to pay any of the Obligations, written notice must be first given to the Seller by the Buyer expressly demanding payment of such Obligation and stating the payment due and the place where such payment is to be made (each, a “Demand”). Each Demand must be given to the Seller in accordance with the notice provisions of the Membership Interest Purchase Agreement for notices to the Seller and a copy of such Demand shall be concurrently given to the Guarantor in accordance with the provisions of Section 7 of this Guaranty. In the event that the Seller does not pay such Obligation within ten (10)

Business Days of the date of the related Demand, then the Buyer shall give written notice to the Guarantor of such failure in accordance with the provisions of Section 7 of this Guaranty and the Guarantor shall pay such Obligation within five (5) Business Days after the Guarantor’s receipt of such notice.
     Section 4. Guarantor Obligations to Remain In Effect. The obligations of the Guarantor under this Guaranty will remain in full force and effect until the Obligations of the Seller under the Transaction Documents have been fully discharged and terminated.
     Section 5. Reservation of Defenses and Counterclaims.. Notwithstanding any other provision of this Guaranty, in any action brought with respect to this Guaranty, the Guarantor expressly reserves to itself and will be entitled to raise as a complete or partial defense to any liability it may otherwise have hereunder, any defenses or counterclaims to the same extent as such defenses or counterclaims have been or could have been raised by the Seller.
     Section 6. Representations and Warranties. The Guarantor represents and warrants to the Buyer that:
     (a) The Guarantor is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation indicated above and has the corporate power and authority to execute, deliver and perform this Guaranty;
     (b) The execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary corporate action on the part of the Guarantor and do not contravene any contractual restriction binding on the Guarantor or its assets; and
     (c) This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles.
     Section 7. Notices. All notices, demands, requests or other communications to be sent by one party to the other party under this Guaranty must be in writing and will be deemed to have been validly given by delivery of the same in person to the intended addressee; or by depositing the same with reputable private courier service for next Business Day delivery or by depositing the same in the United States mail, postage prepaid, registered or certified mail, return receipt requested, in either case addressed to the intended addressee at its address set forth below or at such other address as may be designated in writing by such party as herein provided or sent by fax at the number designated below with a copy sent via mail or overnight courier. All notices, demands and requests will be effective upon receipt if delivered by fax or by personal delivery, or one (1) Business Day after being deposited with the private courier service, or three (3) Business Days after being deposited in the United States mail as required above. Each party hereto will have the right from time to time by written notice to the other party hereto to change its address and each will have the right to specify by written notice other party as its address any other address for its receipt of notices, demands, requests or other communications under this Guaranty.
Address of the Buyer:
Zayo Group LLC
901 Front Street
Suite 200
Louisville, CO 80027

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Attention: Scott E. Beer, General Counsel
Fax: 303-226-5923
with a copy to:
Holme Roberts & Owen LLP.
1700 Lincoln Street
Suite 4100
Denver, CO 80203
Attention: Hendrik Jordaan, Esq.
Fax: 303-866-0546
Address of the Guarantor:
AGL Resources Inc.
Ten Peachtree Place
Atlanta, GA 30309
Attention: L Scott Cave, Vice President-Finance
Fax:: 404-584-3509
with a copy to:
Kilpatrick Stockton LLP
1100 Peachtree Street
Suite 2800
Atlanta, GA 30309
Attention: Gregory K. Cinnamon
Fax: 404-815-6555
     Section 8. Assignment. This Guaranty will inure to the benefit of and may be enforced by the Buyer and its successors and assigns, and will be binding upon and enforceable against the Guarantor and its successors and permitted assigns. The Guarantor may not assign, transfer, or otherwise convey this Guaranty without the prior written approval of the Buyer.
     Section 9. Governing Law, Severability; Entire Agreement. This Guaranty is to be interpreted, construed and governed by and in accordance with the laws of the State of Georgia without regard to principles of conflicts of laws rules which would direct the application of the law of another jurisdiction. The invalidity of any portion, provision or paragraph of this Guaranty will not affect or render invalid any other portion, provision or paragraph of this Guaranty. This Guaranty constitutes the entire agreement between the Guarantor and the Buyer with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, between the parties respecting such matters. No modification of this Guaranty and no waiver of any right or remedy hereunder, will be binding unless it is in writing and signed by the Guarantor and the Buyer.
[Signature on Following Page]

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     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered by its duly authorized officer or other representative as of the date first set forth above.

AGL RESOURCES INC.
By:
Name:
Title:

[Signature Page to Guaranty Agreement]

EXHIBIT 6.8(e)
EXECUTION VERSION
GENERAL RELEASE
      This GENERAL RELEASE (this “Release”) is being executed and delivered as of __________ ____, 2010 by and on behalf of AGL Resources Inc., a Georgia corporation (“Parent”), and AGL Investments, Inc., a Georgia corporation (“Seller”, and together with Parent, “AGL”), pursuant to the “Purchase Agreement” (as defined below).
RECITALS
     A. Pursuant to a Membership Interest Purchase Agreement, dated as of March ___, 2010 (the “Purchase Agreement”), by and among Seller, AGL Networks, LLC, a Delaware limited liability company (the “Company”), and Zayo Group, LLC, a Delaware limited liability company (“Buyer”), Buyer will acquire from Seller all of the issued and outstanding membership interests of the Company. Capitalized terms used but not defined in this Release shall have the meanings assigned to such terms in the Purchase Agreement.
     B. As an inducement to Buyer to enter into the Purchase Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by AGL), AGL has agreed to execute and deliver this Release and to perform its obligations under this Release.
NOW, THEREFORE, AGL covenants and agrees as follows:
AGREEMENT
     1. Release. AGL, on behalf of itself and its “Associated Parties” (as defined in Section 2(b)), hereby generally, irrevocably, unconditionally and completely (a) releases and forever discharges each of the “Releasees” (as defined in Section 2) from each of the “Released Claims” (as defined in Section 2(d)), and (b) waives and relinquishes each of the Released Claims.
     2. Definitions.
          (a) The term “Affiliate” shall mean and include, with respect to any Person, any Person who directly or indirectly owns or controls, is owned or controlled by, or is under direct or indirect common ownership or control with such other Person. Without limiting the generality of the foregoing, a Person shall be deemed to “own” another Person if it owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interest of such other Person.
          (b) The term “Associated Parties” shall mean and include, with respect to AGL: (i) AGL’s past, present and future successors and assigns; (ii) AGL’s directors, officers, shareholders and members; and (iii) each Affiliate of AGL.
          (c) The term “Claims” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by Seller in its capacity as a member of the Company or in any other capacity; and (iii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.
          (d) The term “Released Claims” shall mean and include each Claim that (i) AGL or any of its Associated Parties may have had in the past or may now have against any of the Releasees and

(ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this Release that is related, directly or indirectly, to the Business; provided, however, that “Released Claims” shall exclude (i) any Claim that Seller or any of its Associated Parties may have against Buyer under the Purchase Agreement or the other Transaction Documents, including without limitation those Claims that may be made by an officer, director or member of the management committee of the Company under or pursuant to Section 5.7 of the Purchase Agreement and (ii) any Claim that any officer of the Company has for compensation, bonuses, or employee health or welfare benefits.
          (e) The term “Releasees” shall mean and include: (i) Buyer; (ii) each of the direct and indirect subsidiaries of Buyer including, for the avoidance of doubt, the Company; (iii) each other Affiliate of Buyer or any of the other direct and indirect subsidiaries of such Affiliates; and (iv) the successors and past, present and future assigns, directors, officers, managers, members, shareholders, partners, employees, agents, attorneys and representatives of each Person identified or otherwise referred to in clauses (i) through (iii) of this sentence, other than AGL and its Associated Parties.
     3. Representations and Warranties. AGL represents and warrants that:
          (a) AGL has no Claims against any of the Releasees;
          (b) AGL has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part;
          (c) to the Knowledge of Seller, no other Person has any interest in any of the Released Claims;
          (d) to the Knowledge of Seller, no Associated Party of AGL has or had any Claim against any of the Releasees;
          (e) this Release has been duly and validly executed and delivered on behalf of AGL;
          (f) this Release is a valid and binding obligation of AGL and, to the Knowledge of Seller, AGL’s Associated Parties, and is enforceable against AGL and, to the Knowledge of Seller, each of AGL’s Associated Parties in accordance with its terms;
          (g) there is no Proceeding by or before any Governmental Authority pending or, to the Knowledge of Seller, threatened against AGL or any of AGL’s Associated Parties that challenges or would challenge the execution and delivery of this Release or the taking of any of the actions required to be taken by AGL under this Release;
          (h) neither the execution and delivery of this Release nor the performance of AGL’s obligation under this Release will (i) result in any violation or breach of any agreement or other instrument to which AGL is a party or by which AGL is bound (including the governing documents of AGL), or (ii) result in a violation of any law to which AGL is subject;
          (i) no authorization, instruction, consent or approval of any Person is required to be obtained by AGL or, to the Knowledge of Seller, any of AGL’s Associated Parties in connection with the execution and delivery of this Release or the performance of this Release; and
          (j) AGL is entering into this Release knowingly, voluntarily and with full knowledge of its significance and has been advised to consult with an attorney, and has done so.

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     4. Covenant Not to Sue. AGL, on its on behalf and on behalf of its Associate Parties voluntarily agrees not to sue any Releasee in respect of any Released Claims.
     5. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to any Releasee, AGL shall indemnify and hold harmless each Releasee against and from any Damages that are directly suffered or incurred by such Releasee, that arise directly or indirectly out of or by virtue of, or relate directly or indirectly to, any failure on the part of AGL to observe, perform or abide by, or any other breach of, any representation, warranty or covenant contained in this Release. The Releasees will not be entitled to indemnification pursuant to this Section 5 for Damages to the extent that the Releasees have been compensated therefor pursuant to Article IX of the Purchase Agreement.
     6. Miscellaneous.
          (a) Amendment; Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Release, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Release, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) Governing Law. The validity and construction of this Release shall be governed by the internal laws of the State of Georgia, without regard to the conflicts of law principles of such State.
          (c) Waiver of Jury Trial. AGL ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS RELEASE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE AGL HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT AGL MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS RELEASE OR THE ACTIONS CONTEMPLATED BY THIS RELEASE. AGL CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, ASSOCIATED PARTY OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) AGL UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) AGL MAKES THIS WAIVER VOLUNTARILY, AND (iv) AGL HAS BEEN INDUCED TO ENTER INTO THIS RELEASE BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(c).
          (d) Construction.
               (i) The heading references of this Release are for convenience purposes only, do not constitute a part of this Release and will not be deemed to limit or affect any of the provisions of this Release.
               (ii) As used in this Release, except as otherwise indicated in this Release or as the context may otherwise require: (A) the words “include” and “including” are deemed to be followed by “without limitation”; (B) the word “or” is not exclusive; (C) references to a “Section” are to a section of this Release; (D) the words “this Release,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Release, and not to any particular Section, preamble, recital, or other subdivision of this Release; (E) any word in the singular form includes the plural and vice versa; (F) references to any agreement or other document are to such agreement or document as amended, modified, superseded, supplemented, and restated now or from time to time after the date of this Release; (G) references to any law are to it as amended, modified, supplemented, and restated now or from time to

3

time after the date of this Release, and to any corresponding provisions of successor Legal Requirements; and (H) references to any Person include such Person’s respective successors and permitted assigns (and in the case of a natural person, such Person’s heirs, estate, and personal representatives).
          (e) Severability. The provisions of this Release will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Release, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Release and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          (f) Entire Agreement. This Release contains the entire understanding between the parties with respect to the subject matter of this Release, and supersedes all prior agreements and understandings, oral or written, with respect to such matters.
          (g) Terms of the Purchase Agreement. AGL acknowledges that the representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement shall not be diminished, modified, altered, or superseded hereby but shall remain in full force and effect to the full extent provided therein.
          (h) Additional Deliveries. AGL and its Associated Parties shall execute and cause to be delivered to each Releasee such instruments and other documents, and shall take such other actions, as such Releasee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this Release.
          (i) Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Release and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Release and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Release as to the parties and may be used in lieu of the original Release for all purposes. Signatures to this Release transmitted by facsimile or other electronic means shall be deemed to be original signatures for all purposes.
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4

     IN WITNESS WHEREOF, AGL has duly executed this Release as of the date first above written.

PARENT: AGL RESOURCES INC.
By:
Name:
Title:

SELLER: AGL INVESTMENTS, INC.
By:
Name:
Title:

[Signature page of General Release]